Exhibit 4.1

[EXECUTION VERSION]

Published CUSIP Number: 00174HAG7

CREDIT AGREEMENT

Dated as of April 5, 2012

among

AMN HEALTHCARE, INC.,

AS BORROWER,

AMN HEALTHCARE SERVICES, INC.,

and

CERTAIN SUBSIDIARIES OF THE BORROWER

FROM TIME TO TIME PARTY HERETO,

AS GUARANTORS,

THE SEVERAL LENDERS

FROM TIME TO TIME PARTY HERETO,

SUNTRUST BANK,

as Administrative Agent,

GENERAL ELECTRIC CAPITAL CORPORATION,

AS SYNDICATION AGENT,

ING CAPITAL LLC,

AS DOCUMENTATION AGENT

and

SUNTRUST ROBINSON HUMPHREY, INC.,

GE CAPITAL MARKETS, INC.

and

ING CAPITAL LLC

as Joint Lead Arrangers and Joint Book Managers

TABLE OF CONTENTS

SECTION 1 DEFINITIONS		1

1.1	Definitions	1
1.2	Accounting Terms	31
1.3	Other Interpretive Provisions	32
1.4	Times of Day	33
1.5	Letters of Credit	33
1.6	Rounding	33

SECTION 2 CREDIT FACILITIES		33

2.1	Revolving Loans	33
2.2	Letter of Credit Subfacility	35
2.3	Swingline Loan Subfacility of the Revolver	43
2.4	Tranche B Loan	44
2.5	Incremental Term Loans	46
2.6	Increases in Revolving Commitments	47

SECTION 3 OTHER PROVISIONS RELATING TO CREDIT FACILITY		48

3.1	Default Rate	48
3.2	Extension and Conversion	49
3.3	Prepayments	49
3.4	Termination and Reduction of Revolving Committed Amount	52
3.5	Fees	52
3.6	Capital Adequacy	53
3.7	Limitation on Eurodollar Loans	54
3.8	Illegality	54
3.9	Requirements of Law	54
3.10	Treatment of Affected Loans	55
3.11	Taxes	56
3.12	Compensation	59
3.13	Pro Rata Treatment	60
3.14	Sharing of Payments	60
3.15	Payments, Computations, Retroactive Adjustments of Applicable Percentage, Administrative Agent’s Clawback, Etc.	61
3.16	Evidence of Debt	64
3.17	Replacement of Affected Lenders	64

SECTION 4 GUARANTY		65

4.1	The Guaranty	65
4.2	Obligations Unconditional	66
4.3	Reinstatement	67
4.4	[Reserved]	67
4.5	Remedies	67
4.6	Rights of Contribution	67
4.7	Guarantee of Payment; Continuing Guarantee	68

SECTION 5 CONDITIONS		68

5.1	Closing Conditions	68

i

5.2	Conditions to all Extensions of Credit	71

SECTION 6 REPRESENTATIONS AND WARRANTIES		72

6.1	Financial Condition	72
6.2	No Material Change	72
6.3	Organization and Good Standing	73
6.4	Power; Authorization; Enforceable Obligations	73
6.5	No Conflicts	73
6.6	No Default	74
6.7	Ownership	74
6.8	Indebtedness	74
6.9	Litigation	74
6.10	Taxes	74
6.11	Compliance with Law	74
6.12	ERISA	75
6.13	Corporate Structure; Capital Stock, etc.	75
6.14	Governmental Regulations, Etc.	75
6.15	Purpose of Loans and Letters of Credit	76
6.16	Environmental Matters	76
6.17	Intellectual Property	77
6.18	Investments	77
6.19	Business Locations	77
6.20	Disclosure	77
6.21	No Burdensome Restrictions	77
6.22	Brokers’ Fees	78
6.23	Labor Matters	78
6.24	Nature of Business	78
6.25	Solvency	78
6.26	OFAC	78
6.27	Anti-Terrorism Laws	78

SECTION 7 AFFIRMATIVE COVENANTS		79

7.1	Information Covenants	79
7.2	Preservation of Existence and Franchises	82
7.3	Books and Records	82
7.4	Compliance with Law	83
7.5	Payment of Taxes and Other Indebtedness	83
7.6	Insurance	83
7.7	Maintenance of Property	84
7.8	Performance of Obligations	84
7.9	Use of Proceeds	84
7.10	Audits/Inspections	84
7.11	Financial Covenants	84
7.12	Additional Guarantors	85
7.13	Pledged Assets	86
7.14	Environmental	86
7.15	Maintenance of Ratings	86
7.16	Post Closing Covenant	86

SECTION 8 NEGATIVE COVENANTS		87

8.1	Indebtedness	87
8.2	Liens	88
8.3	Nature of Business	89
8.4	Consolidation, Merger, Dissolution, etc.	89
8.5	Asset Dispositions	89
8.6	Investments	90
8.7	Restricted Payments	90
8.8	Other Indebtedness, etc.	91
8.9	Transactions with Affiliates	91
8.10	Organizational Documents; Fiscal Year	91
8.11	Limitation on Restricted Actions	91
8.12	Ownership of Subsidiaries; Limitations on Parent	92
8.13	Sale Leasebacks	93
8.14	Capital Expenditures	93
8.15	No Further Negative Pledges	93
8.16	Limitation on Foreign Operations	93

SECTION 9 EVENTS OF DEFAULT		93

9.1	Events of Default	93
9.2	Acceleration; Remedies	95

SECTION 10 AGENCY PROVISIONS		96

10.1	Appointment of Administrative Agent	96
10.2	Nature of Duties of Administrative Agent	97
10.3	Lack of Reliance on the Administrative Agent	97
10.4	Certain Rights of the Administrative Agent	98
10.5	Reliance by Administrative Agent	98
10.6	The Administrative Agent in its Individual Capacity	98
10.7	Successor Administrative Agent	98
10.8	Withholding Tax	99
10.9	Administrative Agent May File Proofs of Claim	99
10.10	Authorization to Execute other Credit Documents	100
10.11	Documentation Agent; Syndication Agent	100

SECTION 11 MISCELLANEOUS		100

11.1	Notices	100
11.2	Right of Set-Off; Adjustments	102
11.3	Successors and Assigns	103
11.4	No Waiver; Remedies Cumulative	107
11.5	Expenses; Indemnification	107
11.6	Amendments, Waivers and Consents	108
11.7	Counterparts	111
11.8	Headings	111
11.9	Survival	111
11.10	Governing Law; Submission to Jurisdiction; Venue	112
11.11	Severability	112
11.12	Entirety	112

11.13	Binding Effect; Termination	112
11.14	Confidentiality	113
11.15	Source of Funds	114
11.16	Regulation D	114
11.17	Conflict	114
11.18	USA PATRIOT Act Notice	114
11.19	No Advisory or Fiduciary Responsibility	115

SCHEDULES

Schedule 1.1A	Existing Letters of Credit
Schedule 1.1B	Cash Collateralized Letters of Credit
Schedule 1.1C	Investments
Schedule 1.1D	Existing Liens
Schedule 2.1(a)	Lenders
Schedule 6.4	Required Consents, Authorizations, Notices and Filings
Schedule 6.10	Taxes
Schedule 6.13A	Corporate Structure
Schedule 6.13B	Subsidiaries/Ownership
Schedule 6.17	Intellectual Property
Schedule 6.19(a)	Real Properties
Schedule 6.19(b)	Collateral Locations
Schedule 6.19(c)	Chief Executive Offices/Principal Places of Business
Schedule 6.24	Labor Matters
Schedule 8.1	Indebtedness
Schedule 8.9	Affiliate Transactions
Schedule 11.1	Notices

EXHIBITS

Exhibit 1.1	Form of Bank Product Provider Notice
Exhibit 2.1(b)(i)	Form of Notice of Borrowing
Exhibit 2.1(e)	Form of Revolving Note
Exhibit 2.3(d)	Form of Swingline Note
Exhibit 2.4(f)	Form of Tranche B Note
Exhibit 3.2	Form of Notice of Extension/Conversion
Exhibit 7.1(c)	Form of Officer’s Compliance Certificate
Exhibit 7.12	Form of Joinder Agreement
Exhibit 11.3(b)	Form of Assignment and Assumption

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of April 5, 2012 (as amended, modified, restated or, supplemented or otherwise modified from time to time, the “Credit Agreement”), is by and among AMN HEALTHCARE, INC., a Nevada corporation (the “Borrower”), AMN HEALTHCARE SERVICES, INC., a Delaware corporation (the “Parent”), the Subsidiary Guarantors (as defined herein), the Lenders (as defined herein) and SUNTRUST BANK, as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, the Borrower, the Parent and the Subsidiary Guarantors have requested, and the Lenders have agreed, to provide a credit facility to the Borrower in an aggregate amount of $250,000,000 (the “Credit Facility”) on the terms and conditions hereinafter set forth.

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1

DEFINITIONS

1.1      Definitions.

As used in this Credit Agreement, the following terms shall have the meanings specified below unless the context otherwise requires:

“Acquisition”, by any Person, means the acquisition by such Person of all of the Capital Stock or all or substantially all of the Property of another Person, whether or not involving a merger or consolidation with such other Person.

“Adjusted Base Rate” means the Base Rate plus the Applicable Percentage.

“Adjusted Eurodollar Rate” means the Eurodollar Rate plus the Applicable Percentage.

“Administrative Agent” shall have the meaning assigned to such term in the heading hereof, together with any successors or assigns.

“Administrative Agent’s Fee Letter” means that certain letter agreement, dated as of March 19, 2012, among the Administrative Agent, SunTrust Robinson Humphrey, Inc., and the Borrower, as amended, modified, restated or supplemented from time to time.

“Affiliate” means, with respect to any Person, any other Person (i) directly or indirectly controlling or controlled by or under direct or indirect common control with such Person or (ii) directly or indirectly owning or holding ten percent (10%) or more of the Capital Stock in such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Lending Office” means, for each Lender, the office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower by written notice as the office by which its Eurodollar Loans are made and maintained (and, for purposes of Section 3.11, shall include any office at which its Base Rate Loans are made and maintained).

“Applicable Percentage” means, for purposes of calculating the applicable interest rate for any day for any Loan (other than any Incremental Term Loan), the applicable rate of the Unused Fee for any day for purposes of Section 3.5(a) and the Letter of Credit Fee for any day for purposes of Section 3.5(b)(i), the appropriate applicable percentage corresponding to the Consolidated Leverage Ratio in effect as of the most recent Calculation Date:

		Applicable Margin
Pricing Level	Consolidated Leverage Ratio	Revolving Loans that are Eurodollar Loans	Revolving Loans that are Base Rate Loans	Tranche B Loans that are Eurodollar Loans	Tranche B Loans that are Base Rate Loans	Letter of Credit Fee	Unused Fee
I	Less than 2.00 to 1.00	3.75%	2.75%	4.50%	3.50%	3.75%	0.50%
II	Less than 3.00 to 1.00 but greater than or equal to 2.00 to 1.00	4.00%	3.00%	4.50%	3.50%	4.00%	0.50%
III	Greater than or equal to 3.00 to 1.00	4.25%	3.25%	4.75%	3.75%	4.25%	0.50%

The Applicable Percentages shall be determined and adjusted quarterly on the date (each, a “Calculation Date”) five Business Days after the date by which the Credit Parties are required to provide the Required Financial Information for the most recently ended fiscal quarter or fiscal year, as the case may be, of the Consolidated Parties; provided, however, that (i) the initial Applicable Percentages shall be based on Pricing Level III (as shown above) and shall remain at Pricing Level III until the Calculation Date for the fiscal quarter of the Consolidated Parties ending on June 30, 2012, on and after which time the Pricing Level shall be determined by the Consolidated Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Consolidated Parties preceding the applicable Calculation Date and (ii) if the Credit Parties fail to provide the Required Financial Information to the Administrative Agent as required for the fiscal quarter of the Consolidated Parties preceding the applicable Calculation Date, the Applicable Percentage from such Calculation Date shall be based on Pricing Level III until such time as the Required Financial Information is provided, whereupon the Pricing Level shall be determined by the Consolidated Leverage Ratio as of the last day of the most recently ended fiscal quarter or fiscal year, as the case may be, of the Consolidated Parties preceding such Calculation Date. Each Applicable Percentage shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Percentages shall be applicable to all existing Loans (other than any Incremental Term Loan) and Letters of Credit as well as any new Loans and Letters of Credit made or issued. Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Percentage for any period shall be subject to the provisions of Section 3.15(c).

“Application Period”, in respect of any Asset Disposition, shall have the meaning assigned to such term in Section 8.5.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means, collectively, SunTrust Robinson Humphrey, Inc., GE Capital Markets, Inc. and ING Capital LLC, in their capacities as joint lead arrangers and book managers, and “Arranger” means any one of them.

“Asset Disposition” means any disposition (including pursuant to a Sale and Leaseback Transaction) of any or all of the Property (including without limitation the Capital Stock of a Subsidiary) of any Consolidated Party whether by sale, lease, transfer or otherwise, but other than pursuant to any casualty or condemnation event.

“Asset Disposition Prepayment Event” means, with respect to any Asset Disposition other than an Excluded Asset Disposition, the failure of the Credit Parties to apply (or cause to be applied) the Net Cash Proceeds of such Asset Disposition to Eligible Reinvestments during the Application Period for such Asset Disposition.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit 11.3(b).

“Auto-Extension Letter of Credit” shall have the meaning assigned to such term in Section 2.2(b).

“Bank Product Provider Notice” means a notice substantially in the form of Exhibit 1.1.

“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Bankruptcy Event” means, with respect to any Person, the occurrence of any of the following with respect to such Person: (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of such Person in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or ordering the winding up or liquidation of its affairs; or (ii) there shall be commenced against such Person an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed, undischarged or unbonded for a period of sixty (60) consecutive days; or (iii) such Person shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, creditor in possession, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or make any general assignment for the benefit of creditors; or (iv) such Person shall be unable to, or shall admit in writing its inability to, pay its debts generally as they become due.

“Base Rate” means, for any day, the rate per annum equal to the highest of (a) the Federal Funds Rate for such day plus one-half of one percent (0.50%), (b) the Prime Rate for such day and (c) the Eurodollar Rate for a Eurodollar Loan with an Interest Period of one month calculated on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or Federal Funds Rate.

“Base Rate Loan” means (i) any Loan bearing interest at a rate determined by reference to the Base Rate or (ii) any Swingline Loan.

“Borrower” means the Person identified as such in the heading hereof, together with any permitted successors and assigns.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia, San Diego, California or New York, New York are authorized or required by law to close, except that, when used in connection with a Eurodollar Loan, such day shall also be a day on which dealings between banks are carried on in Dollar deposits in London, England.

“Businesses” shall have the meaning assigned to such term in Section 6.16.

“Capital Lease” means, as applied to any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Collateral Agreement” means, collectively, those certain agreements between the Borrower and Bank of America, N.A. or any other financial institution relating to the cash collateralization of the Cash Collateralized Letters of Credit.

“Cash Collateralized Letters of Credit” means any letter of credit permitted pursuant to Section 8.1(k) and subject to a Cash Collateral Agreement, along with any renewals, replacements or extensions thereof. The Cash Collateralized Letters of Credit as of the Closing Date are described by amount and the date of expiry on Schedule 1.1B.

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d).

“Cash Management Agreement” means any agreement between any Credit Party and a Cash Management Bank to provide cash management services, including treasury, depository, overdraft, credit or debit or purchasing card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Lender or an Affiliate of a Lender, that has (i) entered into a Cash Management Agreement (at any time such Person is a Lender or an Affiliate of a Lender, or at any time prior to such Person becoming a Lender or an Affiliate of a Lender) and (ii) has delivered a Bank Product Provider Notice to the Administrative Agent and the Borrower.

“Change in Control” means any of the following events: (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the equity securities of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right), (ii) the Parent shall fail to own directly or indirectly through one or more Wholly-Owned Subsidiaries 100% of the outstanding Capital Stock of the Borrower, or (iii) Continuing Directors shall cease for any reason to constitute a majority of the members of the board of directors of the Parent then in office.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means the date hereof.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

“Collateral” means a collective reference to all Property with respect to which Liens in favor of the Administrative Agent are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.

“Collateral Documents” means a collective reference to the Security Agreement, the Pledge Agreement, each Deposit Account Control Agreement and such other documents executed and delivered in connection with the attachment and perfection of the Administrative Agent’s security interests and liens arising thereunder, including without limitation, UCC financing statements and patent and trademark filings.

“Commitment” means (i) with respect to each Lender, the Revolving Commitment, the Tranche B Loan Commitment and the Incremental Term Loan Commitments of such Lender, (ii) with respect to each Issuing Lender(s), the LOC Commitment and (iii) with respect to the Swingline Lender, the Swingline Commitment.

“Commitment Percentage” means with respect to any Lender at any time, (a) with respect to such Lender’s Revolving Commitment at any time, the percentage (carried out to the ninth decimal place) of the aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time; provided that if the commitment of each Lender to make Revolving Loans and the obligation of the Issuing Lender to make L/C Credit Extensions have been terminated pursuant to Section 9.2 or if the aggregate Revolving Commitments have expired, then the Commitment Percentage of each Lender shall be determined based on the Commitment Percentage of such Lender most recently in effect, giving effect to any subsequent assignments, (b) with respect to such Lender’s portion of an outstanding Term Loan at any time, the percentage (carried out to the ninth decimal place) of the outstanding principal amount of such Term Loan held by such Lender at such time. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.1(a), the Incremental Term Loan Agreement or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto. The Applicable Percentages shall be subject to adjustment as provided in Section 11.3.

“Consolidated Capital Expenditures” means, as of any date for the four fiscal quarter period ending on such date with respect to the Consolidated Parties on a consolidated basis, all capital expenditures, as determined in accordance with GAAP; provided, however, that Consolidated Capital Expenditures shall not include Eligible Reinvestments made with proceeds of any Involuntary Disposition.

“Consolidated Cash Interest Expense” means, as of any date for the four fiscal quarter period ending on such date with respect to the Consolidated Parties on a consolidated basis, interest expense (including the interest component under Capital Leases and the implied interest component under Synthetic Leases), as determined in accordance with GAAP, but excluding fees paid on the Closing Date or on the closing date of any future transaction permitted by the terms hereof (including, without limitation, any amendment, consent or waiver of this Credit Agreement or any other Credit Document, any Permitted Investment or permitted Asset Disposition) and the non-cash components of interest expense (e.g. amortization of deferred financing fees); provided, that for the fiscal quarter ending June 30, 2012, Consolidated Interest Expense shall be calculated for the one fiscal-quarter period then ended multiplied by 4, (c) Consolidated Cash Interest Expense for the twelve month period ending as of September 30, 2012 shall be based on Consolidated Cash Interest Expense for the two fiscal-quarter period then ended multiplied by 2 and (d) Consolidated Cash Interest Expense for the twelve month period ending as of December 31, 2012 shall be based on Consolidated Cash Interest Expense for the three fiscal-quarter period then ended multiplied by 1 1/3.

“Consolidated EBITDA” means, as of any date for the four fiscal quarter period ending on such date with respect to the Consolidated Parties on a consolidated basis, the sum of (i) Consolidated Net Income, plus (ii) an amount which, in the determination of Consolidated Net Income, has been deducted for, without duplication, (A) interest expense, (B) total Federal, state, local and foreign income, value added and similar taxes, (C) depreciation and amortization expense, (D) Consolidated Non-Cash Charges, (E) customary costs, fees, expenses and charges paid in connection with (x) one or more Permitted Acquisitions and (y) other Permitted Investments, in an aggregate amount for both of clauses (x) and (y) not to exceed $1,500,000 in such four fiscal quarter period, (F) customary costs, fees, expenses and charges paid during such period in connection with other acquisitions which would reasonably be expected to satisfy the requirements of the defined term “Permitted Acquisition” in this Section 1.1 but for the fact that the acquisition was not consummated in an aggregate amount not to exceed $500,000 in such four fiscal quarter period, (G) all cash and non-cash costs, expenses, losses and charges for such period required by the application of (x) FASB Statement No. 141R (including with respect to “earnouts” incurred as deferred consideration in connection with a Permitted Acquisition) and (y) FASB Statement No. 142 (relating to changes in accounting for amortization of goodwill and certain intangibles) as established by Financial Accounting Standards Board (pertaining to purchase method accounting) and (H) solely for each of the 2012, 2013 and 2014 fiscal years, the settlement amounts relating to the settlement of any claims by the Internal Revenue Service against the Parent in an aggregate amount not to exceed $10,000,000, minus (iii) Consolidated Non-Cash Gains, all as contained within the financial statements prepared in accordance with GAAP. Notwithstanding anything to the contrary, for purposes of determining Consolidated EBITDA for any applicable period including such one or more of the fiscal quarters ended June 30, 2011, September 30, 2011 and December 31, 2011, (A) Consolidated EBITDA for the fiscal quarter ended June 30, 2011 shall be deemed to be $14,889,058, (B) Consolidated EBITDA for the fiscal quarter ended September 30, 2011 shall be deemed to be $16,083,712 and (C) Consolidated EBITDA for the fiscal quarter ended December 31, 2011 shall be deemed to be $15,793,574.

“Consolidated Interest Coverage Ratio” means, as of the end of any fiscal quarter of the Consolidated Parties for the four fiscal quarter period ending on such date with respect to the Consolidated Parties on a consolidated basis, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Cash Interest Expense.

“Consolidated Funded Indebtedness” means, with respect to any Person, without duplication, (a) all Indebtedness of such Person other than (i) Indebtedness of the types referred to in clauses (e), (f), (g), (i) and (m) of the definition of “Indebtedness” set forth in this Section 1.1, and (ii) Indebtedness with respect to the Cash Collateralized Letters of Credit to the extent such letters of credit are cash collateralized, (b) all Consolidated Funded Indebtedness of others of the type referred to in clause (a) above secured by (or for which the holder of such Consolidated Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed (or, if less, the aggregate net book value of all Property securing such Consolidated Funded Indebtedness of others), (c) all Guaranty Obligations of such Person with respect to Consolidated Funded Indebtedness of the type referred to in clause (a) above of another Person and (d) Consolidated Funded Indebtedness of the type referred to in clause (a) above of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer to the extent that such Consolidated Funded Indebtedness is recourse to such Person.

“Consolidated Leverage Ratio” means, as of the end of any fiscal quarter of the Consolidated Parties for the four fiscal quarter period ending on such date with respect to the Consolidated Parties on a consolidated basis, the ratio of (a) Consolidated Funded Indebtedness of the Consolidated Parties on a consolidated basis on the last day of such period to (b) Consolidated EBITDA for such period.

“Consolidated Net Income” means, as of any date for the four fiscal quarter period ending on such date with respect to the Consolidated Parties on a consolidated basis, net income (excluding extraordinary items) after interest expense, income taxes and depreciation and amortization, all as determined in accordance with GAAP.

“Consolidated Net Working Capital” means, as of any date with respect to the Consolidated Parties on a consolidated basis, an amount equal to (i) current assets, excluding cash and Cash Equivalents and deferred income taxes, minus (ii) current liabilities other than current maturities of long term debt and deferred income taxes, all as determined in accordance with GAAP. Consolidated Net Working Capital as of any date may be a positive or negative number. Consolidated Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.

“Consolidated Non-Cash Charges” means the non-cash component of any item of expense (including, without limitation, any stock-based compensation expense pursuant to FAS 123), extraordinary losses and non-recurring losses other than (i) to the extent requiring an accrual or reserve for future cash expenses, and (ii) write-offs of accounts receivable.

“Consolidated Non-Cash Gains” means the non-cash component of any extraordinary gains and non-recurring gains.

“Consolidated Parties” means a collective reference to the Parent and its Subsidiaries (including, without limitation, Excluded Subsidiaries), and “Consolidated Party” means any one of them.

“Consolidated Scheduled Funded Debt Payments” means, as of any date for the four fiscal quarter period ending on such date with respect to the Consolidated Parties on a consolidated basis, the sum of all scheduled payments of principal on Consolidated Funded Indebtedness (including, without limitation Principal Amortization Payments), as determined in accordance with GAAP. For purposes of this definition, “scheduled payments of principal” (i) shall be determined without giving effect to any reduction of such scheduled payments resulting from the application of any voluntary or mandatory prepayments made during the applicable period, (ii) shall be deemed to include the implied principal component of payments due on Capital Leases and Synthetic Leases and (iii) shall not include any voluntary prepayments or mandatory prepayments required pursuant to Section 3.3.

“Consolidated Total Assets” means, as of any date with respect to the Consolidated Parties on a consolidated basis, total assets, as determined in accordance with GAAP.

“Continue”, “Continuation”, “Continuing”, and “Continued” shall refer to the continuation pursuant to Section 3.2 hereof of a Eurodollar Loan from one Interest Period to the next Interest Period.

“Continuing Directors” means during any period of up to 24 consecutive months commencing after the Closing Date, individuals who at the beginning of such 24 month period were directors of the

Parent (together with any new director whose election by the Parent’s board of directors or whose nomination for election by the Parent’s shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved).

“Convert”, “Conversion”, “Converting” and “Converted” shall refer to a conversion pursuant to Section 3.2 or Sections 3.7 through 3.12, inclusive, of a Base Rate Loan into a Eurodollar Loan.

“Credit Documents” means a collective reference to this Credit Agreement, the Notes, the LOC Documents, each Joinder Agreement, the Administrative Agent’s Fee Letter, the Collateral Documents and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto (in each case as the same may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time), and “Credit Document” means any one of them.

“Credit Facility” shall have the meaning assigned to such term in the recitals hereto.

“Credit Parties” means a collective reference to the Borrower and the Guarantors, and “Credit Party” means any one of them.

“Credit Party Obligations” means, without duplication, (i) all of the obligations of the Credit Parties to the Lenders (including the Issuing Lender(s) and the Swingline Lender) and the Administrative Agent, whenever arising, under this Credit Agreement, the Notes, the Collateral Documents or any of the other Credit Documents (including, but not limited to, any interest accruing after the occurrence of a Bankruptcy Event with respect to any Credit Party, regardless of whether such interest is an allowed claim under the Bankruptcy Code) and (ii) all liabilities and obligations, whenever arising, owing from the Borrower to (x) any Secured Hedge Provider arising under any Secured Hedging Agreement entered into at any time such Person was a Lender or an Affiliate of a Lender or in the case of a Secured Hedging Agreement provided or arranged by GE Capital or an Affiliate of GE Capital, entered into at any time that GE Capital was a Lender or an Affiliate of a Lender and (y) any Cash Management Bank, arising under any Cash Management Agreement.

“Debt Issuance” means the issuance of any Indebtedness for borrowed money by any Consolidated Party.

“Debt Issuance Prepayment Event” means the receipt by any Credit Party of Net Cash Proceeds from any Designated Debt Issuance.

“Default” means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” means a per annum rate 2% greater than the rate which would otherwise be applicable (or if no rate is applicable, whether in respect of interest, fees or other amounts, then the Adjusted Base Rate plus 2%).

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans, participations in LOC Obligations or participations in Swingline Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding or with respect to which (or with respect to any of the assets of which) a receiver, trustee or similar official has been appointed.

“Defaulting Lender Termination” has the meaning set forth in Section 3.17(b).

“Defaulting Lender Termination Date” has the meaning set forth in Section 3.17(b).

“Deposit Account Control Agreement” means an agreement among a Credit Party, a depository institution, and the Administrative Agent, which agreement is in a form reasonably acceptable to the Administrative Agent and which provides the Administrative Agent with “control” (as such term is used in Article 9 of the UCC) over the deposit account(s) described therein, as the same may be amended, modified, extended, restated, replaced, or supplemented from time to time, and contains such other terms and conditions as the Administrative Agent may require.

“Designated Debt Issuance” means any Debt Issuance that is not permitted pursuant to Section 8.1 hereof.

“Documentation Agent” has the meaning set forth in Section 10.11.

“Dollar”, “Dollars” and “$” means dollars in lawful currency of the United States.

“Domestic Subsidiary” means any direct or indirect Subsidiary of the Parent which is incorporated or organized under the laws of any State of the United States or the District of Columbia.

“Eligible Assets” means any assets or any business (or any substantial part thereof) used or useful in the same or a substantially similar line of business as the Borrower and its Subsidiaries were engaged in on the Closing Date (or any reasonable extensions or expansions thereof).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 11.3(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 11.3(b)(iii)).

“Eligible Reinvestment” means (i) any acquisition (whether or not constituting a capital expenditure, but not constituting an Acquisition) of Eligible Assets and (ii) any Permitted Acquisition.

“Environmental Laws” means any and all lawful and applicable Federal, state, local and foreign statutes, laws (including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Toxic Substances Control Act, the Water Pollution Control Act, the Clean Air Act and the Hazardous Materials Transportation Act), regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

“Equity Issuance” means any issuance by any Consolidated Party to any Person of (a) shares of its Capital Stock, (b) any shares of its Capital Stock pursuant to the exercise of options or warrants, (c) any shares of its Capital Stock pursuant to the conversion of any debt securities to equity or (d) any options or warrants relating to its Capital Stock. The term “Equity Issuance” shall not include any Asset Disposition.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Consolidated Party within the meaning of Section 414(b) or (c) of the Code (or Sections 414(m) or (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Consolidated Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Consolidated Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination of a Pension Plan under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Consolidated Party or any ERISA Affiliate.

“Eurodollar Loan” means any Loan that bears interest at a rate based upon the Eurodollar Rate.

“Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Interbank Offered Rate 1.00 – Eurodollar Reserve Requirement

Notwithstanding the foregoing, solely for purposes of (i) Tranche B Loans, the Eurodollar Rate shall in no event be less than 1.25% per annum at any time and (ii) an Incremental Term Loan, the Eurodollar Rate shall in no event be less than a rate per annum set forth in the applicable Incremental Term Loan Agreement.

“Eurodollar Reserve Requirement” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Requirement.

“Event of Default” shall have the meaning assigned to such term in Section 9.1.

“Excess Cash Flow” means, with respect to any fiscal year period of the Consolidated Parties on a consolidated basis, an amount equal to (a) Consolidated EBITDA minus (b) Consolidated Capital Expenditures minus (c) Consolidated Cash Interest Expense minus (d) to the extent not taken into account in the calculation of Excess Cash Flow for any prior fiscal year, Federal, state and other income taxes accrued or paid (without duplication) by the Consolidated Parties on a consolidated basis minus (e) Consolidated Scheduled Funded Debt Payments minus (f) increases in Consolidated Net Working Capital minus (g) the cash amount of all Investments of the types referred to in clauses (ix), (xiii) and (xiv) of the definition of “Permitted Investments” set forth in this Section 1.1 minus (h) to the extent included in the calculation of Consolidated EBITDA for such fiscal year, (i) Extraordinary Receipts applied to eligible reinvestments pursuant to Section 7.6(b) or as mandatory prepayments of the Loans pursuant to Section 3.3(b)(iii)(B), (ii) so long as the Borrower is in compliance with Section 3.3(b)(iii)(A), Net Cash Proceeds received pursuant to any Asset Dispositions, (iii) customary costs, fees, expenses and charges paid in connection with (A) one or more Permitted Acquisitions and (B) other Permitted Investments, (v) customary costs fees, expenses and charges paid during such period in connection with other acquisitions which would reasonably be expected to satisfy the requirements of the defined term “Permitted Acquisition” in this Section 1.1 but for the fact that the acquisition was not consummated and (vi) solely for each of the 2012, 2013 and 2014 fiscal years, any amounts paid by the Parent during such fiscal year by relating to the settlement of any claims by the Internal Revenue Service against the Parent, minus (i) cash payroll tax payments incurred in association with the net settlement of equity awards that are charged against shareholders equity plus (j) decreases in Consolidated Net Working Capital.

“Excess Proceeds” shall have the meaning assigned to such term in Section 7.6(b).

“Excluded Accounts” means, collectively, (i) any deposit account that is used exclusively for (and containing deposits to be used solely for the following purposes): payment of payroll, bonuses, other compensation and related expenses, provided that, the aggregate balance on deposit at any time in all such deposit accounts shall not exceed 105% of the amount to be applied for the pay period next ending, (ii) any deposit account used exclusively for (and containing deposits to be used solely for the following purposes): current employee benefits, withholding taxes that have been incurred, escrow and other fiduciary accounts established for Persons (other than Affiliates of any Credit Party) required pursuant to transactions permitted under this Credit Agreement, and (iii) any other deposit accounts as long as the aggregate balance, as of the end of each Business Day, in all such other deposit accounts does not exceed $500,000.

“Excluded Asset Disposition” means, with respect to any Consolidated Party, (i) the sale of inventory in the ordinary course of such Person’s business, (ii) the sale or disposition of machinery, furniture, furnishings and equipment no longer used or useful in the conduct of such Person’s business, (iii) any Equity Issuance by such Person, (iv) any Involuntary Disposition by such Person, (v) any sale, lease, transfer or other disposition of Property by such Person to a Credit Party other than the Parent, provided that the Credit Parties shall cause to be executed and delivered such documents, instruments and certificates as the Administrative Agent may reasonably request so as to cause the Credit Parties to be in compliance with the terms of Section 7.13 after giving effect to such transaction and (vi) to the extent permitted by the terms of Section 8.6 and the definition of “Permitted Investments” set forth in this Section 1.1, any sale, lease, transfer or other disposition of Property by such Person (a) in exchange for an Investment or Investments qualifying, in each case, as Permitted Investments, (b) to a Consolidated Party that is not a Credit Party or (c) to an Excluded JV or any other partnership, association, joint venture or other entity.

“Excluded Equity Issuance” means (i) any Equity Issuance by any Consolidated Party to any Credit Party, (ii) any Equity Issuance by the Parent to the seller of a business acquired in a Permitted Acquisition (including with respect to any earnout obligation owed under such Permitted Acquisition), (iii) any Equity Issuance by the Parent the proceeds of which are used to finance a Permitted Acquisition or (iv) any Equity Issuance by the Parent the proceeds of which are used to finance a Restricted Payment pursuant to Section 8.7(h) or Section 8.7 (i).

“Excluded JV” means any Person (i) formed after the Closing Date in connection with the establishment of a joint venture by a Consolidated Party with one or more third parties, provided that a portion (but not all) of the Capital Stock of such Person is owned by such Consolidated Party, and (ii) designated as an “Excluded JV” by the Borrower in a written notice to the Administrative Agent, provided that the Borrower may at any time retract any such designation by written notice to the Administrative Agent (in which case, commencing on the date of delivery of such notice, such Person shall for all purposes of this Credit Agreement and the other Credit Documents no longer constitute an “Excluded JV”).

“Excluded Property” means with respect to any Credit Party, including any Person that becomes a Credit Party after the Closing Date as contemplated by Section 7.12, (i) any owned or leased real or personal Property of such Credit Party which is located outside of the United States, (ii) any owned real Property of such Credit Party which has a net book value of less than $500,000, provided that the aggregate net book value of all real Property of all of the Credit Parties excluded pursuant to this clause (ii) shall not exceed $1,000,000, (iii) any leased real Property of such Credit Party, (iv) any leased personal Property of such Credit Party, (v) any personal Property of such Credit Party (including, without limitation, motor vehicles) in respect of which perfection of a Lien is not either (A) governed by the Uniform Commercial Code or (B) effected by appropriate evidence of the Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, (vi) any Property of such Credit Party which, subject to the terms of Section 8.11 and Section 8.15, is subject to a Lien of the type described in clause (vii) of the definition of “Permitted Liens” set forth in Section 1.1 pursuant to documents which prohibit such Credit Party from granting any other Liens in such Property, (vii) any Capital Stock issued by any Excluded JVs and (viii) the Excluded Accounts.

“Excluded Subsidiary” means any Subsidiary that, as of any date of determination, has (a) Consolidated EBITDA for the most recent four quarter period for which the Required Financial Information has been delivered of less than 5% of total Consolidated EBITDA of the Consolidated Parties or (b) Consolidated Total Assets with an aggregate fair market value of less than 5% of total Consolidated Total Assets of the Consolidated Parties; provided, however, in no event shall the aggregate Consolidated EBITDA of all Excluded Subsidiaries at any time exceed (i) 10% of total Consolidated EBITDA of the Consolidated Parties or (ii) 10% of total Consolidated Total Assets of the Consolidated Parties.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof or therein) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.11(e)(ii), (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 3.17), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Applicable Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.11(e)(ii), except in the case of both (i) and (ii), to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Applicable Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.11(a)(ii) and (e) any U.S. withholding taxes imposed under FATCA.

“Executive Officer” of any Person means any of the chief executive officer, chief operating officer, president, chief financial officer or treasurer of such Person.

“Existing Credit Agreements” means, collectively, (i) that certain Credit Agreement, dated as of December 23, 2009, among the Borrower, the Parent, the other guarantors party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent for such lenders and (ii) that certain Second Lien Credit Agreement, dated as of September 1, 2010, among the Borrower, the Parent, the other guarantors party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent for such lenders, in each case as amended, restated, supplemented or otherwise modified prior to the date hereof.

“Existing Letters of Credit” means the letters of credit described by letter of credit number, undrawn amount, name of beneficiary and date of expiry on Schedule 1.1A.

“Extraordinary Receipts” means any cash received by or paid to or for the account of any Person other than in the ordinary course of business, including, without limitation, tax refunds, pension plan reversions, proceeds of insurance (including Excess Proceeds from Involuntary Dispositions but excluding proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings and proceeds from reinsurance received in the ordinary course of business), condemnation awards (and payments in lieu thereof including Excess Proceeds from Involuntary Dispositions), indemnity payments, and, to the extent excluded from Consolidated EBITDA, payments in respect of judgments or settlements of claims, litigation or proceedings; provided, however, that Extraordinary Receipts shall not include (i) cash receipts received from proceeds of insurance, condemnation awards (or payments in lieu thereof), indemnity payments or payments in respect of judgments or settlements of claims, litigation or proceedings to the extent that such proceeds, awards or payments are received by any Person in respect of any third party claim against or loss by such Person and promptly applied to pay (or to reimburse such Person for its prior payment of) such claim or loss and the costs and expenses of such Person with respect thereto, (ii) tax refunds to the extent such amounts are applied by any Consolidated Party to future tax liabilities, (iii) purchase price adjustments received in connection with any purchase agreement or other similar agreement and (iv) any cash received in connection with the release of cash collateral in respect of Cash Collateralized Letters of Credit.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

“Fees” means all fees payable pursuant to Section 3.5.

“Foreign Lender” means any Lender that is not a United States Person as defined in Code Section 7701(a)(30).

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Parent which is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fully Satisfied” means, with respect to the Credit Party Obligations as of any date, that, as of such date, (a) all principal of and interest accrued to such date which constitute Credit Party Obligations (excluding any amounts due under Secured Hedging Agreements or Cash Management Agreements constituting Credit Party Obligations) shall have been paid in full in cash, (b) all fees, expenses and other amounts then due and payable which constitute Credit Party Obligations (excluding any amounts due under Secured Hedging Agreements or Cash Management Agreements constituting Credit Party Obligations) shall have been paid in cash, (c) all outstanding Letters of Credit shall have been (i) terminated, (ii) fully Cash Collateralized, (iii) secured by one or more letters of credit on terms and conditions, and with one or more financial institutions, reasonably satisfactory to the Issuing Lender or (iv) become subject to another credit facility subject to terms and conditions reasonably satisfactory to the Issuing Lender, (d) the Commitments shall have been expired or terminated in full and (e) with respect to Secured Hedging Agreements and Cash Management Agreements, (i) all obligations thereunder shall have been paid in full in cash or (ii) the provider of such Secured Hedging Agreement or Cash Management Agreement shall have consented to the release of guaranties and Collateral provided under the Credit Documents.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GE Capital” means General Electric Capital Corporation, a Delaware corporation, and its successors and assigns.

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.2 (except, in respect of Synthetic Leases, as otherwise treated herein).

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taking, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantors” means a collective reference to the Parent and each of the Subsidiary Guarantors, together with their successors and permitted assigns, and “Guarantor” means any one of them.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent and the Lenders pursuant to Section 4.

“Guaranty Obligations” means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase any such Indebtedness or any Property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (iii) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (iv) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness actually guaranteed by such Guaranty Obligation.

“Hedging Agreements” means any interest rate protection agreement or foreign currency exchange agreement.

“Impacted Lender” means any Lender as to which any Person that controls such Lender has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Incremental Term Lenders” means a collective reference to the Lenders holding Incremental Term Loans or Incremental Term Loan Commitments.

“Incremental Term Loan” has the meaning provided in Section 2.5(a).

“Incremental Term Loan Agreement” means, with respect to an Incremental Term Loan, a joinder agreement, in form and substance reasonably satisfactory to the Administrative Agent, executed by the Credit Parties, each Person providing an Incremental Term Loan Commitment and the Administrative Agent.

“Incremental Term Loan Commitment” means, as to each Lender, its obligation to make its portion of an Incremental Term Loan to the Borrower pursuant to Section 2.5(a) in the principal amount set forth in the applicable Incremental Term Loan Agreement.

“Incremental Term Loan Note” or “Incremental Term Loan Notes” means the promissory notes, if any, of the Borrower in favor of each Incremental Term Loan Lender provided pursuant to Section 2.5(b) or Section 2.5(f) and evidencing the Incremental Term Loans of such Incremental Term Loan Lender, individually or collectively, as appropriate, as such promissory notes may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time.

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than trade debt incurred in the ordinary course of business) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (h) the implied principal component of all obligations of such Person under Capital Leases, (i) all obligations of such Person under Hedging Agreements, (j) the maximum amount of all performance and standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (k) all preferred Capital Stock issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration (other than as a result of a Change in Control or an Asset Disposition that does not in fact result in a redemption of such preferred Capital Stock) at any time prior to the Maturity Date, (l) the principal portion of all obligations of such Person under Synthetic Leases, (m) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer to the extent that such Indebtedness is recourse to such Person and (n) the aggregate amount of uncollected accounts receivable of such Person subject at such time to a sale of receivables (or similar transaction) regardless of whether such transaction is effected without recourse to such Person or in a manner that would not be reflected on the balance sheet of such Person in accordance with GAAP. Notwithstanding the foregoing, Indebtedness shall not include any earnout obligations (other than amounts under any such earnout obligation where the amount is determinable (except to the extent that (i) the earnout is permitted by its terms to be satisfied (at the discretion of the applicable Credit Party) by an equity issuance by the Parent, and (ii) the Credit Parties have not paid such amount in cash, irrevocably agreed by contract or otherwise to pay such amount in cash or eliminated the option to pay such amount by an equity issuance)). For purposes of clarity, (a) an irrevocable notice to pay an earnout in cash shall be deemed an agreement to pay such earnout in cash and (b) notwithstanding the foregoing, all contingent earnouts, when taken together with all non-contingent earnouts, shall be subject to the basket permitted by Section 8.1(l).

“Indemnified Party” shall have the meaning assigned to such term in Section 11.5(b).

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Interbank Offered Rate” means:

(a)       For any Interest Period with respect to a Eurodollar Loan, (i) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such published rate is not available at such time for any reason, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Administrative Agent to be the rate of interest at which Dollar deposits in the approximate amount of the Eurodollar Loan comprising part of such borrowing would be offered by the Administrative Agent to major banks in the London interbank Eurodollar market at their request at or about 10:00 a.m. (New York, New York time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.

(b)       For any day with respect to an interest rate calculation for a Base Rate Loan, the rate per annum equal to (i) BBA LIBOR at approximately 11:00 A.M., London time, two Business Days prior to such date for Dollar deposits (for delivery on such day) with a term equivalent to one month or (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on such day in same day funds in the approximate amount of the Base Rate Loan being made, continued or converted by Administrative Agent and with a term equivalent to one month would be offered by the Administrative Agent to major banks in the London interbank Eurodollar market at their request at or about 10:00 a.m. (New York, New York time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.

“Interest Payment Date” means (a) as to Base Rate Loans (including Swingline Loans which are Base Rate Loans), each March 31, June 30, September 30 and December 31, the date of repayment of principal of such Loan and the Maturity Date, and (b) as to Eurodollar Loans, the last day of each applicable Interest Period, the date of repayment of principal of such Loan and the Maturity Date, and in addition where the applicable Interest Period for a Eurodollar Loan is greater than three months, then also the date three months from the beginning of the Interest Period and each three months thereafter.

“Interest Period” means, as to Eurodollar Loans, a period of one, two, three or six months’ duration, as the Borrower may elect, commencing, in each case, on the date of the borrowing (including continuations and conversions thereof); provided, however, (a) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day), (b) no Interest Period shall extend beyond the Maturity Date and (c) where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall end on the last Business Day of such calendar month.

“Investment” in any Person means (a) the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise) of assets (other than equipment, inventory and supplies in the ordinary course of business and other than any acquisition of assets constituting a Consolidated Capital Expenditure), Capital Stock, bonds, notes, debentures, partnership, joint ventures or other ownership interests or other securities of such other Person or (b) any deposit with, or advance, loan or other extension of credit to, such Person (other than deposits made in connection with the purchase of equipment inventory, services, leases or supplies in the ordinary course of business) or (c) any other capital contribution to or investment in such Person, including, without limitation, any Guaranty Obligations (including any support for a letter of credit issued on behalf of such Person) incurred for the benefit of such Person and any Asset Disposition to such Person for consideration less than the fair market value of the Property disposed in such transaction, but excluding any Restricted Payment to such Person. Investments which are capital contributions or purchases of Capital Stock which have a right to participate in the profits of the issuer thereof shall be valued at the amount actually contributed or paid to purchase such Capital Stock as of the date of such contribution or payment. Investments which are loans, advances, extensions of credit or Guaranty Obligations shall be valued at the principal amount of such loan, advance or extension of credit outstanding as of the date of determination or, as applicable, the principal amount of the loan or advance outstanding as of the date of determination actually guaranteed by such Guaranty Obligation.

“Involuntary Disposition” shall have the meaning assigned to such term in Section 7.6(b).

“Issuing Lender” means (a) as to Existing Letters of Credit, Bank of America, N.A. and (b) as to Letters of Credit issued hereunder, (i) SunTrust or (ii) any other Revolving Lender (or an Affiliate thereof) that shall agree to become an Issuing Lender and that the Administrative Agent may approve in its reasonable discretion, in each case in their capacity as issuer of Letters of Credit hereunder, together with their successors in such capacity; provided that at no time shall there be more than three Issuing Lenders.

“Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit 7.12 hereto, executed and delivered by a new Guarantor in accordance with the provisions of Section 7.12.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“Lender” shall mean (a) the Revolving Lenders, the Tranche B Lenders, the Incremental Term Loan Lenders, the Issuing Lender and/or the Swingline Lender, as applicable, including any Person which may become a Lender by way of assignment in accordance with the terms hereof, together with their successors and permitted assigns, and (b) solely for the purposes of obtaining the benefit of guaranties and Liens granted to the Administrative Agent for the benefit of the Lenders under the Credit Documents, any Person to whom Credit Party Obligations in respect of any Secured Hedging Agreement are owed. For the avoidance of doubt, any Person to whom any Credit Party Obligation in respect of a Secured Hedging Agreement is owed and which does not hold any Loans or Commitments shall not be entitled to any other rights as a “Lender” under this Agreement or any other Credit Document.

“Letter of Credit” means (i) any standby letter of credit issued by the applicable Issuing Lender for the account of the Borrower in accordance with the terms of Section 2.2 and (ii) any Existing Letter of Credit, as such letter of credit or Existing Letter of Credit may be amended, modified, extended, renewed or replaced.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Issuing Lender.

“Letter of Credit Expiration Date” means the day that is fifteen days prior to the Revolving Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” shall have the meaning assigned to such term in Section 3.5(b)(i).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

“Loan” or “Loans” means the Revolving Loans or the Term Loans and/or the Swingline Loans, individually or collectively, as appropriate.

“LOC Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Loan.

“LOC Commitment” means the commitment of the Issuing Lender(s) to issue Letters of Credit in an aggregate face amount at any time outstanding (together with the amounts of any unreimbursed drawings thereon) of up to the LOC Committed Amount.

“LOC Committed Amount” shall have the meaning assigned to such term in Section 2.2.

“LOC Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“LOC Documents” means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any Letter of Credit Application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (i) the rights and obligations of the parties concerned or at risk or (ii) any collateral security for such obligations.

“LOC Obligations” means, at any time, the sum of (i) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (ii) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lender(s) but not theretofore reimbursed by the Borrower. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.7. For all purposes of this Credit Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP98 (International Standby Practice), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or financial condition of the Parent and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Credit Document (other than as a result of the failure of the Administrative Agent or any Lender to take any required action), or of the ability of the Borrower or any Guarantor to perform its obligations under any Credit Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any Guarantor of any Credit Document to which it is a party.

“Material Asset Disposition” means any Asset Disposition resulting in Net Cash Proceeds of more than $250,000 in any single or a series of related transactions.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Laws, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date” means (i) with respect to the Revolving Loans, Swingline Loans and Letters of Credit, the Revolving Maturity Date, (ii) with respect to the Tranche B Loans, the Tranche B Loan Maturity Date and (iii) with respect to an Incremental Term Loan, the maturity date set forth in the applicable Incremental Term Loan Agreement.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Consolidated Party or any ERISA Affiliate makes or is obligated to make contributions, or during the five plan years preceding an applicable date, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Pension Plan (other than a Multiemployer Plan) which any Consolidated Party or any ERISA Affiliate are contributing sponsors.

“Net Cash Proceeds” means the aggregate proceeds paid in cash or Cash Equivalents received by any Consolidated Party in respect of any Asset Disposition, Equity Issuance, Designated Debt Issuance, Extraordinary Receipts or Involuntary Disposition, net of (a) direct costs (including, without limitation, legal, accounting, consulting and investment banking fees, and sales commissions), (b) taxes paid or payable as a result thereof and (c) the amount of liabilities, if any, which are required to be repaid concurrently and in connection with the consummation of such Asset Disposition, Equity Issuance, Designated Debt Issuance, Extraordinary Receipts or Involuntary Disposition out of the proceeds thereof; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by any Consolidated Party in any Asset Disposition, Equity Issuance, Designated Debt Issuance, Extraordinary Receipts or Involuntary Disposition.

“Note” or “Notes” means the Revolving Notes, the Tranche B Notes, the Incremental Term Loan Notes and/or the Swingline Note, individually or collectively, as appropriate.

“Notice of Borrowing” means a written notice of borrowing in substantially the form of Exhibit 2.1(b)(i), as required by Section 2.1(b)(i) or Section 2.4(b).

“Notice of Extension/Conversion” means the written notice of extension or conversion in substantially the form of Exhibit 3.2, as required by Section 3.2.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Operating Lease” means, as applied to any Person, any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any Property (whether real, personal or mixed) which is not a Capital Lease other than any such lease in which that Person is the lessor.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Credit Agreement or any other Credit Document.

“Parent” means AMN Healthcare Services, Inc., a Delaware corporation, together with any permitted successors and assigns.

“Participant” shall have the meaning set forth in Section 11.3(d).

“Participant Register” shall have the meaning set forth in Section 11.3(d).

“Participation Interest” means a purchase by a Lender of a participation in Letters of Credit or LOC Obligations as provided in Section 2.2, in Swingline Loans as provided in Section 2.3(b)(iii) or in any Loans as provided in Section 3.14.

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereof.

“Pension Plan” means any Plan, other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Consolidated Party or any ERISA Affiliate or to which any Consolidated Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a Multiple Employer Plan or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” means (i) any Acquisition by the Borrower or any Subsidiary of the Borrower, provided that (a) the Property acquired (or the Property of the Person acquired) in such Acquisition (x) is used or useful in the same or a similar line of business as the Borrower and its Subsidiaries were engaged in on the Closing Date (or any reasonable extensions or expansions thereof) and (y) has earnings before interest, taxes, depreciation and amortization for the prior four fiscal quarters in an amount greater than $0, (b) the Administrative Agent shall have received all items in respect of the Capital Stock or Property acquired in such Acquisition required to be delivered by the terms of Section 7.12 and/or Section 7.13, (c) in the case of an Acquisition of the Capital Stock of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (d) the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such Acquisition on a Pro Forma Basis, no Default or Event of Default would exist as the result of a violation of Section 7.11(a) or Section 7.11(b), (e) if such transaction involves the purchase of an interest in a partnership between the Borrower (or a Subsidiary of the Borrower) as a general partner and entities unaffiliated with the Borrower or such Subsidiary as the other partners, such transaction shall be effected by having such equity interest acquired by a holding company directly or indirectly wholly-owned by the Borrower newly formed for the sole purpose of effecting such transaction and (f) the total Qualifying Consideration for all such Acquisitions occurring after the Closing Date shall not exceed (x) $50,000,000 or (y) to the extent the Borrower has provided a certificate in form and substance satisfactory to the Administrative Agent to the effect that, after giving effect to any such Acquisition on a Pro Forma Basis, the Consolidated Leverage Ratio shall be 0.25 less than the then applicable level set forth in Section 7.11(a), $125,000,000; provided, further, however, prior to and after giving effect to all Permitted Acquisitions, on a pro forma basis, the Unused Revolving Committed Amount shall not be less than $10,000,000.

“Permitted Asset Disposition” means (i) any Asset Disposition permitted by Section 8.5 and (ii) any Excluded Asset Disposition.

“Permitted Investments” means Investments which are (i) cash and Cash Equivalents; (ii) accounts receivable created, acquired or made by any Consolidated Party in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; (iii) Investments consisting of Capital Stock, obligations, securities or other property received by any Consolidated Party in settlement of accounts receivable (created in the ordinary course of business) from bankrupt obligors or in connection with a work-out or reorganization; (iv) Investments existing as of the Closing Date and set forth in Schedule 1.1C; (v) rental deposits made for the benefit of officers, employees or agents; (vi) advances or loans to directors, officers, employees, agents, customers or suppliers that do not exceed $2,000,000 in the aggregate at any one time outstanding; (vii) loans to employees to finance the purchase of newly issued or treasury Capital Stock in the Parent; (viii) Investments in any Credit Party other than the Parent; (ix) Investments in Foreign Subsidiaries in an aggregate amount not to exceed $10,000,000; (x) to the extent constituting Investments, transactions permitted under Section 8.7; (xi) Permitted Acquisitions; (xii) Investments not constituting cash or Cash Equivalents received as consideration for any Asset Disposition permitted under Section 8.5; (xiii) Investments in any partnership, association, joint venture or other entity (including, without limitation, Excluded JVs), to the extent such Investments do not otherwise constitute a Permitted Acquisition, in an aggregate amount not to exceed $15,000,000 at any one time outstanding; and (xiv) other Investments not to exceed $15,000,000 (less the aggregate amount of Investments of the type set forth in clause (ix) above) in the aggregate at any time outstanding.

“Permitted Liens” means:

(i)        Liens in favor of the Administrative Agent to secure the Credit Party Obligations;

(ii)       Liens (other than Liens created or imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

(iii)      statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens (a) secure only amounts not yet due and payable or, if due and payable, are either unfiled and no other action has been taken to enforce the same or (b) are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

(iv)      Liens (other than Liens created or imposed under ERISA) incurred or deposits made by any Consolidated Party in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(v)       Liens in connection with attachments or judgments (including judgment or appeal bonds); provided that the judgments secured shall, within 30 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall have been discharged within 30 days after the expiration of any such stay;

(vi)      easements, rights-of-way, licenses, covenants, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances, in the aggregate, not, in any material respect, impairing the use of the encumbered Property in the operations of the Consolidated Parties;

(vii)     Liens on Property of any Person securing purchase money Indebtedness (including Capital Leases and Synthetic Leases) of such Person permitted under Section 8.1(c); provided that any such Lien attaches to such Property concurrently with or within 90 days after the acquisition thereof;

(viii)     Liens securing Indebtedness permitted by Sections 8.1(f);

(ix)       leases or subleases granted to others not interfering in any material respect with the business of any Consolidated Party;

(x)       any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Credit Agreement;

(xi)       Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xii)      Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 8.6;

(xiii)     normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(xiv)      Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(xv)       Liens of sellers of goods to the Borrower and any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(xvi)      Liens existing as of the Closing Date and set forth on Schedule 1.1D; provided that (a) no such Lien shall at any time be extended to or cover any Property other than the Property subject thereto on the Closing Date and (b) the principal amount of the Indebtedness secured by such Liens shall not be increased;

(xvii)     Liens, if any, in favor of the Issuing Lender and/or Swingline Lender to cash collateralize or otherwise secure the obligations of an Impacted Lender to fund risk participations hereunder;

(xviii)    Liens in connection with a Cash Collateral Agreement;

(xix)      additional Liens so long as the principal amount of Indebtedness and other obligations secured thereby does not exceed $2,500,000 in the aggregate.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any Governmental Authority.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Consolidated Party or, with respect to any such plan that is subject to Section 412 or Section 430 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Pledge Agreement” means the Pledge Agreement dated as of the Closing Date, executed in favor of the Administrative Agent by each of the Credit Parties, as amended, modified, restated or supplemented from time to time.

“Prime Rate” means the per annum rate of interest in effect for any date of determination as publicly announced from time to time by SunTrust as its “prime rate.” The “prime rate” is a rate set by SunTrust based upon various factors including SunTrust’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the “prime rate” announced by SunTrust shall take effect at the opening of business on the day specified in the public announcement of such change.

“Principal Amortization Payment” means a principal payment on the Tranche B Loans as set forth in Section 2.4(d).

“Pro Forma Basis” means, for purposes of calculating, in respect of a proposed transaction, compliance with each of the financial covenants set forth in Section 7.11(a) and Section 7.11(b), that such transaction shall be deemed to have occurred as of the first day of the four fiscal-quarter period ending as of the most recent fiscal quarter end preceding the date of such transaction with respect to which the Administrative Agent has received the Required Financial Information (such period in respect of any transaction being referred to in this definition as the “Pro Forma Period” for such transaction). As used herein, “transaction” shall mean (i) any Material Asset Disposition or (ii) any Acquisition as referred to in the definition of “Permitted Acquisition” set forth in this Section 1.1. In connection with any calculation of the Consolidated Leverage Ratio and the Consolidated Interest Coverage Ratio upon giving effect to a transaction on a Pro Forma Basis:

(a)       for purposes of any such calculation in respect of any Material Asset Disposition, (i) income statement items (whether positive or negative) and capital expenditures attributable to the Property disposed of shall be excluded and (ii) any Indebtedness which is retired in connection with such transaction shall be excluded and deemed to have been retired as of the first day of the applicable period; and

(b)       for purposes of any such calculation in respect of any Acquisition as referred to in the definition of “Permitted Acquisition” set forth in this Section 1.1, (i) any Indebtedness incurred by any Consolidated Party in connection with such transaction (A) shall be deemed to have been incurred as of the first day of the applicable period and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination, (ii) income statement items (whether positive or negative) attributable to the Person or Property acquired shall be included beginning as of the first day of the applicable period; provided, however, that income statement items attributable to such Person or Property shall not be included in any calculation of Consolidated Net Income or Consolidated EBITDA unless the applicable income statement for such Person or Property is a Qualifying Financial Statement which shall have been delivered to the Administrative Agent, and (iii) pro forma adjustments may be included to the extent that such adjustments (A) are made in the good faith judgment of the management of the Consolidated Parties, (B) are verifiable and supportable and (C) give effect to events or actions that are (1) directly attributable to such transaction, (2) expected to have a continuing impact on the Consolidated Parties, and (3) realizable within 180 days following the consummation of the related Acquisition (or later if such additional time is acceptable to the Administrative Agent).

“Pro Forma Compliance Certificate” means a certificate of an Executive Officer of the Borrower delivered to the Administrative Agent in connection with (i) any Material Asset Disposition or (ii) any Acquisition as referred to in the definition of “Permitted Acquisition” set forth in this Section 1.1, as applicable, containing reasonably detailed calculations, upon giving effect to the applicable transaction on a Pro Forma Basis, of (a) the Consolidated Leverage Ratio and the Consolidated Interest Coverage Ratio as of the most recent fiscal quarter end preceding the date of the applicable transaction with respect to which the Administrative Agent shall have received the Required Financial Information and (b) in the case of any Acquisition, Consolidated EBITDA for the four fiscal-quarter period ending as of the most recent fiscal quarter end preceding the date of such transaction with respect to which the Administrative Agent has received the Required Financial Information (such calculations of Consolidated EBITDA to include a break-down in reasonable detail of any pro forma adjustments).

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Qualifying Consideration” shall mean, with respect to any Acquisition, all cash consideration (including any earnout obligations) paid by the Consolidated Parties, other than consideration consisting of (A) Capital Stock of the Parent issued to the seller of the Capital Stock or Property acquired in such Acquisition, (B) the proceeds of any Equity Issuance by the Parent consummated in connection with and for the purpose of financing such Acquisition, (C) the proceeds of Subordinated Indebtedness issued by the Borrower pursuant to Section 8.1(g), (D) the principal amount of any assumed Indebtedness and (E) with respect to earnout obligations, all earnout obligations shall be excluded from the calculation of the aggregate consideration for an Acquisition for purposes of calculating the baskets in clause (f) of the definition of “Permitted Acquisition” until such time as the amount of such earnout obligations is determinable (except to the extent that (A) the earnout is permitted by its terms to be satisfied by an equity issuance (other than preferred stock or other preferred equity interest that (x) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (y) is or may become redeemable or repurchaseable by the Credit Parties or any Subsidiary at the option of the holder thereof, in whole or in part or (z) is convertible or exchangeable at the option of the holder thereof for Indebtedness or preferred stock or any other preferred equity interests described in this parenthetical) by the Parent, and (B) the Parent or its Subsidiaries have not paid such amount in cash, irrevocably agreed by contract or otherwise to pay such amount in cash or eliminated the option to pay such amount by an equity issuance). For purposes of clarity, an irrevocable notice to pay an earnout in cash shall be deemed an agreement to pay such earnout in cash and the amount of earnouts incurred shall be subject to the limit set forth in Section 8.1(l).

“Qualifying Financial Statements” means, in respect of the Person or Property acquired in any Permitted Acquisition, a consolidated balance sheet and income statement of such Person or Property as of, and for the four quarter period ending on, the last day of the most recently ended fiscal year of such Person or Property preceding the date of such Acquisition, which financial statements either (i) shall have been audited by independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent and whose opinion shall be to the effect that such financial statements have been prepared in accordance with generally accepted accounting principles in the United States and shall not be limited as to the scope of the audit or qualified as to the status of the Person or Property acquired as a going concern or any other material qualifications or exceptions or (ii) shall be reasonably acceptable to the Administrative Agent.

“Real Properties” shall have the meaning assigned to such term in Section 6.16.

“Register” shall have the meaning assigned to such term in Section 11.3(c).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the notice requirement has been waived by regulation.

“Repricing Transaction” means any prepayment of the Tranche B Loan with the proceeds of, or any conversion of the Tranche B Loan into, any new or replacement tranche of term loans or Indebtedness bearing interest with an “effective yield” (taking into account, for example, upfront fees, interest rate spreads, interest rate benchmark floors and original issue discount, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holder of such new or replacement loans) less than the “effective yield” applicable to the Tranche B Loan (as such comparative yields are determined in the reasonable judgment of the Administrative Agent consistent with generally accepted financial practices).

“Required Financial Information” means (i) the financial statements of the Consolidated Parties required to be delivered pursuant to Section 7.1(a) or (b) for the most recently completed fiscal period or quarter end, and (ii) the certificate of an Executive Officer of the Borrower required by Section 7.1(c) to be delivered with the financial statements described in clause (i) above.

“Requirement of Law” means, as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or to which any of its material property is subject.

“Requisite Lenders” means, at any time, Lenders holding in the aggregate at least a majority of (i) the Revolving Commitments (and Participation Interests therein) and the outstanding Term Loans (and Participation Interests therein) or (ii) if the Revolving Commitments have been terminated, the outstanding Revolving Loans, Term Loans, LOC Obligations and Participation Interests (including the Participation Interests of the applicable Issuing Lender in any Letters of Credit issued by such Issuing Lender and the Participation Interests of the Swingline Lender in any Swingline Loans). The unfunded Commitments of, and the outstanding Loans, LOC Obligations and participations therein held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Requisite Lenders.

“Restricted Payment” by any Consolidated Party means (i) any dividend or other payment or distribution, direct or indirect, on account of any shares of any class of Capital Stock of such Person, now or hereafter outstanding (including without limitation any payment in connection with any dissolution, merger, consolidation or disposition involving such Person), or to the holders, in their capacity as such, of any shares of any class of Capital Stock of such Person, now or hereafter outstanding (other than dividends or distributions payable in Capital Stock of the applicable Person and other than dividends or distributions payable (directly or indirectly through Subsidiaries) to any Credit Party (other than the

Parent), (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of such Person, now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of such Person, now or hereafter outstanding (excluding the issuance of Capital Stock by such Person) and (iv) any payment or prepayment of principal of, premium, if any, or interest on, including any redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Indebtedness.

“Revolving Commitment” means, with respect to each Revolving Lender, the commitment of such Revolving Lender in an aggregate principal amount at any time outstanding of up to such Revolving Lender’s Commitment Percentage of the Revolving Committed Amount, (i) to make Revolving Loans in accordance with the provisions of Section 2.1(a), (ii) to purchase Participation Interests in Letters of Credit in accordance with the provisions of Section 2.2(c) and (iii) to purchase Participation Interests in the Swingline Loans in accordance with the provisions of Section 2.3(b)(iii).

“Revolving Committed Amount” shall have the meaning assigned to such term in Section 2.1(a).

“Revolving Lenders” means a collective reference to the Lenders holding Revolving Loans or Revolving Commitments.

“Revolving Loans” shall have the meaning assigned to such term in Section 2.1(a).

“Revolving Maturity Date” means April 5, 2017.

“Revolving Note” or “Revolving Notes” means the promissory notes of the Borrower in favor of each Revolving Lender provided pursuant to Section 2.1(e) and evidencing the Revolving Loans of such Revolving Lender, individually or collectively, as appropriate, as such promissory notes may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to any Consolidated Party, any arrangement pursuant to which such Person, directly or indirectly, becomes liable as lessee, guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any Property (a) which such Person has sold or transferred (or is to sell or transfer) to a Person which is not a Credit Party or (b) which such Person intends to use for substantially the same purpose as any other Property which has been sold or transferred (or is to be sold or transferred) by such Person to another Person which is not a Credit Party in connection with such lease.

“Sanctioned Entity” shall mean (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a person or entity resident in or determined to be resident in a country, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” shall mean a person named on the list of Specially Designated Nationals maintained by OFAC.

“Secured Hedge Provider” means (i) a Lender or an Affiliate of a Lender (or a Person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of a Hedging Agreement) who has entered into a Secured Hedging Agreement with a Borrower, or (ii) a Person with whom Borrower has entered into a Secured Hedging Agreement provided or arranged by GE Capital or an Affiliate of GE Capital, and any assignee thereof.

“Secured Hedging Agreement” shall mean any Hedging Agreement between a Credit Party and a Secured Hedge Provider which has delivered a Bank Product Provider Notice (executed by such Secured Hedge Provider, or, in the case of a Hedging Agreement provided or arranged by GE Capital or an Affiliate of GE Capital, GE Capital) to the Administrative Agent and the Borrower, as amended, modified, extended, restated, replaced, or supplemented from time to time or has otherwise provided notice to the Administrative Agent of the terms of such Hedging Agreement.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the Securities and Exchange Commission or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Security Agreement” means the Security Agreement dated as of the Closing Date, executed in favor of the Administrative Agent by each of the Credit Parties, as amended, modified, restated or supplemented from time to time.

“Single Employer Plan” means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan or a Multiple Employer Plan.

“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (i) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (ii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (iii) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s Property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (iv) the fair value of the Property of such Person on a going concern basis is greater than the fair value of the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (v) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subordinated Indebtedness” means Indebtedness of the Parent, the Borrower or any Subsidiary of the Parent which (i) is subordinated to the Credit Party Obligations in a manner reasonably satisfactory to the Administrative Agent and (ii) has a maturity date which is at least six months after the latest Maturity Date hereunder.

“Subsidiary” means, as to any Person at any time, (a) any corporation more than 50% of whose Capital Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at such time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at such time owned by such Person directly or indirectly through Subsidiaries, and (b) any partnership, association, joint venture or other entity of which such Person directly or indirectly through Subsidiaries owns at such time more than 50% of the Capital Stock other than, in the case of each of clauses (a) and (b) above, any Excluded JV.

“Subsidiary Guarantor” means each of the Persons identified as a “Subsidiary Guarantor” on the signature pages hereto and each Person which may hereafter execute a Joinder Agreement pursuant to Section 7.12, together with their successors and permitted assigns, and “Subsidiary Guarantor” means any one of them.

“SunTrust” means SunTrust Bank and its successors.

“Swingline Commitment” means the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding of up to the Swingline Committed Amount.

“Swingline Committed Amount” shall have the meaning assigned to such term in Section 2.3(a).

“Swingline Lender” means SunTrust and its successors and permitted assigns.

“Swingline Loan” shall have the meaning assigned to such term in Section 2.3(a).

“Swingline Note” means the promissory note of the Borrower in favor of the Swingline Lender evidencing the Swingline Loans provided pursuant to Section 2.3(d), as such promissory notes may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease under GAAP.

“Syndication Agent” has the meaning set forth in Section 10.11.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loans” means a collective reference to the Tranche B Loans and each Incremental Term Loan.

“Term Loan Lenders” means a collective reference to the Tranche B Lenders and the Incremental Term Loan Lenders.

“Tranche B Lenders” means a collective reference to the Lenders holding Tranche B Loans or Tranche B Loan Commitments.

“Tranche B Loan” has the meaning assigned to such term in Section 2.4(a).

“Tranche B Loan Commitment” has the meaning assigned to such term in Section 2.4(a).

“Tranche B Loan Committed Amount” has the meaning assigned to such term in Section 2.4(a).

“Tranche B Loan Maturity Date” means April 5, 2018.

“Tranche B Note” or “Tranche B Notes”  means the promissory notes, if any, of the Borrower in favor of each Tranche B Lender provided pursuant to Section 2.4(f) or Section 2.5(f) and evidencing the Tranche B Loans of such Tranche B Lender, individually or collectively, as appropriate, as such promissory notes may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time.

“Unused Fee” shall have the meaning assigned to such term in Section 3.5(a).

“Unused Fee Calculation Period” shall have the meaning assigned to such term in Section 3.5(a).

“Unused Revolving Committed Amount” means, for any period, the amount by which (a) the then applicable Revolving Committed Amount exceeds (b) the daily average sum for such period of (i) the outstanding aggregate principal amount of all Revolving Loans (but not including any Swingline Loans) plus (ii) the outstanding aggregate principal amount of all LOC Obligations.

“Voting Stock”  means, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness; provided, that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended (the “Applicable Indebtedness”), the effects of any amortization of or prepayments made on such Applicable Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

“Wholly Owned Subsidiary”  means any Person 100% of whose Voting Stock is at the time owned by the Parent directly or indirectly through other Persons 100% of whose Voting Stock is at the time owned, directly or indirectly, by the Parent.

1.2      Accounting Terms.

(a)       Generally. Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements of the Consolidated Parties for the fiscal year ended December 31, 2011 unless otherwise reported in the Parent’s consolidated condensed financial statements as filed in its Form 10-Q with the Securities and Exchange Commission for the periods up to and including March 31, 2012.

(b)       Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Borrower or the

Requisite Lenders shall so request, the Administrative Agent, the Lenders and the Parent shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Requisite Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Parent shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Credit Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in Section 7.11 and Section 8 shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Credit Party or any Subsidiary of any Credit Party at “fair value.” Anything in this Credit Agreement to the contrary notwithstanding, any obligation of a Person under a lease (whether existing as of the Closing Date or entered into in the future) that is not (or would not be) required to be classified and accounted for as a Capital Lease on the balance sheet of such Person under GAAP as in effect at the time such lease is entered into shall not be treated as a Capital Lease solely as a result of (x) the adoption of any changes in, or (y) changes in the application of, GAAP after such lease is entered into; provided that all payments under any such lease continue to be treated as an expense for calculating net income.

(c)       Calculations.  Notwithstanding the above, the parties hereto acknowledge and agree that all calculations of the financial covenants in Section 7.11 (including for purposes of determining the Applicable Percentage) shall be made on a Pro Forma Basis with respect to any Material Asset Disposition or Acquisition occurring during the applicable period.

1.3      Other Interpretive Provisions.

With reference to this Credit Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a)       The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any organizational document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Credit Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Credit Document, shall be construed to refer to such Credit Document in its entirety and not to any particular provision thereof, (iv) all references in a Credit Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Credit Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)       In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)       Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Credit Agreement or any other Credit Document.

1.4      Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.5      Letters of Credit.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any LOC Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.6      Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Credit Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 2

CREDIT FACILITIES

2.1      Revolving Loans.

(a)       Revolving Commitment.  Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each Revolving Lender severally agrees to make available to the Borrower such Revolving Lender’s Commitment Percentage of revolving credit loans requested by the Borrower in Dollars (“Revolving Loans”) from time to time from the Closing Date until the Revolving Maturity Date, or such earlier date as the Revolving Commitments shall have been terminated as provided herein; provided, however, that the sum of the aggregate outstanding principal amount of Revolving Loans shall not exceed FIFTY MILLION DOLLARS ($50,000,000) (as such aggregate maximum amount may be increased in accordance with Section 2.6 or reduced from time to time as provided in Section 3.4, the “Revolving Committed Amount”); provided, further, (A) with regard to each Revolving Lender individually, such Revolving Lender’s outstanding Revolving Loans shall not exceed such Revolving Lender’s Commitment Percentage of the Revolving Committed Amount, and (B) the sum of the aggregate outstanding principal amount of Revolving Loans plus LOC Obligations plus Swingline Loans shall not exceed the Revolving Committed Amount. Revolving Loans may consist of Base Rate Loans or Eurodollar Loans, or a combination thereof, as the Borrower may request; provided, however, that no more than six (6) Eurodollar Loans which are Revolving Loans shall be outstanding hereunder at any time (it being understood that, for purposes hereof, Eurodollar Loans with different Interest Periods shall be considered as separate Eurodollar Loans, even if they begin on the same date, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new Eurodollar Loan with a single Interest Period). Revolving Loans hereunder may be repaid and reborrowed in accordance with the provisions hereof.

(b)      Revolving Loan Borrowings.

  (i)        Notice of Borrowing.

   (A)      The Borrower shall submit an appropriate Notice of Borrowing to the Administrative Agent with respect to the initial borrowing of Revolving Loans on the Closing Date no later than 12:00 Noon (Atlanta, Georgia time) on the Closing Date. Such Notice of Borrowing shall be irrevocable and shall specify the aggregate principal amount of the Revolving Loan to be borrowed. The full amount of the Revolving Loan disbursed on the Closing Date shall be a Base Rate Loan.

   (B)      With respect to each borrowing of Revolving Loans disbursed after the Closing Date, the Borrower shall request such Revolving Loan borrowing by written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent not later than 12:30 P.M. (Atlanta, Georgia time) on the date of the requested borrowing in the case of Base Rate Loans, and on the third Business Day prior to the date of the requested borrowing in the case of Eurodollar Loans. Each such request for borrowing shall be irrevocable and shall specify (A) that a Revolving Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed, and (D) whether the borrowing shall be comprised of Base Rate Loans, Eurodollar Loans or a combination thereof, and if Eurodollar Loans are requested, the Interest Period(s) therefor. If the Borrower shall fail to specify in any such Notice of Borrowing (I) an applicable Interest Period in the case of a Eurodollar Loan, then such notice shall be deemed to be a request for an Interest Period of one month, or (II) the type of Revolving Loan requested, then such notice shall be deemed to be a request for a Base Rate Loan hereunder. The Administrative Agent shall give notice to each affected Revolving Lender promptly upon receipt of each Notice of Borrowing pursuant to this Section 2.1(b)(i), the contents thereof and each such Revolving Lender’s share of any borrowing to be made pursuant thereto.

  (ii)        Minimum Amounts.    Each Eurodollar Loan or Base Rate Loan that is a Revolving Loan shall be in a minimum aggregate principal amount of $2,000,000 and integral multiples of $250,000 in excess thereof (or the remaining amount of the Revolving Committed Amount, if less).

  (iii)        Advances.   Each Revolving Lender will make its Commitment Percentage of each Revolving Loan borrowing available to the Administrative Agent for the account of the Borrower as specified in Section 3.15(a), or in such other manner as the Administrative Agent may specify in writing, by 2:00 P.M. (Atlanta, Georgia time) on the date specified in the applicable Notice of Borrowing in Dollars and in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent by crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

(c)       Repayment.  The principal amount of all Revolving Loans shall be due and payable in full on the Revolving Maturity Date, unless accelerated sooner pursuant to Section 9.2.

(d)       Interest.  Subject to the provisions of Section 3.1,

  (i)       Base Rate Loans.  During such periods as Revolving Loans shall be comprised in whole or in part of Base Rate Loans, such Base Rate Loans shall bear interest at a per annum rate equal to the Adjusted Base Rate.

  (ii)       Eurodollar Loans.  During such periods as Revolving Loans shall be comprised in whole or in part of Eurodollar Loans, such Eurodollar Loans shall bear interest at a per annum rate equal to the Adjusted Eurodollar Rate.

Interest on Revolving Loans shall be payable in arrears on each applicable Interest Payment Date (or at such other times as may be specified herein).

(e)       Revolving Notes.    Upon the request of any Revolving Lender made through the Administrative Agent, the Revolving Loans made by such Revolving Lender shall be evidenced by a duly executed promissory note of the Borrower to such Revolving Lender in an original principal amount equal to such Revolving Lender’s Commitment Percentage of the Revolving Committed Amount and in substantially the form of Exhibit 2.1(e).

2.2      Letter of Credit Subfacility.

(a)       The Letter of Credit Commitment.

  (i)       Subject to the terms and conditions set forth herein, (A) the Issuing Lender agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.2, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars for the account of the Borrower, the Parent or any of their respective Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or any other Credit Party and any drawings thereunder; provided that (i) the LOC Obligations outstanding shall not at any time exceed TWENTY MILLION DOLLARS ($20,000,000) (the “LOC Committed Amount”) and (ii) the sum of the aggregate outstanding principal amount of Revolving Loans plus LOC Obligations plus Swingline Loans shall not at any time exceed the Revolving Committed Amount. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the LOC Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. Furthermore, each Revolving Lender acknowledges and confirms that it has a participation interest in the liability of the applicable Issuing Issuer under each Existing Letter of Credit in a percentage equal to such Revolving Lender’s Commitment Percentage of the

Revolving Committed Amount. The Borrower’s reimbursement obligations in respect of each Existing Letter of Credit, and each Revolving Lender’s obligations in connection therewith, shall be governed by the terms of this Credit Agreement.

  (ii)      The Issuing Lender shall not issue any Letter of Credit, if:

   (A)      subject to Section 2.2(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Requisite Lenders have approved such expiry date; or

   (B)      the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders that have Revolving Commitments have approved such expiry date.

  (iii)      The Issuing Lender shall not be under any obligation to issue any Letter of Credit if:

   (A)      any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing such Letter of Credit, or any law applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it;

   (B)      the issuance of such Letter of Credit would violate one or more policies of the Issuing Lender;

   (C)      except as otherwise agreed by the Administrative Agent and the Issuing Lender, such Letter of Credit is in an initial stated amount less than $100,000;

   (D)      such Letter of Credit is to be denominated in a currency other than Dollars; or

   (E)      a default of any Revolving Lender’s obligations to fund under Section 2.2(c) exists or any Revolving Lender is at such time a Defaulting Lender or an Impacted Lender hereunder, unless the Issuing Lender has entered into satisfactory arrangements with the Borrower or such Revolving Lender to eliminate the Issuing Lender’s risk with respect to such Revolving Lender.

  (iv)      The Issuing Lender shall not amend any Letter of Credit if the Issuing Lender would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

  (v)      The Issuing Lender shall be under no obligation to amend any Letter of Credit if (A) the Issuing Lender would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

  (vi)      The Issuing Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Issuing Lender shall have all of the benefits and immunities (A) provided to the Administrative Agent in Section 10 with respect to any acts taken or omissions suffered by the Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and LOC Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Section 10 included the Issuing Lender with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Issuing Lender.

(b)      Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension of Letters of Credit.

  (i)       Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the Issuing Lender (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by an Executive Officer of the Borrower. Such Letter of Credit Application must be received by the Issuing Lender and the Administrative Agent not later than 12:00 Noon at least two Business Days (or such later date and time as the Administrative Agent and the Issuing Lender may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the Issuing Lender: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the Issuing Lender may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the Issuing Lender (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the Issuing Lender may reasonably require. Additionally, the Borrower shall furnish to the Issuing Lender and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any LOC Documents, as the Issuing Lender or the Administrative Agent may reasonably require.

  (ii)       Promptly after receipt of any Letter of Credit Application, the Issuing Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the Issuing Lender will provide the Administrative Agent with a copy thereof. Unless the Issuing Lender has received written notice from any Lender, the Administrative Agent or any Credit Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 5 shall not then be satisfied, then, subject to the terms and conditions hereof, the Issuing Lender shall, on the requested date, issue a Letter of Credit for the account of the Borrower or any other Credit Party or enter into the applicable amendment, as the case may be, in each case in accordance with the Issuing Lender’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Lender a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Commitment Percentage times the amount of such Letter of Credit.

  (iii)      If the Borrower so requests in any applicable Letter of Credit Application, the Issuing Lender may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Issuing Lender to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Lender, the Borrower shall not be required to make a specific request to the Issuing Lender for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuing Lender to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the Issuing Lender shall not permit any such extension if (A) the Issuing Lender has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.2(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Requisite Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 5.2 is not then satisfied, and in each such case directing the Issuing Lender not to permit such extension.

  (iv)      If the Borrower so requests in any applicable Letter of Credit Application, the Issuing Lender may, in its sole and absolute discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the Issuing Lender, the Borrower shall not be required to make a specific request to the Issuing Lender to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Lenders shall be deemed to have authorized (but may not require) the Issuing Lender to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the Issuing Lender to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the Issuing Lender shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Reinstatement Deadline (A) from the Administrative Agent that the Requisite Lenders have elected not to permit such reinstatement or (B) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 5.2 is not then satisfied (treating such reinstatement as an LOC Credit Extension for purposes of this clause) and, in each case, directing the Issuing Lender not to permit such reinstatement.

  (v)       Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Issuing Lender will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)      Drawings and Reimbursements; Funding of Participations.

  (i)       Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Lender shall notify the Borrower and the Administrative Agent thereof. Not later than 12:00 Noon on the date of any payment by the Issuing Lender under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the Issuing Lender through the Administrative Agent in an amount equal to the amount of such drawing and in Dollars. If the Borrower fails to so reimburse the Issuing Lender by such time, the Issuing Lender shall promptly notify the Administrative Agent of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars) and the amount of the unreimbursed drawing shall become the unreimbursed amount (the “Unreimbursed Amount”). The Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the Unreimbursed Amount and the amount of such Revolving Lender’s Commitment Percentage of the Unreimbursed Amount. Any notice given by the Issuing Lender or the Administrative Agent pursuant to this Section 2.2(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

  (ii)       Each Revolving Lender shall upon any notice pursuant to Section 2.2(c)(i) make funds available to the Administrative Agent for the account of the Issuing Lender, at the office of the Administrative Agent specified in Schedule 2.1(a), in an amount equal to its Commitment Percentage of the Unreimbursed Amount not later than 1:00 P.M. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.2(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Issuing Lender.

  (iii)      With respect to any Unreimbursed Amount that is not fully refinanced by a Base Rate Loan because the conditions set forth in Section 5.2 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the Issuing Lender an LOC Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which LOC Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the Issuing Lender pursuant to Section 2.2(c)(ii) shall be deemed payment in respect of its participation in such LOC Borrowing and shall constitute a Participation Interest from such Revolving Lender in satisfaction of its participation obligation under this Section 2.2.

  (iv)      Until each Revolving Lender funds its Revolving Loan or Participation Interest pursuant to this Section 2.2 to reimburse the Issuing Lender for any amount drawn under any Letter of Credit, interest in respect of such Revolving Lender’s Commitment Percentage of such amount shall be solely for the account of the Issuing Lender.

  (v)       Each Revolving Lender’s obligation to make Revolving Loans or Participation Interests to reimburse the Issuing Lender for amounts drawn under Letters of Credit, as contemplated by this Section 2.2(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the Issuing Lender, the Borrower or any other

Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.2(c) is subject to the conditions set forth in Section 5.2 (other than delivery by the Borrower of a Notice of Borrowing). No such making of a Participation Interest shall relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Lender for the amount of any payment made by the Issuing Lender under any Letter of Credit, together with interest as provided herein.

  (vi)      If any Revolving Lender fails to make available to the Administrative Agent for the account of the Issuing Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.2(c) by the time specified in Section 2.2(c)(ii), the Issuing Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Issuing Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Issuing Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Issuing Lender in connection with the foregoing. A certificate of the Issuing Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)      Repayment of Participations.

  (i)       At any time after the Issuing Lender has made a payment under any Letter of Credit and has received from any Revolving Lender such Lender’s Participation Interest in respect of such payment in accordance with Section 2.2(c), if the Administrative Agent receives for the account of the Issuing Lender any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Lender its Commitment Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s Participation Interest was outstanding) in the same funds as those received by the Administrative Agent.

  (ii)       If any payment received by the Administrative Agent for the account of the Issuing Lender pursuant to Section 2.2(c)(i) is required to be returned under any of the circumstances described in Section 11.2 (including pursuant to any settlement entered into by the Issuing Lender in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of the Issuing Lender its Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Credit Party Obligations and the termination of this Credit Agreement.

(e)      Obligations Absolute.  The obligation of the Borrower to reimburse the Issuing Lender for each drawing under each Letter of Credit and to repay each LOC Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Credit Agreement under all circumstances, including the following:

  (i)       any lack of validity or enforceability of such Letter of Credit, this Credit Agreement, or any other Credit Document;

  (ii)       the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Lender or any other Person, whether in connection with this Credit Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

  (iii)      any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient (unless the Issuing Lender has actual knowledge of such forgery, fraud or insufficiency) in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

  (iv)      any payment by the Issuing Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Issuing Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under the Bankruptcy Code; or

  (v)       any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the Issuing Lender. The Borrower shall be conclusively deemed to have waived any such claim against the Issuing Lender and its correspondents unless such notice is given as aforesaid.

(f)       Role of Issuing Lender.  Each Revolving Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Issuing Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Lender, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuing Lender shall be liable to any Revolving Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Requisite Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or LOC Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Lender, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuing Lender shall be liable or responsible for any of the matters described in clauses (i)

through (v) of Section 2.2(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the Issuing Lender, and the Issuing Lender may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the Issuing Lender’s willful misconduct or gross negligence or the Issuing Lender’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Issuing Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)      Cash Collateral.

  (i)       Upon the request of the Administrative Agent, (A) if the Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an LOC Borrowing, or (B) if, as of the Letter of Credit Expiration Date, any LOC Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then outstanding amount of all LOC Obligations.

  (ii)       Sections 3.3 and 9.2(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.2, Section 3.3 and Section 9.2(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Lender and the Revolving Lenders, as collateral for the LOC Obligations, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Lender (which documents are hereby consented to by the Lenders). “Cash Collateral” has a correlative meaning. Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Lender and the Lenders, a security interest in all such cash, deposit accounts and all balances therein constituting Cash Collateral and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at SunTrust; provided, that, at the request of the Borrower, amounts so maintained shall be invested by the Administrative Agent in Cash Equivalents.

(h)      Applicability of ISP.  Unless otherwise expressly agreed by the Issuing Lender and the Borrower when a Letter of Credit is issued, the rules of ISP98 (International Standby Practice) shall apply to each Letter of Credit.

(i)      Conflict with LOC Documents.  In the event of any conflict between the terms hereof and the terms of any LOC Document, the terms hereof shall control.

(j)      Letters of Credit Issued for Credit Parties other than the Borrower.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, the Parent or any of its Subsidiaries, the Borrower shall be obligated to reimburse the Issuing Lender hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any such Person inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Person.

2.3      Swingline Loan Subfacility of the Revolver.

(a)      Swingline Commitment. Subject to the terms and conditions hereof, the Swingline Lender may, in its discretion and in reliance upon the representations and warranties set forth herein, make certain revolving credit loans requested by the Borrower in Dollars to the Borrower (each a “Swingline Loan” and, collectively, the “Swingline Loans”) from time to time from the Closing Date until the Revolving Maturity Date for the purposes hereinafter set forth; provided, however, (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed FIFTEEN MILLION DOLLARS ($15,000,000) (the “Swingline Committed Amount”), and (ii) the sum of the aggregate outstanding principal amount of Revolving Loans plus LOC Obligations plus Swingline Loans shall not exceed the Revolving Committed Amount. Swingline Loans hereunder may be repaid and reborrowed in accordance with the provisions hereof.

(b)      Swingline Loan Advances.

  (i)       Notices; Disbursement.  Whenever the Borrower desires a Swingline Loan advance hereunder it shall give written notice (or telephonic notice promptly confirmed in writing) to the Swingline Lender not later than 3:00 P.M. Atlanta, Georgia time) on the Business Day of the requested Swingline Loan advance. Each such notice shall be irrevocable and shall specify (A) that a Swingline Loan advance is requested, (B) the date of the requested Swingline Loan advance (which shall be a Business Day) and (C) the principal amount of the Swingline Loan advance requested. Each Swingline Loan shall be made as a Base Rate Loan and shall have such maturity date as the Swingline Lender and the Borrower shall agree upon receipt by the Swingline Lender of any such notice from the Borrower. The Swingline Lender shall initiate the transfer of funds representing the Swingline Loan advance to the Borrower by 4:00 P.M. (Atlanta, Georgia time) on the Business Day of the requested borrowing. It is understood and agreed that, notwithstanding anything to the contrary contained above, the Swingline Lender shall have no obligation to make Swingline Loans if any Revolving Lender is at such time an Impacted Lender, unless the Swingline Lender has entered into reasonably satisfactory arrangements with the Borrower or such Revolving Lender to eliminate the Swingline Lender’s risk with respect to such Revolving Lender.

  (ii)       Minimum Amounts.  Each Swingline Loan advance shall be in a minimum principal amount of $100,000 and integral multiples of $100,000 (or the remaining amount of the Swingline Committed Amount, if less).

  (iii)      Repayment of Swingline Loans.  The principal amount of all Swingline Loans shall be due and payable on the earlier of (A) the maturity date agreed to by the Swingline Lender and the Borrower with respect to such Loan (which maturity date shall not be a date more than ten (10) Business Days from the date of advance thereof) or (B) the Revolving Maturity Date. The Swingline Lender may, at any time, in its sole discretion, by written notice to the Borrower and the Revolving Lenders, demand repayment of its Swingline Loans by way of a Revolving Loan advance, in which case the Borrower shall be deemed to have requested a Revolving Loan advance comprised solely of Base Rate Loans in the amount of such Swingline Loans; provided, however, that any such demand shall be deemed to have been given one Business Day prior to the Revolving Maturity Date and on the date of the occurrence of any Event of Default described in Section 9.1 and upon acceleration of the indebtedness hereunder and the exercise of remedies in accordance with the provisions of Section 9.2. Each Revolving Lender hereby irrevocably agrees to make its pro rata share of each such Revolving Loan in the amount, in the manner and on the date specified in the preceding sentence notwithstanding (I) the amount of such borrowing may not comply with the minimum amount for advances of Revolving Loans otherwise required hereunder, (II) whether any conditions specified in Section 5.2 are then satisfied, (III) whether a Default or an Event of Default then exists, (IV) failure of any such request or deemed request for Revolving Loan to be made by the time otherwise required hereunder, (V) whether the date of such borrowing is a date on which Revolving Loans are otherwise permitted to be made hereunder or (VI) any termination of the Commitments relating thereto immediately prior to or contemporaneously with such borrowing. In the event that any Revolving Loan cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower or any other Credit Party), then each Revolving Lender hereby agrees that it shall forthwith purchase (as of the date such borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such Participation Interests in the outstanding Swingline Loans as shall be necessary to cause each such Revolving Lender to share in such Swingline Loans ratably based upon its Commitment Percentage of the Revolving Committed Amount (determined before giving effect to any termination of the Commitments pursuant to Section 3.4), provided that (A) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective Participation Interest is purchased and (B) at the time any purchase of Participation Interests pursuant to this sentence is actually made, the purchasing Revolving Lender shall be required to pay to the Swingline Lender, to the extent not paid to the Swingline Lender by the Borrower in accordance with the terms of subsection (c)(ii) below, interest on the principal amount of Participation Interests purchased for each day from and including the day upon which such borrowing would otherwise have occurred to but excluding the date of payment for such Participation Interests, at the rate equal to the Federal Funds Rate.

(c)      Interest on Swingline Loans.

  (i)       Rate of Interest.  Subject to the provisions of Section 3.1, each Swingline Loan shall bear interest at a per annum rate equal to the Adjusted Base Rate.

  (ii)       Payment of Interest.  Interest on Swingline Loans shall be payable in arrears on each applicable Interest Payment Date (or at such other times as may be specified herein), unless accelerated sooner pursuant to Section 9.2.

(d)      Swingline Note.  Upon the request of the Swingline Lender, the Swingline Loans shall be evidenced by a duly executed promissory note of the Borrower to the Swingline Lender in an original principal amount equal to the Swingline Committed Amount substantially in the form of Exhibit 2.3(d).

2.4      Tranche B Loan.

(a)      Tranche B Loan Commitment.  Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein each Tranche B Lender severally agrees to make available to the Borrower on the Closing Date such Tranche B Lender’s Commitment Percentage of a term loan in Dollars (the “Tranche B Loan”) in the aggregate principal amount of TWO HUNDRED MILLION DOLLARS ($200,000,000) (the “Tranche B Loan Committed Amount”). The Tranche B Loan may consist of Base Rate Loans or Eurodollar Loans, or a combination thereof, as the Borrower may request; provided, however, that no more than six (6) Eurodollar Loans which are Tranche B Loans shall be outstanding hereunder at any time (it being understood that, for purposes hereof, Eurodollar Loans with different Interest Periods shall be considered as separate Eurodollar Loans, even if they begin on the same date, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new Eurodollar Loan with a single Interest Period). Amounts prepaid or repaid on the Tranche B Loan may not be reborrowed.

(b)      Borrowing Procedures.  The Borrower shall submit an appropriate and irrevocable Notice of Borrowing to the Administrative Agent with respect to the Tranche B Loan not later than 12:00 Noon (Atlanta, Georgia time) on the Closing Date requesting the full amount of the Tranche B Loan shall be disbursed on the Closing Date as a Base Rate Loan. Each Tranche B Lender shall make its Commitment Percentage of the Tranche B Loan available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in Schedule 2.1(a), or at such other office as the Administrative Agent may designate in writing, by 2:00 P.M. (Atlanta, Georgia time) on the Closing Date in Dollars and in funds immediately available to the Administrative Agent; provided, however, that the Administrative Agent shall, if requested by the Borrower and agreed to by the Administrative Agent, make the Tranche B Loan available to Borrower as provided above prior to the Administrative Agent’s receipt of corresponding amounts from the Tranche B Lenders.

(c)      Minimum Amounts.   Each Eurodollar Loan or Base Rate Loan that is part of the Tranche B Loan shall be in an aggregate principal amount that is not less than $500,000 and integral multiples of $250,000 (or the then remaining principal balance of the Tranche B Loan, if less).

(d)      Repayment of Tranche B Loan.   The principal amount of Tranche B Loans shall be payable in installments on each March 31, June 30, September 30 and December 31 prior to the Tranche B Maturity Date, commencing on June 30, 2012, in an amount equal to 0.25% of the Tranche B Commitment as of the Closing Date plus the aggregate initial amounts of any of any increase to the Tranche B Commitments pursuant to Section 2.5 (if any), unless accelerated sooner pursuant to Section 9.2. For the avoidance of doubt, the principal amount of the Tranche B Loans outstanding as of the Tranche B Maturity Date shall be payable in full on the Tranche B Maturity Date.

(e)      Interest.  Subject to the provisions of Section 3.1, the Tranche B Loan shall bear interest at a per annum rate equal to:

  (i)       Base Rate Loans.    During such periods as the Tranche B Loans shall be comprised in whole or in part of Base Rate Loans, such Base Rate Loans shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Adjusted Base Rate.

  (ii)      Eurodollar Loans.   During such periods as the Tranche B Loans shall be comprised in whole or in part of Eurodollar Loans, such Eurodollar Loans shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted Eurodollar Rate.

Interest on the Tranche B Loan shall be payable in arrears on each applicable Interest Payment Date (or at such other times as may be specified herein).

(f)      Tranche B Notes.    Upon the request of any Tranche B Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Tranche B Lender (through the Administrative Agent) a promissory note, substantially the form of Exhibit 2.4(f), which shall evidence such Tranche B Lender’s Tranche B Loans in addition to such accounts or records.

2.5      Incremental Term Loans.

(a)      Incremental Term Loans.  The Borrower shall have the right, upon at least ten Business Days’ prior written notice to the Administrative Agent (who shall promptly notify the Lenders), to institute one or more Incremental Term Loans (as defined below) at any time prior to the date that is six months prior to the Revolving Maturity Date subject to the conditions set forth below:

  (i)       the aggregate original principal amount of all Incremental Term Loans made pursuant to this Section 2.5 and the aggregate amount of all increases in the Revolving Committed Amount made pursuant to Section 2.6 shall not, in the aggregate, exceed $75,000,000;

  (ii)      the conditions to all Extensions of Credit in Section 5.2 shall have been satisfied;

  (iii)     such requested Incremental Term Loan shall only be effective upon receipt by the Administrative Agent of (A) additional commitments in a corresponding amount of such requested Incremental Term Loan from either existing Lenders and/or one or more other institutions that qualify as an Eligible Assignee (excluding any Affiliated Lender) (it being understood and agreed that no existing Lender shall be required to provide an additional commitment) and (B) any Incremental Term Loans shall be on terms and pursuant to documentation consistent with the existing Term Loans and shall share ratably in the Collateral and any mandatory prepayments of the existing Term Loans, except with respect to (i) any upfront or similar fees, amortization and interest rates (including floors) that, in each case, may be agreed to among the Borrower and the lenders providing such Incremental Term Loan and (ii) all terms and documentation with respect to any Incremental Term Loan which differ from those with respect to the existing Term Loans shall be reasonably satisfactory to the Administrative Agent; provided that the Administrative Agent shall have the ability to consult with the Requisite Lenders if it deems, in its sole discretion, appropriate. Any Incremental Term Loans that have terms and provisions that differ from those of the existing Term Loans outstanding on the date on which such Incremental Term Loans are made shall be designated as a separate tranche of Term Loans for all purposes of this Credit Agreement and shall as the context makes appropriate be deemed and treated herein as Term Loans except as the relevant Incremental Term Loan Agreement otherwise provides. For the avoidance of doubt, the rate of interest and the amortization schedule (if applicable) of any Incremental Term Loans shall be determined by the Borrower and the applicable lenders and shall be set forth in the applicable Incremental Term Loan Agreement;

  (iv)      the Administrative Agent shall have received all documents (including resolutions of the board of directors of the Borrower and the Guarantors) it may reasonably request relating to the corporate or other necessary authority for such Incremental Term Loan and the validity of such institution of Incremental Term Loans, and any other matters relevant thereto, all in form and substance reasonably satisfactory to the Administrative Agent;

  (v)       the scheduled maturity date of the Incremental Term Loan shall not be earlier than the Tranche B Loan Maturity Date;

  (vi)      the Weighted Average Life to Maturity of the Incremental Term Loan shall be no shorter than that of the existing Term Loan;

  (vii)     the all-in yield (whether in the form of interest rate margins, original issue discount, upfront fees or an adjusted Eurodollar Rate or Base Rate floor (but excluding any arrangement or underwriting fees paid to arrangers for their own account), with such increased amount being equated to interest margin for purposes of determining any increase to the applicable interest margin with respect to any existing Term Loan) applicable to any Incremental Term Loan will be determined by the Borrower and the lenders providing such Incremental Term Loan, but will not be more than 0.50% higher than the corresponding all-in yield (after giving effect to interest rate margins (including the adjusted Eurodollar Rate and Base Rate floors), original issue discount and upfront fees) for any existing Term Loan, unless the interest rate margins with respect to any such existing Term Loan are increased by an amount equal to the difference between the all-in yield with respect to the Incremental Term Loans and the corresponding all-in yield on any such existing Term Loan minus 0.50%; and

  (viii)    the Consolidated Leverage Ratio shall be no greater than the lesser of (A) 4.00 to 1.00 and (B) the then applicable Consolidated Leverage Ratio covenant specified in Section 7.11, in each case, calculated on a Pro Forma Basis after giving effect to such increase and any Loans advanced pursuant thereto.

On the effective date of the applicable Incremental Term Loan Agreement, each Incremental Term Loan Lender party thereto severally agrees to make its portion of a term loan (each an “Incremental Term Loan”) in a single advance to the Borrower in Dollars in the amount of its Incremental Term Loan Commitment as set forth in such Incremental Term Loan Agreement. Amounts repaid on the Incremental Term Loans may not be reborrowed. The Incremental Term Loans may consist of Base Rate Loans or Eurodollar Rate Loans, as further provided herein. The Applicable Percentage of each Incremental Term Loan shall be as set forth in the Incremental Term Loan Agreement.

(b)      Incremental Term Loan Notes.  Upon the request of any Incremental Term Loan Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Incremental Term Loan Lender (through the Administrative Agent) a promissory note, in the form and substance satisfactory to such Incremental Term Loan Lender and the Administrative Agent, which shall evidence such Incremental Term Loan Lender’s Incremental Term Loans in addition to such accounts or records.

(c)      Repayment of Incremental Term Loans.  With respect to any Incremental Term Loans, the Borrower shall repay the outstanding principal amount of such Incremental Term Loan in installments on the dates and in the amounts set forth in the Incremental Term Loan Agreement (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 3.3), unless accelerated sooner pursuant to Section 9.2.

(d)      Amendments to Credit Agreement.  The Administrative Agent is authorized to enter into, on behalf of the Lenders, any amendment to this Credit Agreement or any other Credit Document as may be necessary to incorporate the terms of any new Incremental Term Facility therein.

2.6      Increases in Revolving Commitments.

The Borrower shall have the right, upon at least ten Business Days’ prior written notice to the Administrative Agent (who shall promptly notify the Lenders), to increase (in one or more increases) the Revolving Committed Amount at any time prior to the date that is six months prior to the Revolving Maturity Date, subject, however, in any such case, to satisfaction of the following conditions precedent:

(a)      the aggregate original principal amount of all Incremental Term Loans made pursuant to Section 2.5 and the aggregate amount of all increases in the Revolving Committed Amount made pursuant to this Section 2.6 shall not, in the aggregate, exceed $75,000,000;

(b)       the aggregate amount of all increases in the Revolving Committed Amount made pursuant to this Section 2.6 shall not, in the aggregate, exceed $37,500,000;

(c)       the conditions to all Extensions of Credit in Section 5.2 shall have been satisfied;

(d)       such increase shall be in a minimum amount of $5,000,000 (or, if less, the entire remaining amount available for such increase) and in integral multiples of $1,000,000 in excess thereof (or such lesser amounts as the Administrative Agent may agree);

(e)       such requested increase shall only be effective upon receipt by the Administrative Agent of additional commitments in a corresponding amount of such requested increase from either existing Lenders and/or one or more other institutions that qualify as an Eligible Assignee (it being understood and agreed (i) that no existing Lender shall be required to provide an additional commitment and (ii) upfront or similar fees may be agreed to among the Borrower and the lenders providing such increase in the Revolving Committed Amount);

(f)       the Administrative Agent shall have received all documents (including resolutions of the board of directors of the Borrower and the Guarantors) it may reasonably request relating to the corporate or other necessary authority for such increase and the validity of such increase in the Revolving Committed Amount, and any other matters relevant thereto, all in form and substance reasonably satisfactory to the Administrative Agent;

(g)       if any Revolving Loans are outstanding at the time of the increase in the Revolving Committed Amount pursuant to this Section 2.6, the Borrower shall, if applicable, prepay one or more existing Revolving Loans (such prepayment to be subject to Section 3.12 but shall not be subject to Section 3.14) in an amount necessary such that after giving effect to the increase in the Revolving Committed Amount, each Revolving Lender will hold its pro rata share (based on its Applicable Percentage of the increased Revolving Committed Amount) of outstanding Revolving Loans.

SECTION 3

OTHER PROVISIONS RELATING TO CREDIT FACILITY

3.1      Default Rate.

(a)       If any amount of principal of any Loan is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws.

(b)       If any amount (other than principal of any Loan) payable by the Borrower under any Credit Document is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Requisite Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws.

(c)       Upon the request of the Requisite Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Loans and LOC Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws.

3.2      Extension and Conversion.

The Borrower shall have the option, on any Business Day, to extend existing Loans into a subsequent permissible Interest Period or to convert Loans into Loans of another interest rate type; provided, however, that (i) except as provided in Section 3.8, Eurodollar Loans may be converted into Base Rate Loans or extended as Eurodollar Loans for new Interest Periods only on the last day of the Interest Period applicable thereto, (ii) without the consent of the Requisite Lenders, Eurodollar Loans may be extended, and Base Rate Loans may be converted into Eurodollar Loans, only to the extent no Default or Event of Default shall exist and be continuing on the date of extension or conversion, (iii) Loans extended as, or converted into, Eurodollar Loans shall be subject to the terms of the definition of “Interest Period” set forth in Section 1.1 and shall be in such minimum amounts as provided in, with respect to Revolving Loans, Section 2.1(b)(ii) or with respect to the Tranche B Loans, Section 2.4(c), (iv) any request for extension or conversion of a Eurodollar Loan which shall fail to specify an Interest Period shall be deemed to be a request for an Interest Period of one month and (v) Swingline Loans may not be extended or converted pursuant to this Section 3.2. Each such extension or conversion shall be effected by the Borrower by giving a Notice of Extension/Conversion (or telephonic notice promptly confirmed in writing) to the office of the Administrative Agent specified in Schedule 2.1(a), or at such other office as the Administrative Agent may designate in writing, prior to 12:00 Noon (Atlanta, Georgia time) on the Business Day of, in the case of the conversion of a Eurodollar Loan into a Base Rate Loan, and on the third Business Day prior to, in the case of the extension of a Eurodollar Loan as, or conversion of a Base Rate Loan into, a Eurodollar Loan, the date of the proposed extension or conversion, specifying the date of the proposed extension or conversion, the Loans to be so extended or converted, the types of Loans into which such Loans are to be converted and, if appropriate, the applicable Interest Periods with respect thereto. Each request for extension or conversion shall be irrevocable and shall constitute a representation and warranty by the Borrower of the matters specified in clauses (b), (c), (d) and (e) of Section 5.2. In the event the Borrower fails to request extension or conversion of any Eurodollar Loan in accordance with this Section 3.2, or any such conversion or extension is not permitted or required by this Credit Agreement, then such Eurodollar Loan shall be automatically converted into a Base Rate Loan at the end of the Interest Period applicable thereto. The Administrative Agent shall give each Lender notice as promptly as practicable of any such proposed extension or conversion affecting any Loan.

3.3      Prepayments.

(a)       Voluntary Prepayments.  The Borrower shall have the right to prepay Loans in whole or in part from time to time; provided, however, that each partial prepayment of Loans (other than Swingline Loans) shall be in a minimum principal amount of $1,000,000 and integral multiples of $250,000 in excess thereof (or the then remaining principal balance of the Revolving Loans or any Term Loans, as applicable, if less). Subject to the foregoing terms, amounts prepaid under this Section 3.3(a) shall be applied as the Borrower may elect; provided that if the Borrower shall fail to specify, voluntary prepayments shall be applied first to Swingline Loans, second to Revolving Loans (first to Base Rate Loans and then to Eurodollar Loans in direct order of Interest Period maturities), third ratably to all Term Loans, in each case ratably to Principal Amortization Payments (or, in the case of any Incremental Term Loan, as set forth in the applicable Incremental Term Loan Agreement) and, fourth, after all Loans have been repaid, to Cash Collateralize the LOC Obligations (first to Base Rate Loans and then to Eurodollar Loans in direct order of Interest Period maturities). All prepayments under this Section 3.3(a) shall be subject to Section 3.3(c) and Section 3.12, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

(b)      Mandatory Prepayments.

  (i)        (A)       Revolving Committed Amount.  If at any time, the sum of the aggregate outstanding principal amount of Revolving Loans plus LOC Obligations plus Swingline Loans shall exceed the Revolving Committed Amount, the Borrower immediately shall prepay the Revolving Loans and Swingline Loans and (after all Revolving Loans and Swingline Loans have been repaid) Cash Collateralize the LOC Obligations, in an amount sufficient to eliminate such excess.

   (B)      LOC Committed Amount.  If at any time, the sum of the aggregate principal amount of LOC Obligations shall exceed the LOC Committed Amount, the Borrower immediately shall Cash Collateralize the LOC Obligations in an amount sufficient to eliminate such excess.

  (ii)      Excess Cash Flow.

   (A)      If, as of the last day of any fiscal year (commencing with the fiscal year ending December 31, 2012) the Consolidated Leverage Ratio is equal to or greater than 2.50 to 1.00, the Borrower shall, within 90 days of the end of such fiscal year, prepay the Tranche B Loans in an amount equal to (x) 50% of Excess Cash Flow as of the end of such fiscal year (or, in the case of the fiscal year ending December 31, 2012, for the period from April 1, 2012 through December 31, 2012) minus (y) the amount of any voluntary prepayments of the Tranche B Loan or the Revolving Loans (to the extent accompanied by a permanent reduction of the Revolving Committed Amount) made in such fiscal year (such prepayment to be applied as set forth in clause (vi) below).

   (B)      If, as of the last day of any fiscal year (commencing with the fiscal year ending December 31, 2012) the Consolidated Leverage Ratio is less than 2.50 to 1.00 but greater than or equal to 1.50 to 1.00, the Borrower shall, within 90 days of the end of such fiscal year, prepay the Tranche B Loans in an amount equal to (x) 25% of Excess Cash Flow as of the end of such fiscal year (or, in the case of the fiscal year ending December 31, 2012, for the period from April 1, 2012 through December 31, 2012) minus (y) the amount of any voluntary prepayments of the Tranche B Loan or the Revolving Loans (to the extent accompanied by a permanent reduction of the Revolving Committed Amount) made in such fiscal year (such prepayment to be applied as set forth in clause (vi) below).

   (C)      If, as of the last day of any fiscal year (commencing with the fiscal year ending December 31, 2012) the Consolidated Leverage Ratio is less than 1.50 to 1.00 then no Excess Cash Flow prepayment shall be required for such fiscal year.

  (iii)      (A)      Asset Dispositions.    Promptly upon the occurrence of any Asset Disposition Prepayment Event, the Borrower shall prepay the Loans in an aggregate amount equal to 100% of the Net Cash Proceeds of the related Asset Disposition not applied (or caused to be applied) by the Credit Parties during the related Application Period to make Eligible Reinvestments as contemplated by the terms of Section 8.5(g) (such prepayment to be applied as set forth in clause (vi) below).

   (B)      Extraordinary Receipts.    Promptly upon the receipt of Extraordinary Receipts received by or paid to or for the account of the Parent or any of its Subsidiaries and not otherwise included in clauses (ii), (iii)(A), (iv) or (v) of this Section 3.3(b) and, in the case of Extraordinary Receipts from any Involuntary Disposition requiring application of any insurance proceeds to the prepayment of Loans (and Cash Collateralization of LOC Obligations) pursuant to Section 7.6(b), the Borrower shall prepay the Loans in an aggregate amount equal to 100% of the Net Cash Proceeds thereof (such prepayment to be applied as set forth in clause (vi) below).

  (iv)      Designated Debt Issuances.   Immediately upon the occurrence of any Debt Issuance Prepayment Event, the Borrower shall prepay the Loans in an aggregate amount equal to 100% of the Net Cash Proceeds of the related Designated Debt Issuance (such prepayment to be applied as set forth in clause (vi) below).

  (v)      Equity Issuances.   Immediately upon receipt by a Consolidated Party of proceeds from any Equity Issuance other than an Excluded Equity Issuance, the Borrower shall prepay the Loans in an aggregate amount equal to 50% of the Net Cash Proceeds of such Equity Issuance (such prepayment to be applied as set forth in clause (vi) below).

  (vi)      Application of Mandatory Prepayments.    All amounts required to be paid pursuant to this Section 3.3(b) shall be applied as follows: (A) with respect to all amounts prepaid pursuant to Section 3.3(b)(i)(A), to Revolving Loans and Swingline Loans (without any reduction in the Revolving Committed Amount) and (after all Revolving Loans and Swingline Loans have been repaid) to Cash Collateralize the LOC Obligations, (B) with respect to all amounts prepaid pursuant to Section 3.3(b)(i)(B), to Cash Collateralize the LOC Obligations and (C) with respect to all amounts prepaid pursuant to Section 3.3(b)(ii), (iii), (iv) or (v), first ratably to all Term Loans, in each case ratably to Principal Amortization Payments (or, in the case of any Incremental Term Loan, as set forth in the applicable Incremental Term Loan Agreement), second, ratably to the LOC Borrowings and the Swingline Loans (without any reduction in the Swingline Committed Amount), and third, to the outstanding Revolving Loans (without any reduction in the Revolving Committed Amount). Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and then to Eurodollar Loans subject to Section 3.3(b)(vii) in direct order of Interest Period maturities. All prepayments under this Section 3.3(b) shall be subject to Section 3.12, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

  (vii)     Prepayment Account.    If the Borrower is required to make a mandatory prepayment of Eurodollar Loans under this Section 3.3(b), the Borrower shall have the right, in lieu of making such prepayment in full, to deposit an amount equal to such mandatory prepayment with the Administrative Agent in a cash collateral account maintained (pursuant to documentation reasonably satisfactory to the Administrative Agent) by and in the sole dominion and control of the Administrative Agent. Any amounts so deposited shall be held by the Administrative Agent as collateral for the prepayment of such Eurodollar Loans and shall be applied to the prepayment of the applicable Eurodollar Loans at the end of the current Interest Periods applicable thereto. At the request of the Borrower, amounts so deposited shall be invested by the Administrative Agent in Cash Equivalents maturing prior to the date or dates on which it is anticipated that such amounts will be applied to prepay such Eurodollar Loans; any interest earned on such Cash Equivalents will be for the account of the Borrower and the Borrower will deposit with the Administrative Agent the amount of any loss on any such Cash Equivalents to the extent necessary in order that the amount of the prepayment to be made with the deposited amounts may not be reduced.

(c)       Prepayment Premiums.  In the event that, on or prior to the first anniversary of the Closing Date, any Consolidated Party (i) makes any prepayment of the Tranche B Loan in connection with any Repricing Transaction or (ii) effects any amendment of this Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each applicable Tranche B Lender, a fee in an amount equal to (x) in the case of clause (i), a prepayment premium of 1.0% of the amount of the Tranche B Loans being prepaid and (y) in the case of clause (ii), a payment equal to 1.0% of the aggregate amount of the Tranche B Loans outstanding immediately prior to such amendment.

3.4      Termination and Reduction of Revolving Committed Amount.

(a)       Voluntary Reductions.  The Borrower may from time to time permanently reduce or terminate the Revolving Committed Amount in whole or in part (in minimum aggregate amounts of $5,000,000 or in integral multiples of $1,000,000 in excess thereof (or, if less, the full remaining amount of the then applicable Revolving Committed Amount)) upon five Business Days’ prior written notice to the Administrative Agent; provided, however, no such termination or reduction shall be made which would cause the sum of the aggregate outstanding principal amount of Revolving Loans plus LOC Obligations plus Swingline Loans to exceed the Revolving Committed Amount unless, concurrently with such termination or reduction, the Revolving Loans are repaid to the extent necessary to eliminate such excess. The Administrative Agent shall promptly notify each affected Lender of receipt by the Administrative Agent of any notice from the Borrower pursuant to this Section 3.4(a).

(b)       Tranche B Loan Commitments.  The Tranche B Loan Commitment of each Tranche B Lender shall automatically terminate at such time as such Tranche B Lender shall have made available to the Borrower such Tranche B Lender’s share of the Tranche B Loan.

(c)       Maturity Date.  The Revolving Commitments of the Lenders, the LOC Commitment of the Issuing Lender(s) and the Swingline Commitment of the Swingline Lender shall automatically terminate on the Revolving Maturity Date.

(d)       General.  The Borrower shall pay to the Administrative Agent for the account of the Lenders in accordance with the terms of Section 3.5(a), on the date of each termination or reduction of the Revolving Committed Amount, the Unused Fee accrued through the date of such termination or reduction on the amount of the Revolving Committed Amount so terminated or reduced.

3.5      Fees.

(a)       Unused Fee.  In consideration of the Revolving Commitments of the Lenders hereunder, the Borrower promises to pay to the Administrative Agent for the account of each Lender a fee (the “Unused Fee”) on the Unused Revolving Committed Amount computed at a per annum rate for each day during the applicable Unused Fee Calculation Period (hereinafter defined) at a rate equal to the Applicable Percentage. The Unused Fee shall commence to accrue on the Closing Date and shall be due and payable in arrears on the last Business Day of each March, June, September and December (and on any date that the Revolving Committed Amount is reduced and on the Maturity Date) for the immediately preceding quarter (or portion thereof) (each such quarter or portion thereof for which the Unused Fee is payable hereunder being herein referred to as an “Unused Fee Calculation Period”), beginning with the first of such dates to occur after the Closing Date.

(b)      Letter of Credit Fees.

  (i)       Letter of Credit Issuance Fee.  In consideration of the issuance of Letters of Credit hereunder, the Borrower promises to pay to the Administrative Agent for the account of each Revolving Lender a fee (the “Letter of Credit Fee”) on such Revolving Lender’s Commitment Percentage of the average daily maximum amount available to be drawn under each such Letter of Credit computed at a per annum rate for each day from the date of issuance to the date of expiration equal to the Applicable Percentage. The Letter of Credit Fee will be payable quarterly in arrears on the last Business Day of each March, June, September and December for the immediately preceding quarter (or a portion thereof).

  (ii)      Issuing Lender Fees.  In addition to the Letter of Credit Fee payable pursuant to clause (i) above, the Borrower promises to pay to the Administrative Agent for the account of the Issuing Lender, without sharing by the other Lenders, in Dollars, a fronting fee with respect to each Letter of Credit, at the rate per annum agreed to between the Borrower and the applicable Issuing Lender, as the case may be, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.5. In addition, the Borrower shall pay directly to the Issuing Lender for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Issuing Lender relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(c)      Administrative Fees.  The Borrower shall to pay to the Administrative Agent, for its own account, the fees referred to in the Administrative Agent’s Fee Letter (without duplication).

3.6      Capital Adequacy.

If any Lender has determined, after the date hereof, that there has been a Change in Law regarding capital adequacy or liquidity (whether or not having the force of law) reducing the rate of return on such Lender’s capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Lender could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy or liquidity), then, upon notice from such Lender to the Borrower, the Borrower shall be obligated to pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction. Each determination by any such Lender of amounts owing under this Section shall, absent manifest error, be conclusive and binding on the parties hereto. Notwithstanding any other provision in this Section 3.6, none of the Lenders shall be entitled to demand compensation pursuant to this Section 3.6, if it shall not be the general practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other comparable credit agreements.

3.7      Limitation on Eurodollar Loans.

If on or prior to the first day of any Interest Period for any Eurodollar Loan:

(a)      the Administrative Agent determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period; or

(b)      the Requisite Lenders determine (which determination shall be conclusive) and notify the Administrative Agent that the Eurodollar Rate will not adequately and fairly reflect the cost to the Lenders of funding Eurodollar Loans for such Interest Period;

then the Administrative Agent shall give the Borrower prompt notice thereof, and so long as such condition remains in effect, the Lenders shall be under no obligation to make additional Eurodollar Loans, Continue Eurodollar Loans, or to Convert Base Rate Loans into Eurodollar Loans and the Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding Eurodollar Loans, either prepay such Eurodollar Loans or Convert such Eurodollar Loans into Base Rate Loans in accordance with the terms of this Credit Agreement.

3.8      Illegality.

Notwithstanding any other provision of this Credit Agreement, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to make, maintain, or fund Eurodollar Loans hereunder, then such Lender shall promptly notify the Borrower thereof and such Lender’s obligation to make or Continue Eurodollar Loans and to Convert Base Rate Loans into Eurodollar Loans shall be suspended until such time as such Lender may again make, maintain, and fund Eurodollar Loans (in which case the provisions of Section 3.10 shall be applicable).

3.9      Requirements of Law.

If, after the date hereof, a Change in Law, or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank, or comparable agency:

  (i)       shall subject such Lender (or its Applicable Lending Office) to any tax, duty, or other charge with respect to any Eurodollar Loans, its Notes, or its obligation to make Eurodollar Loans, or change the basis of taxation of any amounts payable to such Lender (or its Applicable Lending Office) under this Credit Agreement or its Notes in respect of any Eurodollar Loans (except for Indemnified Taxes or Other Taxes covered by Section 3.11 and the imposition of, or change in the rate of, any Excluded Tax payable by such Lender);

  (ii)      shall impose, modify, or deem applicable any reserve, special deposit, assessment, or similar requirement (other than the Eurodollar Reserve Requirement utilized in the determination of the Adjusted Eurodollar Rate) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Lender (or its Applicable Lending Office), including the Commitment of such Lender hereunder; or

  (iii)     shall impose on such Lender (or its Applicable Lending Office) or the London interbank market any other condition affecting this Credit Agreement or its Notes or any of such extensions of credit or liabilities or commitments;

and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making, Converting into, Continuing, or maintaining any Eurodollar Loans or to reduce any sum received or receivable by such Lender (or its Applicable Lending Office) under this Credit Agreement or its Notes with respect to any Eurodollar Loans, then the Borrower shall pay to such Lender within 5 Business Days following demand such amount or amounts as will compensate such Lender for such increased cost or reduction; provided that such increases or reductions shall not include any increased costs or reductions in respect of taxes that are governed by the provisions of Section 3.11, and the provisions of this Section 3.9 shall not be interpreted to cause a duplication in payment or treatment of any taxes in a manner inconsistent with the provisions of Section 3.11. If any Lender requests compensation by the Borrower under this Section 3.9, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or Continue Eurodollar Loans, or to Convert Base Rate Loans into Eurodollar Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.10 shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested. Each Lender shall promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 3.9 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to it. Any Lender claiming compensation under this Section 3.9 shall furnish to the Borrower and the Administrative Agent a statement setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

3.10     Treatment of Affected Loans.

If the obligation of any Lender to make any Eurodollar Loan or to Continue, or to Convert Base Rate Loans into, Eurodollar Loans shall be suspended pursuant to Section 3.7, 3.8 or 3.9 hereof, such Lender’s Eurodollar Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurodollar Loans (or, in the case of a Conversion, on such earlier date as such Lender may specify to the Borrower with a copy to the Administrative Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.7, 3.8 or 3.9 hereof that gave rise to such Conversion no longer exist:

(a)       to the extent that such Lender’s Eurodollar Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurodollar Loans shall be applied instead to its Base Rate Loans; and

(b)       all Loans that would otherwise be made or Continued by such Lender as Eurodollar Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into Eurodollar Loans shall remain as Base Rate Loans.

If such Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.7, 3.8 or 3.9 hereof that gave rise to the Conversion of such Lender’s Eurodollar Loans pursuant to this Section 3.10 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurodollar Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods of Revolving Loans) in accordance with their respective Commitments of Revolving Loans and/or Term Loans, as the case may be.

3.11     Taxes.

(a)      Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

  (i)       Any and all payments by or on account of any obligation of the Credit Parties hereunder or under any other Credit Document shall to the extent permitted by applicable laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable laws require any Credit Party or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such laws as determined by such Credit Party or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

  (ii)      If the Credit Parties or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Credit Parties shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, any Lender or the Issuing Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)      Payment of Other Taxes by the Credit Parties.   Without limiting the provisions of subsection (a) above, the Credit Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable laws.

(c)      Tax Indemnification.

  (i)      Without limiting the provisions of subsection (a) or (b) above, but without duplication, the Credit Parties shall, and do hereby, indemnify the Administrative Agent, each Lender and the Issuing Lender, and shall make payment in respect thereof within ten days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Credit Parties or the Administrative Agent or paid by the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The Credit Parties shall also, and do hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within ten days after demand therefor, for any amount which a Lender or the Issuing Lender for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender or the Issuing Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error.

  (ii)      Without limiting the provisions of subsection (a) or (b) above, each Lender and the Issuing Lender shall, and does hereby, indemnify the Credit Parties and the Administrative Agent, and shall make payment in respect thereof within ten days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Administrative Agent) incurred by or asserted against the Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or the Issuing Lender, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or the Issuing Lender, as the case may be, to the Borrower or the Administrative Agent pursuant to subsection (e). Each Lender and the Issuing Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the Issuing Lender, as the case may be, under this Credit Agreement or any other Credit Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the Issuing Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Credit Party Obligations.

(d)      Evidence of Payments.  Upon written request by any Credit Party or the Administrative Agent, as the case may be, after any payment of Taxes by such Credit Party or by the Administrative Agent to a Governmental Authority as provided in this Section 3.11, such Credit Party shall deliver to the Administrative Agent or the Administrative Agent shall deliver to such Credit Party, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by law to report such payment or other evidence of such payment reasonably satisfactory to such Credit Party or the Administrative Agent, as the case may be.

(e)      Status of Lenders; Tax Documentation.

  (i)       Each Lender shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by applicable laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Credit Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Credit Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

  (ii)      Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States,

   (A)      any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

   (B)      each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Credit Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

  (I)       executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

  (II)      executed originals of Internal Revenue Service Form W-8ECI,

  (III)     executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

  (IV)     in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN, or

  (V)      executed originals of any other form prescribed by applicable laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

  (iii)       Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Applicable Lending Office) to avoid any requirement of applicable laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

  (iv)      Each Foreign Lender shall deliver to the Borrower and the Administrative Agent such documentation reasonably requested by the Borrower and the Administrative Agent sufficient for the Administrative Agent and the Borrower to comply with their obligations under FATCA and to determine whether payments to such Lender hereunder requirements are subject to withholding under FATCA.

(f)       Treatment of Certain Refunds.  Unless required by applicable laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the Issuing Lender, or have any obligation to pay to any Lender or the Issuing Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the Issuing Lender, as the case may be. If the Administrative Agent, any Lender or the Issuing Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Credit Party or with respect to which any Credit Party has paid additional amounts pursuant to this Section 3.11, it shall pay to such Credit Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Credit Party under this Section 3.11 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses incurred by the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Credit Party, upon the written request of the Administrative Agent, such Lender or the Issuing Lender, agrees to repay the amount paid over to such Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Lender in the event the Administrative Agent, such Lender or the Issuing Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the Issuing Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.12     Compensation.

Upon the request of any Lender, the Borrower shall pay to such Lender such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost, or expense (excluding loss of anticipated profits) incurred by it as a result of:

(a)       any payment, prepayment, or Conversion of a Eurodollar Loan for any reason (including, without limitation, (i) in connection with any assignment by SunTrust pursuant to Section 11.3(b) as part of the primary syndication of the Tranche B Loans during the 90-day period immediately following the Closing Date and (ii) the acceleration of the Loans pursuant to Section 9.2) on a date other than the last day of the Interest Period for such Loan; or

(b)       any failure by the Borrower for any reason (including, without limitation, the failure of any condition precedent specified in Section 5 to be satisfied) to borrow, Convert, Continue, or prepay a Eurodollar Loan on the date for such borrowing, Conversion, Continuation, or prepayment specified in the relevant notice of borrowing, prepayment, Continuation, or Conversion under this Credit Agreement.

With respect to Eurodollar Loans, such indemnification may include an amount equal to the excess, if any, of (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, Converted or Continued, for the period from the date of such prepayment or of such failure to borrow, Convert or Continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, Convert or Continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Loans provided for herein (excluding, however, the Applicable Percentage included therein, if any) over (b) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. The covenants of the Borrower set forth in this Section 3.12 shall survive the repayment of the Loans, LOC Obligations and other obligations under the Credit Documents and the termination of the Commitments hereunder.

3.13     Pro Rata Treatment.

Except to the extent otherwise provided herein:

(a)       Loans.  Each Loan, each payment or (subject to the terms of Section 3.3) prepayment of principal of any Loan or reimbursement obligations arising from drawings under Letters of Credit, each payment of interest on the Loans or reimbursement obligations arising from drawings under Letters of Credit, each payment of Unused Fees, each payment of the Letter of Credit Fee, each reduction of the Revolving Committed Amount and each conversion or extension of any Loan, shall be allocated pro rata among the Lenders in accordance with the respective principal amounts of their outstanding Loans of the applicable type and Participation Interests in Loans of the applicable type and Letters of Credit.

(b)       Advances.  No Lender shall be responsible for the failure or delay by any other Lender in its obligation to make its ratable share of a borrowing hereunder; provided, however, that the failure of any Lender to fulfill its obligations hereunder shall not relieve any other Lender of its obligations hereunder. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any requested borrowing that such Lender does not intend to make available to the Administrative Agent its ratable share of such borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the date of such borrowing, and the Administrative Agent in reliance upon such assumption, may (in its sole discretion but without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent, the Administrative Agent shall be able to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent will promptly notify the Borrower, and the Borrower shall within three (3) Business Days after demand pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for the applicable borrowing pursuant to the Notice of Borrowing and (ii) from a Lender at the Federal Funds Rate.

3.14     Sharing of Payments.

Except with respect to Cash Collateral held by the Issuing Lender or the Swingline Lender, the Lenders agree among themselves that, in the event that any Lender shall obtain payment in respect of any Loan, LOC Obligations or any other obligation owing to such Lender pursuant to this Credit Agreement through the exercise of a right of setoff, banker’s lien or counterclaim, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, in excess of its pro rata share of such payment as provided for in this Credit Agreement, such Lender shall promptly purchase from the other Lenders a Participation Interest in such Loans, LOC Obligations and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all Lenders share such payment in accordance with their respective ratable shares as provided for in this Credit Agreement. The Lenders further agree among themselves that if payment to a Lender obtained by such Lender through the exercise of a right of setoff, banker’s lien, counterclaim or other event as aforesaid shall be rescinded or must otherwise be restored, each Lender which shall have shared the benefit of such payment shall, by repurchase of a Participation Interest theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each Lender whose payment shall have been rescinded or otherwise restored. The Borrower agrees that any Lender so purchasing such a Participation Interest may, to the fullest extent permitted by law, exercise all rights of payment, including setoff, banker’s lien or counterclaim, with respect to such Participation Interest as fully as if such Lender were a holder of such Loan, LOC Obligations or other obligation in the amount of such Participation Interest. Except as otherwise expressly provided in this Credit Agreement, if any Lender shall fail to remit to the Administrative Agent or any other Lender an amount payable by such Lender to the Administrative Agent or such other Lender pursuant to this Credit Agreement on the date when such amount is due, such payments shall be made together with interest thereon for each date from the date such amount is due until the date such amount is paid to the Administrative Agent or such other Lender at a rate per annum equal to the Federal Funds Rate. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 3.14 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 3.14 to share in the benefits of any recovery on such secured claim.

3.15     Payments, Computations, Retroactive Adjustments of Applicable Percentage, Administrative Agent’s Clawback, Etc.

(a)       Generally.  Except as otherwise specifically provided herein, all payments hereunder shall be made to the Administrative Agent in Dollars in immediately available funds, without setoff, deduction, counterclaim or withholding of any kind, at the Administrative Agent’s office specified in Schedule 2.1(a) not later than 2:00 P.M. Atlanta, Georgia time) on the date when due unless such day is not a Business Day in which case such payment shall be made on the next succeeding Business Day. Payments received after such time shall be deemed to have been received on the next succeeding Business Day. The Borrower shall, at the time it makes any payment under this Credit Agreement, specify to the Administrative Agent the Loans, LOC Obligations, Fees, interest or other amounts payable by the Borrower hereunder to which such payment is to be applied (and in the event that it fails so to specify, the Administrative Agent shall distribute such payments first to Swingline Loans, second to Revolving Loans (first to Base Rate Loans and then to Eurodollar Loans in direct order of Interest Period maturities), third ratably to all Term Loans, in each case ratably to Principal Amortization Payments (or, in the case of any Incremental Term Loan, as set forth in the applicable Incremental Term Loan Agreement) (in each case first to Base Rate Loans and then to Eurodollar Loans in direct order of Interest Period maturities) and fourth after all Revolving Loans and the Tranche B Loan have been repaid, to Cash Collateralize the LOC Obligations. The Administrative Agent will distribute such payments to such Lenders, if any such payment is received prior to 2:00 P.M. (Atlanta, Georgia time) on a Business Day in like funds as received prior to the end of such Business Day and otherwise the Administrative Agent will distribute such payment to such Lenders on the next succeeding Business Day. Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day (subject to accrual of interest and Fees for the period of such extension), except that in the case of Eurodollar Loans, if the extension would cause the payment to be made in the next following calendar month, then such payment shall instead be made on the next preceding Business Day. Except as expressly provided otherwise herein, all computations of interest and fees shall be made on the basis of actual number of days elapsed over a year of 360 days, except with respect to computation of interest on Base Rate Loans which shall be calculated based on a year of 365 or 366 days, as appropriate. Interest shall accrue from and include the date of borrowing, but exclude the date of payment.

(b)       Allocation of Payments After Event of Default.  Notwithstanding any other provisions of this Credit Agreement to the contrary, after acceleration of the Credit Party Obligations pursuant to

Section 9.2, all amounts collected or received by the Administrative Agent or any Lender on account of the Credit Party Obligations or any other amounts outstanding under any of the Credit Documents or in respect of the Collateral shall be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Credit Documents and any protective advances made by the Administrative Agent with respect to the Collateral under or pursuant to the terms of the Collateral Documents;

SECOND, to payment of any fees owed to the Administrative Agent, in its capacity as such;

THIRD, to the payment of all of the Credit Party Obligations consisting of accrued fees and interest on the Loans, LOC Obligations and obligations arising under Secured Hedging Agreements and Cash Management Agreements;

FOURTH, to the payment of the outstanding principal amount of the Credit Party Obligations (including the payment or Cash Collateralization of the outstanding LOC Obligations and obligations arising under Secured Hedging Agreements and Cash Management Agreements);

FIFTH, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ fees) of each of the Lenders in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Credit Party Obligations owing to such Lender;

SIXTH, to all other Credit Party Obligations and other obligations which shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and

SEVENTH, to the payment of the surplus, if any, to whomever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans and LOC Obligations held by such Lender bears to the aggregate then outstanding Loans and LOC Obligations) of amounts available to be applied pursuant to clauses “THIRD”, “FOURTH”, “FIFTH” and “SIXTH” above; and (iii) to the extent that any amounts available for distribution pursuant to clause “FOURTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Administrative Agent in a cash collateral account and applied (A) first, to reimburse the Issuing Lender(s) from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “FOURTH”, “FIFTH” and “SIXTH” above in the manner provided in this Section 3.15(b).

(c)       Retroactive Adjustments of Applicable Percentage.  If, as a result of any restatement of or other adjustment to the financial statements of the Parent or for any other reason, (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date proves to have been inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the Issuing Lender, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the Issuing Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the Issuing Lender, as the case may be, under Section 2.2(c)(iii), 3.1 or 3.5(b) or under Section 9. The Borrower’s obligations under this paragraph shall survive the termination of the aggregate Revolving Commitments and the repayment of all other Credit Party Obligations hereunder.

(d)      (i)       Funding by Lenders; Presumption by Administrative Agent.    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Eurodollar Loans (or, in the case of any Base Rate Loans, prior to 12:00 noon on the date of such Loans) that such Lender will not make available to the Administrative Agent such Lender’s share of such Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.1 (or, in the case of a Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.4) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Loan available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

 (ii)       Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (d) shall be conclusive, absent manifest error.

3.16     Evidence of Debt.

(a)       Each Lender shall maintain an account or accounts evidencing each Loan made by such Lender to the Borrower from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Credit Agreement. Each Lender will make reasonable efforts to maintain the accuracy of its account or accounts and to promptly update its account or accounts from time to time, as necessary.

(b)       The Administrative Agent shall maintain the Register pursuant to Section 11.3(c), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount, type and Interest Period of each such Loan hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from or for the account of any Credit Party and each Lender’s share thereof. The Administrative Agent will make reasonable efforts to maintain the accuracy of the subaccounts referred to in the preceding sentence and to promptly update such subaccounts from time to time, as necessary.

(c)       The entries made in the accounts, Register and subaccounts maintained pursuant to clause (b) of this Section 3.16 (and, if consistent with the entries of the Administrative Agent, clause (a)) shall be prima facie evidence of the existence and amounts of the obligations of the Credit Parties therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain any such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Credit Parties to repay the Credit Party Obligations owing to such Lender.

3.17     Replacement of Affected Lenders.

(a)       If any Lender having a Revolving Commitment becomes a Defaulting Lender or an Impacted Lender or otherwise defaults in its Revolving Commitment or if any Lender is owed increased costs under Section 3.6, Section 3.8 or Section 3.9, or the Borrower is required to make any payments under Section 3.11 to any Lender in excess of those to the other Lenders or if any Lender elects not to enter into any amendment, modification, consent or waiver with respect to the Credit Agreement or any other Credit Document requested by the Borrower, which amendment, modification, consent or waiver cannot become effective without the consent of such Lender, the Borrower shall have the right, if no Event of Default then exists, to replace such Lender (the “Replaced Lender”) with one or more other Eligible Assignee or Eligible Assignees, none of whom shall constitute an Impacted Lender at the time of such replacement (collectively, the “Replacement Lender”), provided that (i) at the time of any replacement pursuant to this Section 3.17, the Replaced Lender and Replacement Lender shall enter into an Assignment and Assumption in the form of Exhibit 11.3(b) and in accordance with Section 11.3(b)(iv), pursuant to which the Replacement Lender shall acquire all or a portion, as the case may be, of the Commitments and outstanding Loans of, and participation in Letters of Credit by, the Replaced Lender and (ii) all obligations of the Borrower owing to the Replaced Lender relating to the Loans so replaced (including, without limitation, such increased costs and excluding those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being paid) shall be paid in full to such Replaced Lender concurrently with such replacement. Upon the execution of the assignment documentation, the payment of amounts referred to in clauses (i) and (ii) above and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder with respect to such replaced Loans, except with respect to indemnification provisions under this Credit Agreement, which shall survive as to such

Replaced Lender. Notwithstanding anything to the contrary contained above, (1) any Lender that acts as an Issuing Lender may not be replaced hereunder at any time that it has Letters of Credit outstanding hereunder unless arrangements satisfactory to such Lender (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer satisfactory to such Lender or the depositing of cash collateral into a cash collateral account maintained with the Administrative Agent in amounts and pursuant to arrangements satisfactory to such Lender) have been made with respect to such outstanding Letters of Credit and (2) the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 10.6. The Replaced Lender shall be required to deliver for cancellation its applicable Notes to be canceled on the date of replacement, or if any such Note is lost or unavailable, such other assurances or indemnification therefor as the Borrower may reasonably request.

(b)       During any period that a Lender is a Defaulting Lender, the Borrower may terminate in full the Commitments of such Defaulting Lender by giving notice to such Defaulting Lender and the Administrative Agent (such termination, a “Defaulting Lender Termination”) so long as on the effective date of such Defaulting Lender Termination and after giving effect thereto and to any repayment of Revolving Loans in connection therewith: (A) no Default or Event of Default exists (unless the Requisite Lenders otherwise consent to such Defaulting Lender Termination), (B) no Revolving Loans of such Defaulting Lender shall be outstanding, and (C) the sum of (1) the LOC Obligations and (2) the outstanding principal amount of Revolving Loans and Swingline Loans shall not exceed the aggregate Commitments of all Lenders that are not Defaulting Lenders. Each such notice shall specify the effective date of such Defaulting Lender Termination (the “Defaulting Lender Termination Date”), which shall be not less than five (5) Business Days (or such shorter period as agreed to by the Administrative Agent and such Defaulting Lender) after the date on which such notice is delivered to such Defaulting Lender and the Administrative Agent. On each such Defaulting Lender Termination Date, (A) the Commitments of such Defaulting Lender shall be reduced to zero, (B) such Defaulting Lender shall cease to be a “Lender” hereunder (provided that any Defaulting Lender shall continue to be entitled to the indemnification provisions contained herein, but only with respect to matters arising prior to the applicable Defaulting Lender Termination Date), (C) the Commitments of all other Lenders shall remain unchanged, (D) the Commitment Percentages will be reallocated by the Administrative Agent among the Lenders (other than the Defaulting Lender) in accordance with their Commitment Percentages after giving effect to the Defaulting Lender Termination and (E) at the option of the Issuing Lender and the Swingline Lender, respectively, the LOC Committed Amount and the Swingline Committed Amount, as applicable, shall be reduced by an amount equal to such Defaulting Lender’s Commitment Percentage thereof so long as, after giving effect to such reduction, the aggregate amount of LOC Obligations outstanding shall not exceed such reduced LOC Committed Amount and the aggregate principal amount of Swingline Loans outstanding shall not exceed such reduced Swingline Committed Amount, as applicable.

SECTION 4

GUARANTY

4.1      The Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to each Lender, each Affiliate of a Lender or Secured Hedge Provider that enters into a Secured Hedging Agreement or Cash Management Agreement, and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Credit Party Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Credit Party Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Credit Party Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, Secured Hedging Agreements or Cash Management Agreements, the obligations of each Guarantor under this Credit Agreement and the other Credit Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of any applicable state law.

4.2      Obligations Unconditional.

The obligations of the Guarantors under Section 4.1 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents, Secured Hedging Agreements or Cash Management Agreements, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Credit Party Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Section 4 until such time as the Credit Party Obligations have been Fully Satisfied. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder which shall remain absolute and unconditional as described above:

(a)       at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Credit Party Obligations shall be extended, or such performance or compliance shall be waived;

(b)       any of the acts mentioned in any of the provisions of any of the Credit Documents, any Secured Hedging Agreement or Cash Management Agreement between the Borrower and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Credit Documents or such Secured Hedging Agreements or Cash Management Agreements shall be done or omitted;

(c)       the maturity of any of the Credit Party Obligations shall be accelerated, or any of the Credit Party Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Credit Documents, any Secured Hedging Agreement or Cash Management Agreement, or any other agreement or instrument referred to in the Credit Documents or such Secured Hedging Agreements or Cash Management Agreements shall be waived or any other guarantee of any of the Credit Party Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d)       any Lien granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Credit Party Obligations shall fail to attach or be perfected; or

(e)       any of the Credit Party Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Credit Documents, any Secured Hedging Agreement or Cash Management Agreement, or any other agreement or instrument referred to in the Credit Documents or such Secured Hedging Agreements or Cash Management Agreements, or against any other Person under any other guarantee of, or security for, any of the Credit Party Obligations.

4.3      Reinstatement.

The obligations of the Guarantors under this Section 4 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Credit Party Obligations is rescinded or must be otherwise restored by any holder of any of the Credit Party Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

4.4      [Reserved].

4.5      Remedies.

The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Credit Party Obligations may be declared to be forthwith due and payable as provided in Section 9.2 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.2) for purposes of Section 4.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Credit Party Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Credit Party Obligations being deemed to have become automatically due and payable), the Credit Party Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.1. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.

4.6      Rights of Contribution.

The Guarantors hereby agree as among themselves that, if any Guarantor shall make an Excess Payment (as defined below), such Guarantor shall have a right of contribution from each other Guarantor in an amount equal to such other Guarantor’s Contribution Share (as defined below) of such Excess Payment. The payment obligations of any Guarantor under this Section 4.6 shall be subordinate and subject in right of payment to the Credit Party Obligations until such time as the Credit Party Obligations have been Fully Satisfied, and none of the Guarantors shall exercise any right or remedy under this Section 4.6 against any other Guarantor until such Credit Party Obligations have been Fully Satisfied.

For purposes of this Section 4.6, (a) “Excess Payment” shall mean the amount paid by any Guarantor in excess of its Pro Rata Share of any Credit Party Obligations; (b) “Pro Rata Share” shall mean, for any Guarantor in respect of any payment of Credit Party Obligations, the ratio (expressed as a percentage) as of the date of such payment of Credit Party Obligations of (i) the amount by which the aggregate present fair salable value on a going concern basis of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value on a going concern basis of all assets and other properties of all of the Credit Parties exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Credit Parties hereunder) of the Credit Parties; provided, however, that, for purposes of calculating the Pro Rata Shares of the Guarantors in respect of any payment of Credit Party Obligations, any Guarantor that became a Guarantor subsequent to the date of any such payment shall be deemed to have been a Guarantor on the date of such payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such payment; and (e) “Contribution Share” shall mean, for any Guarantor in respect of any Excess Payment made by any other Guarantor, the ratio (expressed as a percentage) as of the date of such Excess Payment of (i) the amount by which the aggregate present fair salable value on a going concern basis of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value on a going concern basis of all assets and other properties of the Credit Parties other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Credit Parties) of the Credit Parties other than the maker of such Excess Payment; provided, however, that, for purposes of calculating the Contribution Shares of the Guarantors in respect of any Excess Payment, any Guarantor that became a Guarantor subsequent to the date of any such Excess Payment shall be deemed to have been a Guarantor on the date of such Excess Payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such Excess Payment. This Section 4.6 shall not be deemed to affect any right of subrogation, indemnity, reimbursement or contribution that any Guarantor may have under applicable law against the Borrower in respect of any payment of Credit Party Obligations. Notwithstanding the foregoing, all rights of contribution against any Guarantor shall terminate from and after such time, if ever, that such Guarantor shall be relieved of its obligations pursuant to Section 8.5.

4.7      Guarantee of Payment; Continuing Guarantee.

The guarantee in this Section 4 is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Credit Party Obligations whenever arising.

SECTION 5

CONDITIONS

5.1      Closing Conditions.

The obligation of the Lenders to enter into this Credit Agreement and to make the initial Loans or the applicable Issuing Lender to issue the initial Letter of Credit, whichever shall occur first, shall be subject to satisfaction of the following conditions:

(a)       Executed Credit Documents.   Receipt by the Administrative Agent of duly executed copies of: (i) this Credit Agreement, (ii) the Notes, (iii) the Security Agreement, (iv) the Pledge Agreement and (v) a Deposit Account Control Agreement for each deposit account held in the name of each Credit Party (other than Excluded Accounts).

(b)       Corporate Documents.  Receipt by the Administrative Agent of the following:

   (i)       Charter Documents.   Copies of the articles or certificates of incorporation or other charter documents of each Credit Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation (except with respect to Merritt, Hawkins & Associates which shall be received pursuant to Section 7.16) and certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Closing Date.

   (ii)      Bylaws.  A copy of the bylaws or operating agreement, as applicable, of each Credit Party certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Closing Date.

   (iii)     Resolutions.   Copies of resolutions of the Board of Directors or manager, as applicable, of each Credit Party approving and adopting the Credit Documents to which it is a party, the transactions contemplated therein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary of such Credit Party to be true and correct and in force and effect as of the Closing Date.

   (iv)     Good Standing.    Copies of certificates of good standing, existence or its equivalent with respect to each Credit Party certified as of a recent date by the appropriate Governmental Authorities of the state or other jurisdiction of incorporation and the state or other jurisdiction of the chief executive office and principal place of business.

   (v)      Incumbency.   An incumbency certificate of each Credit Party certified by a secretary or assistant secretary to be true and correct as of the Closing Date.

(c)       Opinions of Counsel.  The Administrative Agent shall have received, in each case dated as of the Closing Date:

   (i)       a legal opinion of King & Spalding LLP with respect to the Credit Documents and each Credit Party organized in California, Delaware, New York, North Carolina and Texas, in form and substance reasonably satisfactory to the Administrative Agent; and

   (ii)      a legal opinion of special Nevada counsel for the Borrower with respect to each Credit Party organized in Nevada, in form and substance reasonably satisfactory to the Administrative Agent.

(d)       Personal Property Collateral.  The Administrative Agent shall have received:

   (i)       searches of Uniform Commercial Code filings in the jurisdiction of the chief executive office of each Credit Party and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;

   (ii)      UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;

   (iii)     searches of ownership of, and Liens on, Intellectual Property of each Credit Party in the appropriate governmental offices;

   (iv)     all certificates evidencing any certificated Capital Stock pledged to the Administrative Agent pursuant to the Pledge Agreement, together with duly executed in blank, undated stock powers attached thereto;

   (v)      such patent/trademark/copyright filings as requested by the Administrative Agent in order to perfect the Administrative Agent’s security interest in the Collateral;

   (vi)      all instruments and chattel paper in the possession of any of the Credit Parties, together with allonges or assignments as may be necessary or appropriate to perfect the Administrative Agent’s security interest in the Collateral; and

   (vii)     duly executed consents as are necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral.

(e)       Financial Statements.

   (i)       Receipt and reasonably satisfactory review by the Lenders of the consolidated financial statements of the Parent for the fiscal years ended 2009, 2010 and 2011, including balance sheets, income and cash flow statements audited by independent public accountants of recognized national standing and prepared in conformity with GAAP and such other financial information as the Administrative Agent may reasonably request.

   (ii)      The Lenders shall have received pro forma consolidated financial statements of the Consolidated Parties, and forecasts prepared by management of the Parent and/or Borrower, each in form reasonably satisfactory to the Lenders, of balance sheets, income statements and cash flow statements on a quarterly basis for the first year following the Closing Date and on an annual basis for each year thereafter during the term of this Credit Facility.

(f)       Evidence of Insurance.  Receipt by the Administrative Agent of copies of certificates of insurance of the Consolidated Parties evidencing liability and casualty insurance.

(g)       Other Indebtedness.  Receipt by the Administrative Agent of evidence that, as of the Closing Date immediately after giving effect to the application of the proceeds of Loans made on the Closing Date, the Consolidated Parties shall have no Consolidated Funded Indebtedness other than Indebtedness permitted under Section 8.1.

(h)       Officer’s Certificates.  The Administrative Agent shall have received a certificate or certificates executed by an Executive Officer of the Borrower as of the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent, stating that (i) all governmental, shareholder and third party consents and approvals, if any, with respect to the Credit Documents and the transactions contemplated thereby have been obtained, (ii) there shall not have occurred since the Parent’s Form 10-K was filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2011 any event or condition that has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (iii) no action, suit, investigation or proceeding is pending or threatened in any court or before any arbitrator or governmental instrumentality that purports to affect any Credit Party or any transaction contemplated by the Credit Documents, if such action, suit, investigation or proceeding could reasonably be expected to have a Material Adverse Effect and (iv) as of the Closing Date, (A) no Default or Event of Default exists, (B) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects as of the Closing Date and (C) the Borrower by itself, and the Credit Parties on a consolidated basis, are Solvent.

(i)       Fees and Expenses.  Payment by the Credit Parties to the Lenders, the Administrative Agent, the Syndication Agent, the Documentation Agent and the Arrangers of all fees and expenses relating to the Credit Facilities which are due and payable on the Closing Date.

(j)       Attorney Costs.    Payment by the Credit Parties of all reasonable fees, charges and disbursements of outside counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(k)       Ratings.  The Parent shall have received (i) a current corporate family rating and a current corporate rating, respectively, from each of Moody’s and S&P and (ii) a current facility rating with respect to the Loans from each of Moody’s and S&P.

(l)       Other.    Receipt by the Administrative Agent of such other documents, instruments, agreements or information as reasonably requested by the Administrative Agent or any Lender, including, but not limited to, information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership and contingent liabilities of the Consolidated Parties.

Without limiting the generality of the provisions of Section 10.4, for purposes of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each Credit Document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent or any Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.2      Conditions to all Extensions of Credit.

The obligations of each Lender to make any Loan and of the applicable Issuing Lender to issue or extend any Letter of Credit (including the initial Loans and the initial Letter of Credit) are subject to satisfaction of the following conditions in addition to satisfaction on the Closing Date of the conditions set forth in Section 5.1 of the Credit Agreement:

(a)       The Borrower shall have delivered (i) in the case of any Revolving Loan or any portion of a Term Loan, an appropriate Notice of Borrowing or Notice of Extension/Conversion or (ii) in the case of any Letter of Credit, the applicable Issuing Lender shall have received an appropriate request for issuance in accordance with the provisions of Section 2.2(b);

(b)       The representations and warranties set forth in Section 6 shall, subject to the limitations set forth therein, be true and correct in all material respects as of such date (except for those which expressly relate to an earlier date which shall be true and correct in all material respects as of such earlier date);

(c)       No Default or Event of Default shall exist and be continuing either prior to or after giving pro forma effect to the making of such Loan; and

(d)       Immediately after giving pro forma effect to the making of such Loan (and the application of the proceeds thereof) or to the issuance of such Letter of Credit, as the case may be, (i) the sum of the aggregate outstanding principal amount of Revolving Loans plus LOC Obligations plus Swingline Loans shall not exceed the Revolving Committed Amount and (ii) the LOC Obligations shall not exceed the LOC Committed Amount.

The delivery of each Notice of Borrowing, each Notice of Extension/Conversion and each request for a Letter of Credit pursuant to Section 2.2(b) shall constitute a representation and warranty by the Credit Parties of the correctness of the matters specified in clauses (b), (c), and (d) above.

SECTION 6

REPRESENTATIONS AND WARRANTIES

The Credit Parties hereby represent to the Administrative Agent and each Lender that:

6.1      Financial Condition.

(a)       The audited consolidated balance sheets and income statements of the Consolidated Parties for the fiscal year ended December 31, 2011 (including the notes thereto) (i) have been audited by KPMG LLP, (ii) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby and (iii) present fairly in all material respects (on the basis disclosed in the footnotes to such financial statements) the consolidated financial condition, results of operations and cash flows of the Consolidated Parties as of such date and for such periods. During the period from December 31, 2011 to and including the Closing Date, there has been no sale, transfer or other disposition by any Consolidated Party of any material part of the business or property of the Consolidated Parties, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of the Consolidated Parties, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto.

(b)       The financial statements delivered pursuant to Section 7.1(a) and (b) have been prepared in accordance with GAAP (except as may otherwise be permitted under Section 7.1(a) and (b)) and present fairly in all material respects (on the basis disclosed in the footnotes, if any, to such financial statements) the consolidated and consolidating financial condition, results of operations and cash flows of the Consolidated Parties as of such date and for such periods.

6.2      No Material Change.

Since the date the Parent’s Form 10-K was filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2011, there has been no development or event relating to or affecting any Consolidated Party which has had or could reasonably be expected to have a Material Adverse Effect.

6.3      Organization and Good Standing.

Each of the Consolidated Parties (a) is duly organized, validly existing and is in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has the corporate or other necessary power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged and (c) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing could not reasonably be expected to have a Material Adverse Effect.

6.4      Power; Authorization; Enforceable Obligations.

Each of the Credit Parties has the corporate or other necessary power and authority, and the legal right, to make, deliver and perform the Credit Documents to which it is a party, and in the case of the Borrower, to obtain extensions of credit hereunder, and has taken all necessary corporate or other necessary action to authorize the borrowings and other extensions of credit on the terms and conditions of this Credit Agreement and to authorize the execution, delivery and performance of the Credit Documents to which it is a party. No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of any Credit Party in connection with the borrowings or other extensions of credit hereunder, with the execution, delivery, performance, validity or enforceability of the Credit Documents to which such Credit Party is a party, except for (i) consents, authorizations, notices and filings described in Schedule 6.4, all of which have been obtained or made or have the status described in such Schedule 6.4 and (ii) filings to perfect the Liens created by the Collateral Documents. This Credit Agreement has been, and each other Credit Document to which any Credit Party is a party will be, duly executed and delivered on behalf of the Credit Parties. This Credit Agreement constitutes, and each other Credit Document to which any Credit Party is a party when executed and delivered will constitute, a legal, valid and binding obligation of such Credit Party enforceable against such party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

6.5      No Conflicts.

Neither the execution and delivery of the Credit Documents, nor the consummation of the transactions contemplated therein, nor performance of and compliance with the terms and provisions thereof by such Credit Party will (a) violate or conflict with any provision of its articles or certificate of incorporation or bylaws or other organizational or governing documents of such Person, (b) violate, contravene or materially conflict with any material Requirement of Law or any other law, regulation (including, without limitation, Regulation U or Regulation X), order, writ, judgment, injunction, decree or permit applicable to it, (c) violate, contravene or conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it may be bound, the violation, contravention, conflict or default of which could reasonably be expected to have a Material Adverse Effect, or (d) result in or require the creation of any Lien (other than Permitted Liens) upon or with respect to its properties.

6.6      No Default.

No Consolidated Party is in default in any respect under any contract, lease, loan agreement, indenture, mortgage, security agreement or other agreement or obligation to which it is a party or by which any of its properties is bound which default could have a Material Adverse Effect. No Default or Event of Default has occurred or exists except as previously disclosed in writing to the Administrative Agent.

6.7      Ownership.

Except to the extent the failure of which could not reasonably be expected to have a Material Adverse Effect, each of the Consolidated Parties is the owner of, and has good and marketable title to, or a valid leasehold interest in, all of its respective assets shown on the balance sheet dated December 31, 2011 and all assets and properties acquired since the date of such balance sheet, except for such properties as are no longer used or useful in the conduct of such Person’s business or as have been disposed of in the ordinary course of business or as otherwise permitted by this Credit Agreement, and except for minor defects in title that do not interfere with the ability of such Person to conduct its business as now conducted, and none of such assets is subject to any Lien other than Permitted Liens.

6.8      Indebtedness.

Except as otherwise permitted under Section 8.1, the Consolidated Parties have no Indebtedness.

6.9      Litigation.

There are no actions, suits or legal, equitable, arbitration or administrative proceedings, pending or, to the knowledge of any Executive Officer of any Credit Party, threatened in writing against any Consolidated Party which could reasonably be expected to have a Material Adverse Effect.

6.10    Taxes.

The Parent, the Borrower and, except as disclosed in Schedule 6.10, each of the other Consolidated Parties has filed, or caused to be filed, all material tax returns (Federal, state, local and foreign) required to be filed and paid (a) all amounts of taxes shown thereon to be due (including interest and penalties) and (b) all other material taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes (i) which are not yet delinquent or (ii) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP. Except as disclosed in Schedule 6.10, no Credit Party is aware as of the Closing Date of any proposed material tax assessments by any taxing authority against any Consolidated Party.

6.11    Compliance with Law.

Each of the Consolidated Parties is in compliance with all Requirements of Law and all other laws, rules, regulations, orders and decrees (including without limitation Environmental Laws) applicable to it, or to its properties, unless such failure to comply could not reasonably be expected to have a Material Adverse Effect. No Requirement of Law could reasonably be expected to cause a Material Adverse Effect.

6.12    ERISA.

(a)       Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or an application for such a letter is currently being processed by the Internal Revenue Service with respect thereto and, to the best knowledge of the Consolidated Parties, nothing has occurred which would prevent, or cause the loss of, such qualification. The Consolidated Parties and each ERISA Affiliate have made all minimum required contributions to each Plan subject to Section 412 or Section 430 of the Code.

(b)       There are no pending or, to the best knowledge of the Consolidated Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)       (i)   No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan is in “at risk status” (as defined in Section 430(i)(4) of the Code after giving effect to Section 430(i)(4)(B) and any other pension funding or transitional pension funding relief in effect at the relevant time); (iii) no Consolidated Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Consolidated Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) no Consolidated Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

6.13    Corporate Structure; Capital Stock, etc.

The capital and ownership structure of the Consolidated Parties as of the Closing Date is as described in Schedule 6.13A. Set forth on Schedule 6.13B is a complete and accurate list as of the Closing Date with respect to the Borrower and each of its direct and indirect Subsidiaries of (i) jurisdiction of incorporation, (ii) number of shares of each class of Capital Stock outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by the Consolidated Parties and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto. The outstanding Capital Stock of all such Persons is validly issued, fully paid and non-assessable and as of the Closing Date is owned by the Consolidated Parties, directly or indirectly, in the manner set forth on Schedule 6.13B, free and clear of all Liens (other than Permitted Liens). As of the Closing Date, other than as set forth in Schedule 6.13B, neither the Borrower nor any of its Subsidiaries has outstanding any securities convertible into or exchangeable for its Capital Stock nor does any such Person have outstanding any rights to subscribe for or to purchase any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its Capital Stock.

6.14    Governmental Regulations, Etc.

(a)       None of the transactions contemplated by this Credit Agreement (including, without limitation, the direct or indirect use of the proceeds of the Loans) will violate or result in a violation of the

Securities Laws or any of Regulation U and Regulation X. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement, in conformity with the requirements of FR Form U-1 referred to in Regulation U, that no part of the Letters of Credit or proceeds of the Loans will be used, directly or indirectly, for the purpose of “buying” or “carrying” any “margin stock” within the meaning of Regulation U and Regulation X, or for the purpose of purchasing or carrying or trading in any securities.

(b)       None of the Consolidated Parties is (i) subject to regulation as an “investment company”, or a company “controlled” by “investment company”, within the meaning of the Investment Company Act of 1940, as amended or (ii) subject to regulation under any other Federal or state statute or regulation which limits its ability to incur Indebtedness.

6.15    Purpose of Loans and Letters of Credit.

The Borrower will use the Letters of Credit and the proceeds of the Loans to (a) provide for working capital, capital expenditures and general corporate purposes of the Borrower and its Subsidiaries (including, without limitation, Permitted Acquisitions), (b) on the Closing Date to refinance the Existing Credit Agreements, and (c) pay fees and expenses relating to any of the foregoing.

6.16    Environmental Matters.

Except as would not reasonably be expected to have a Material Adverse Effect:

(a)       Each of the facilities and properties owned, leased or operated by the Consolidated Parties (the “Real Properties”) and all operations at the Real Properties are in compliance with all applicable Environmental Laws, there is no violation of any Environmental Law with respect to the Real Properties or the businesses operated by the Consolidated Parties (the “Businesses”), and there are no conditions relating to the Real Properties or the Businesses that are reasonably likely to give rise to liability under any applicable Environmental Laws.

(b)       None of the Real Properties contains, or has previously contained, any Materials of Environmental Concern at, on or under the Real Properties in amounts or concentrations that constitute or constituted a violation of, or are reasonably likely to give rise to liability under, Environmental Laws.

(c)       No Consolidated Party has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Real Properties or the Businesses, nor does any Executive Officer of any Credit Party have knowledge or reason to believe that any such notice will be received or is being threatened.

(d)       Materials of Environmental Concern have not been transported or disposed of from the Real Properties, or generated, treated, stored or disposed of at, on or under any of the Real Properties or any other location, in each case by or on behalf of any Consolidated Party in violation of, or in a manner that are reasonably likely to give rise to liability under, any applicable Environmental Law.

(e)       No judicial proceeding or governmental or administrative action is pending or, to the best knowledge of the Executive Officers of the Credit Parties, threatened, under any Environmental Law to which any Consolidated Party is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Consolidated Parties, the Real Properties or the Businesses.

(f)       There has been no release, or threat of release, of Materials of Environmental Concern at or from the Real Properties, or arising from or related to the operations (including, without limitation, disposal) of any Consolidated Party in connection with the Real Properties or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that are reasonably likely to give rise to liability under Environmental Laws.

6.17    Intellectual Property.

Each of the Consolidated Parties owns, or has the legal right to use, all trademarks, tradenames, copyrights, technology, know-how and processes (the “Intellectual Property”) necessary for each of them to conduct its business as currently conducted except for those the failure to own or have such legal right to use could not reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 6.17 is a list of all Intellectual Property registered with the United States Copyright Office or the United States Patent and Trademark Office and owned by each of the Consolidated Parties. Except as provided on Schedule 6.17, no claim has been asserted in writing and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Credit Party know of any such claim, and, to the knowledge of the Executive Officers of the Credit Parties, the use of such Intellectual Property by any Consolidated Party does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.18    Investments.

All Investments of each of the Consolidated Parties are Permitted Investments.

6.19    Business Locations.

Set forth on Schedule 6.19(a) is a list as of the Closing Date of all real property located in the United States and owned or leased by any Credit Party with street address and state where located. Set forth on Schedule 6.19(b) is a list as of the Closing Date of all locations where any tangible personal property of a Credit Party is located, including street address and state where located. Set forth on Schedule 6.19(c) is the chief executive office and principal place of business of each Credit Party as of the Closing Date.

6.20    Disclosure.

Taken as whole, this Credit Agreement, the financial statements referred to in Section 6.1(a) and the other documents, certificates or statements furnished by or on behalf of any Consolidated Party in connection with this Credit Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein or herein in light of the circumstances under which they were made not misleading.

6.21    No Burdensome Restrictions.

No Consolidated Party is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any applicable law, rule or regulation which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

6.22    Brokers’ Fees.

No Consolidated Party has any obligation to any Person, other than the Arrangers, in respect of any finder’s, broker’s, investment banking or other similar fee in connection with any of the transactions contemplated under the Credit Documents.

6.23    Labor Matters.

Other than as set forth on Schedule 6.23, there are no collective bargaining agreements or Multiemployer Plans covering the employees of any Consolidated Party as of the Closing Date and none of the Consolidated Parties has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years.

6.24    Nature of Business.

As of the Closing Date, the Consolidated Parties are engaged in the business of providing temporary healthcare staffing services, workforce management solutions, physician permanent placement services and home healthcare services.

6.25    Solvency.

As of the Closing Date, the Borrower is Solvent, and the Credit Parties are Solvent on a consolidated basis.

6.26    OFAC.

No Credit Party (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

6.27    Anti-Terrorism Laws.

Each Credit Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 7

AFFIRMATIVE COVENANTS

Each Credit Party hereby covenants and agrees that, so long as this Credit Agreement is in effect or any amounts payable hereunder or under any other Credit Document shall remain outstanding or any Letter of Credit is outstanding, and until all of the Commitments hereunder shall have terminated:

7.1      Information Covenants.

The Credit Parties will furnish, or cause to be furnished, to the Administrative Agent:

(a)       Annual Financial Statements.  As soon as available, and in any event within 90 days after the close of each fiscal year of the Parent (beginning with the fiscal year of the Parent ending December 31, 2012), a consolidated balance sheet and income statement of the Parent as of the end of such fiscal year, together with related consolidated statements of retained earnings and cash flows for such fiscal year, in each case setting forth in comparative form figures for the preceding fiscal year, all such financial information described above to be in reasonable form and detail and audited by independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent and whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP (except for changes with which such accountants concur) and shall not be limited as to the scope of the audit or qualified as to the status of the Parent as a going concern or any other material qualifications or exceptions. The financial statements delivered pursuant to this Section 7.1(a) shall be accompanied by a schedule providing, in form and substance reasonably satisfactory to the Administrative Agent, the consolidating financial statements of (i) the Consolidated Parties, taken as a whole and (ii) the Excluded JV’s, taken as a whole. Notwithstanding the foregoing, the Lenders agree that, to the extent that the requirements of this clause (a) are contained in the annual report of the Parent for such fiscal year on Form 10-K as filed with the Securities and Exchange Commission (the “Annual Report”), the obligations of the Credit Parties under this clause (a) will be satisfied by delivering to the Administrative Agent, within 90 days after the end of such fiscal year, the Annual Report.

(b)       Quarterly Statements.  As soon as available, and in any event within 45 days after the close of each of the first three fiscal quarters of the Parent (beginning with the fiscal quarter of the Parent ending March 31, 2012), (i) a consolidated balance sheet and income statement of the Parent as of the end of such fiscal quarter, together with related consolidated statements of retained earnings and cash flows for such fiscal quarter, in each case setting forth in comparative form figures for the corresponding period of the preceding fiscal year, all such financial information described above to be in reasonable form and detail and reasonably acceptable to the Administrative Agent, and accompanied by a certificate of an Executive Officer of the Borrower to the effect that such quarterly financial statements fairly present in all material respects the financial condition of the Parent and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments and the absence of footnotes (it being understood that the financial statements delivered pursuant to this Section 7.1(b)(i) shall be accompanied by a schedule providing, in form and substance reasonably satisfactory to the Administrative Agent, the consolidating financial statements of (A) the Consolidated Parties, taken as a whole and (B) the Excluded JV’s, taken as a whole) (the Lenders agree that, to the extent that the requirements of this clause (i) are contained in the quarterly report of the Parent for such fiscal quarter on Form 10-Q as filed with the Securities and Exchange Commission (the “Quarterly Report”), the obligations of the Credit Parties under this clause (i) will be satisfied by delivering to the Administrative Agent, within 45 days after the end of such fiscal quarter, the Quarterly Report) and (ii) a disclosure statement (the “Disclosure Statement”) in reasonable form and detail and reasonably acceptable to the Administrative Agent setting forth the adjustments to the financial statements delivered pursuant to clause (i) above necessary to determine the consolidated balance sheet and income statement and the related consolidated statements of retained earnings and cash flows of the Consolidated Parties as of the end of such fiscal quarter, and accompanied by a certificate of an Executive Officer of the Borrower to the effect that such Disclosure Statement when combined with the Quarterly Report present in all material respects the financial condition of the Consolidated Parties and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments and the absence of footnotes.

(c)       Officer’s Certificate. At the time of delivery of the financial statements provided for in Sections 7.1(a) and 7.1(b) above, a certificate of an Executive Officer of the Borrower substantially in the form of Exhibit 7.1(c), (i) demonstrating compliance with the financial covenants contained in Section 7.11 by calculation thereof as of the end of each such fiscal period and (ii) stating that no Default or Event of Default exists, or, if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Credit Parties propose to take with respect thereto.

(d)       Annual Business Plan and Budgets. As soon as available but in any event no later than 45 days following the end of each fiscal year of the Borrower, an annual business plan and budget of the Consolidated Parties containing, among other things, pro forma financial statements for the next four fiscal quarters and the next fiscal year.

(e)       Compliance With Certain Provisions of the Credit Agreement. Within 90 days after the end of each fiscal year of the Credit Parties, a certificate executed by an Executive Officer of the Borrower providing (i) the amount of all Material Asset Dispositions that were made during the prior fiscal year and (ii) an Excess Cash Flow calculation.

(f)       Auditor’s Reports. Within a reasonable time period after receipt, a copy of any “management letter” submitted by independent accountants to any Consolidated Party in connection with any annual audit of the books of such Person.

(g)       Reports. Promptly upon transmission or receipt thereof, (i) copies of any filings and registrations with, and reports to or from, the Securities and Exchange Commission, or any successor agency (other than exhibits and registration statements on Form S-8) and (ii) upon the request of the Administrative Agent, all reports and written information to and from the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration, or any state or local agency responsible for health and safety matters, or any successor agencies or authorities concerning environmental, health or safety matters.

(h)       Notices. Upon any Executive Officer of a Credit Party obtaining knowledge thereof, the Credit Parties will give written notice to the Administrative Agent promptly (and in any case within two Business Days) of (i) the occurrence of an event or condition consisting of a Default or Event of Default, specifying the nature and existence thereof and what action the Credit Parties propose to take with respect thereto, (ii) the occurrence of any of the following with respect to any Consolidated Party (A) the pendency or commencement of any litigation, arbitral or governmental proceeding against such Person which if adversely determined is reasonably likely to have a Material Adverse Effect or (B) the institution of any proceedings against such Person with respect to, or the receipt of notice by such Person of potential liability or responsibility for violation, or alleged violation of any Federal, state or local law, rule or regulation, including but not limited to, Environmental Laws, the violation of which could reasonably be expected to have a Material Adverse Effect; and (iii) any material change in accounting policies or financial reporting practices by the Parent, the Borrower or any Subsidiary.

(i)       ERISA. Upon any Executive Officer of a Credit Party obtaining knowledge thereof, the Credit Parties will give written notice to the Administrative Agent promptly (and in any event within five Business Days) of: (i) any event or condition, including, but not limited to, any Reportable Event, that constitutes an ERISA Event; (ii) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA or otherwise of any withdrawal liability assessed against the Credit Parties or any ERISA Affiliates, or of a determination that any Multiemployer Plan is in reorganization or insolvent (both within the meaning of Title IV of ERISA); (iii) the failure to make full payment on or before the due date (including extensions) thereof of all amounts which any Consolidated Party or any ERISA Affiliate is required to contribute to each Pension Plan pursuant to its terms and as required to meet the minimum funding standard set forth in ERISA and the Code with respect thereto; or (iv) any change in the funding status of any Plan that could reasonably be expected to cause the Pension Plan to enter “at risk status” as defined in Section 430(i)(4) of the Code after giving effect to Section 430(i)(4)(B) and any other pension funding or transitional pension funding relief in effect at the relevant time, together with a description of any such event or condition or a copy of any such notice and a statement by an Executive Officer of the Borrower briefly setting forth the details regarding such event, condition, or notice, and the action, if any, which has been or is being taken or is proposed to be taken by the Credit Parties with respect thereto. Promptly upon request, the Credit Parties shall furnish the Administrative Agent and the Lenders with such additional information concerning any Pension Plan as may be reasonably requested, including, but not limited to, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the Code, respectively, for each “plan year” (within the meaning of Section 3(39) of ERISA).

(j)       Environmental.   Upon the reasonable written request of the Administrative Agent following the occurrence of any event or the discovery of any condition which the Administrative Agent reasonably believes has caused (or could be reasonably expected to cause) the representations and warranties set forth in Section 6.16 to be untrue in any material respect, the Credit Parties will furnish or cause to be furnished to the Administrative Agent, at the Credit Parties’ expense, a report of an environmental assessment of reasonable scope, form and depth, (including, where appropriate, invasive soil or groundwater sampling) by a consultant reasonably acceptable to the Administrative Agent as to the nature and extent of the presence of any Materials of Environmental Concern on any Real Properties (as defined in Section 6.16) and as to the compliance by any Consolidated Party with Environmental Laws at such Real Properties. If the Credit Parties fail to deliver such an environmental report within seventy-five (75) days after receipt of such written request then the Administrative Agent may arrange for same, and the Credit Parties hereby grant to the Administrative Agent and their representatives access to the Real Properties to reasonably undertake such an assessment (including, where appropriate, invasive soil or groundwater sampling). The reasonable cost of any assessment arranged for by the Administrative Agent pursuant to this provision will be payable by the Credit Parties on demand and added to the obligations secured by the Collateral Documents.

(k)       Additional Patents and Trademarks. At the time of delivery of the financial statements and reports provided for in Section 7.1(a), a report signed by an Executive Officer of the Borrower setting forth (i) a list of registration numbers for all patents, trademarks, service marks, tradenames and copyrights awarded to any Consolidated Party since the last day of the immediately preceding fiscal year and (ii) a list of all patent applications, trademark applications, service mark applications, trade name applications and copyright applications submitted by any Consolidated Party since the last day of the immediately preceding fiscal year and the status of each such application, all in such form as shall be reasonably satisfactory to the Administrative Agent.

(l)       Other Information.   With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of any Consolidated Party as the Administrative Agent may reasonably request.

Documents required to be delivered pursuant to Section 7.1(a) or (b) or Section 7.1(g) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Officer’s Certificates required by Section 7.1(c) to the Administrative Agent. Except for such Officer’s Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent, the Syndication Agent and/or the Arrangers will make available to the Lenders and the Issuing Lender materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (x) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; and (y) the Administrative Agent, the Syndication Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, the Borrower shall not be under any obligation to mark any Borrower Materials “PUBLIC.”

7.2      Preservation of Existence and Franchises.

Except as a result of or in connection with a dissolution, merger or disposition of a Subsidiary not prohibited by Section 8.4 or Section 8.5, each Credit Party will, and will cause each of its Subsidiaries to, do all things necessary to preserve and keep in full force and effect its existence, authority and material rights and franchises.

7.3      Books and Records.

Each Credit Party will, and will cause each of its Subsidiaries to, keep complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves).

7.4      Compliance with Law.

Each Credit Party will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its Property if noncompliance with any such law, rule, regulation, order or restriction could reasonably be expected to have a Material Adverse Effect.

7.5      Payment of Taxes and Other Indebtedness.

Each Credit Party will, and will cause each of its Subsidiaries to, pay and discharge (a) all material taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent, (b) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien upon any of its properties, and (c) except as prohibited hereunder, all of its other Indebtedness as it shall become due; provided, however, that no Consolidated Party shall be required to pay any such tax, assessment, charge, levy, claim or Indebtedness which is being contested in good faith by appropriate proceedings and as to which adequate reserves therefor have been established in accordance with GAAP, unless the failure to make any such payment (i) could give rise to an immediate right to foreclose on a Lien securing such amounts or (ii) could reasonably be expected to have a Material Adverse Effect.

7.6      Insurance.

(a)       Each Credit Party will, and will cause each of its Subsidiaries to, at all times maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance, casualty insurance and business interruption insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice (or as otherwise required by the Collateral Documents). The Administrative Agent shall be named as loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be altered or canceled.

(b)       In the event that any of the Consolidated Parties receive Net Cash Proceeds of any Extraordinary Receipts in excess of $1,000,000 in aggregate amount during any fiscal year of the Consolidated Parties (“Excess Proceeds”) on account of any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any Property of the Consolidated Parties (with respect to any Consolidated Party, an “Involuntary Disposition”), the Credit Parties shall, within the period of 360 days following the date of receipt of such Excess Proceeds, apply (or cause to be applied) an amount equal to such Excess Proceeds to (i) make Eligible Reinvestments (including but not limited to the repair or replacement of the related Property) or (ii) prepay the Loans (and Cash Collateralize the LOC Obligations) in accordance with the terms of Section 3.3(b)(iii)(B). All insurance proceeds shall be subject to the security interest of the Administrative Agent (for the ratable benefit of the Lenders) under the Collateral Documents. Pending final application of any Excess Proceeds, the Credit Parties may apply such Excess Proceeds to temporarily reduce the Revolving Loans or to make Permitted Investments.

7.7        Maintenance of Property.

Each Credit Party will, and will cause each of its Subsidiaries to, maintain and preserve its properties and equipment material to the conduct of its business in good repair, working order and condition, normal wear and tear and casualty and condemnation excepted, and will make, or cause to be made, in such properties and equipment from time to time all repairs, renewals, replacements, extensions, additions, betterments and improvements thereto as may be needed or proper, to the extent and in the manner customary for companies in similar businesses.

7.8        Performance of Obligations.

Each Credit Party will, and will cause each of its Subsidiaries to, perform in all material respects all of its material obligations under the terms of all material agreements, indentures, mortgages, security agreements or other debt instruments to which it is a party or by which it is bound.

7.9        Use of Proceeds.

The Borrower will use the proceeds of the Loans and will use the Letters of Credit solely for the purposes set forth in Section 6.15.

7.10      Audits/Inspections.

Upon reasonable notice and during normal business hours (and (a) with respect to inspections initiated by the Administrative Agent, at the expense of the Borrower (not to exceed $10,000 per annum) and (b) with respect to inspections initiated by a Lender, at the expense of such Lender), each Credit Party will, and will cause each of its Subsidiaries to, permit representatives appointed by the Administrative Agent or any Lender, including, without limitation, independent accountants, agents, attorneys, and appraisers to visit and inspect its property, including its books and records, its accounts receivable and inventory, its facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representative obtains and shall permit the Administrative Agent or its representatives to investigate and verify the accuracy of information provided to the Lenders and to discuss all such matters with the officers, employees and representatives of such Person; provided, however, that, unless an Event of Default shall be in existence, neither the Administrative Agent nor the Lenders, collectively, shall exercise their rights under this sentence more often than one time during any calendar year; provided, further, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

7.11      Financial Covenants.

(a)        Consolidated Leverage Ratio. The Credit Parties shall not permit the Consolidated Leverage Ratio as of the last day of any fiscal quarter of the Consolidated Parties to be greater than:

Fiscal Year	March 31	June 30	September 30	December 31
2012	N/A	4.50 to 1.0	4.50 to 1.0	4.25 to 1.0
2013	4.00 to 1.0	4.00 to 1.0	3.75 to 1.0	3.75 to 1.0
2014	3.50 to 1.0	3.50 to 1.0	3.25 to 1.0	3.00 to 1.0
2015	3.00 to 1.0	2.75 to 1.0	2.75 to 1.0	2.75 to 1.0
2016 and thereafter	2.75 to 1.0	2.75 to 1.0	2.75 to 1.0	2.75 to 1.0

(b)        Minimum Consolidated Interest Coverage Ratio. The Credit Parties shall not permit the Consolidated Interest Coverage Ratio as of the last day of any fiscal quarter of the Consolidated Parties to be less than 2.25 to 1.0.

7.12      Additional Guarantors.

As soon as practicable and in any event within 30 days (or such additional time as consented to by the Administrative Agent) after any Person becomes a direct or indirect Subsidiary (other than an Excluded Subsidiary) of the Parent, the Borrower shall provide the Administrative Agent with written notice thereof setting forth information in reasonable detail describing all of the assets of such Person and shall (a) if such Person is a Domestic Subsidiary (other than an Excluded Subsidiary), (i) cause such Person to execute a Joinder Agreement in substantially the same form as Exhibit 7.12 and (ii) cause 100% of the issued and outstanding Capital Stock of such Person to be delivered (if certificated) to the Administrative Agent (together with undated stock powers signed in blank) and pledged to the Administrative Agent pursuant to an appropriate pledge agreement(s) in substantially the form of the Pledge Agreement and otherwise in form reasonably acceptable to the Administrative Agent, (b) if such Person is a direct Foreign Subsidiary (other than an Excluded Subsidiary) of a Credit Party, cause 65% (or such greater percentage that, due to a change in an applicable Requirement of Law after the date hereof, (i) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent and (ii) could not reasonably be expected to cause any adverse tax consequences) of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) of such Person to be delivered (if certificated) to the Administrative Agent (together with undated stock powers signed in blank (unless, with respect to a Foreign Subsidiary, such stock powers are deemed unnecessary by the Administrative Agent in its reasonable discretion under the law of the jurisdiction of incorporation of such Person)) and pledged to the Administrative Agent pursuant to an appropriate pledge agreement(s) in substantially the form of the Pledge Agreement and otherwise in form acceptable to the Administrative Agent and (c) cause such Person to (i) if such Person is a Domestic Subsidiary (other than an Excluded Subsidiary) which has any real Property required by Section 7.13 to be pledged to the Administrative Agent, deliver to the Administrative Agent with respect to such real Property, such real property documents, instruments and other items, in form reasonably acceptable to the Administrative Agent, as the Administrative Agent shall reasonably request in order the provide the Administrative Agent with a first priority, perfected and title insured Lien in such real Property to secure the Credit Party Obligations and (ii) deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements, real estate title insurance policies, environmental reports, landlord’s waivers, certified resolutions and other organizational and authorizing documents of such Person, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Administrative Agent’s Liens thereunder) and other items of the types required to be delivered pursuant to Section 5.1(b), (c) and (d), all in form, content and scope reasonably satisfactory to the Administrative Agent. For the avoidance of doubt, (i) in no event shall any Excluded JV or Excluded Subsidiary be required to become a Guarantor hereunder, (ii) in no event shall any Credit Party be required to pledge any Capital Stock of any Excluded JV to the Administrative Agent or any Lender and (iii) the Borrower may, at its option, elect to join any Excluded Subsidiary as a Guarantor by causing such Excluded Subsidiary to comply with the provisions contained in this Section 7.12 and in Section 7.13 (it being understood and agreed that no legal opinion shall be required to be delivered in connection with the joinder of any Excluded Subsidiary).

7.13      Pledged Assets.

Each Credit Party will cause all of its owned Property other than Excluded Property, to be subject at all times to first priority, perfected and title insured Liens in favor of the Administrative Agent to secure the Credit Party Obligations pursuant to the terms and conditions of the Collateral Documents or, with respect to any such Property acquired subsequent to the Closing Date, such other additional security documents as the Administrative Agent shall reasonably request, subject in any case to Permitted Liens. In keeping with the requirements of the preceding sentence, each Credit Party will deliver to the Administrative Agent, with respect to any owned real Property acquired by such Person subsequent to the Closing Date and required by this Section 7.13 to be pledged to the Administrative Agent, such real property documents, instruments and other items (including, without limitation, whether such real Property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”) and (B) if such real Property is a Flood Hazard Property, (1) whether the community in which such real Property is located is participating in the National Flood Insurance Program, (2) the applicable Credit Party’s written acknowledgment of receipt of written notification from the Administrative Agent (a) as to the fact that such real Property is a Flood Hazard Property and (b) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (3) copies of insurance policies or certificates of insurance of the Parent and its Subsidiaries evidencing flood insurance satisfactory to the Administrative Agent and naming the Administrative Agent as sole loss payee on behalf of the Lenders), in form reasonably acceptable to the Administrative Agent, as the Administrative Agent shall reasonably request in order the provide the Administrative Agent with a first priority, perfected and title insured Lien in such owned real Property to secure the Credit Party Obligations. Without limiting the generality of the above, the Credit Parties will cause (i) 100% of the issued and outstanding Capital Stock of the Borrower, and (ii) 100% of the issued and outstanding Capital Stock of each Domestic Subsidiary to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Collateral Documents or such other security documents as the Administrative Agent shall reasonably request.

7.14      Environmental.

The Consolidated Parties will conduct and complete all investigations, studies, sampling, and testing and all remedial, removal, and other actions necessary to address all Materials of Environmental Concern on, from or affecting any of the Real Properties to the extent necessary to be in compliance with all Environmental Laws and with the validly issued orders and directives of all Governmental Authorities with jurisdiction over such Real Properties to the extent any failure to undertake such action could reasonably be expected to have a Material Adverse Effect.

7.15      Maintenance of Ratings.

The Credit Parties shall use commercially reasonable efforts to renew annually from (a) Moody’s, a public corporate family rating for the Parent and a current facility rating with respect to the Loans and (b) from S&P, a current corporate rating for the Parent and a current facility rating with respect to the Loans.

7.16      Post Closing Covenant.

(a)        Within ten (10) Business Days after the Closing Date (or such extended period of time as agreed to by the Administrative Agent), the Borrower shall deliver to the Administrative Agent the certificate of incorporation of Merritt, Hawkins and Associates certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state of California.

(b)        Within fifteen (15) days after the Closing Date (or such extended period of time as agreed to by the Administrative Agent), the Credit Parties, as applicable, shall deliver to the Administrative Agent, Deposit Account Control Agreements, in form and substance reasonable acceptable to the Administrative Agent with respect to each of the deposit accounts (other than Excluded Accounts) maintained by or on behalf of the Credit Parties with Bank of America, N.A. and JPMorgan Chase Bank, N.A., which agreements shall be sufficient to create perfected and valid security interests in each such deposit account.

(c)        Within fifteen (15) days after the Closing Date (or such extended period of time as agreed to by the Administrative Agent), the Credit Parties shall provide the Administrative Agent such patent/trademark/copyright filings, not delivered prior to the Closing Date, as requested by the Administrative Agent in order to perfect the Administrative Agent’s security interest in the Collateral.

(d)        Within ten (10) days after the Closing Date (or such extended period of time as agreed to by the Administrative Agent), the Credit Parties shall deliver to the Administrative Agent revised copies of certificates of insurance of the Consolidated Parties evidencing liability and casualty insurance meeting the requirements set forth in the Credit Documents, including, but not limited to, naming the Administrative Agent as additional insured (in the case of liability insurance) or loss payee (in the case of hazard insurance) on behalf of the Lenders.

SECTION 8

NEGATIVE COVENANTS

Each Credit Party hereby covenants and agrees that, so long as this Credit Agreement is in effect or any amounts payable hereunder or under any other Credit Document shall remain outstanding or any Letter of Credit is outstanding, and until all of the Commitments hereunder shall have terminated:

8.1        Indebtedness.

The Credit Parties will not permit any Consolidated Party to contract, create, incur, assume or permit to exist any Indebtedness, except:

(a)        Indebtedness arising under this Credit Agreement and the other Credit Documents;

(b)        Indebtedness of the Borrower and its Subsidiaries set forth in Schedule 8.1 (and renewals, refinancings and extensions thereof on terms and conditions no less favorable to such Person than such existing Indebtedness);

(c)        purchase money Indebtedness (including obligations in respect of Capital Leases or Synthetic Leases) hereafter incurred by the Borrower or any of its Subsidiaries to finance the purchase of fixed assets provided that (i) the total of all such Indebtedness under this clause (c) for all such Persons taken together shall not exceed an aggregate principal amount of $7,500,000 at any one time outstanding; (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed; and (iii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

(d)        obligations of the Borrower in respect of Hedging Agreements entered into in order to manage existing or anticipated interest rate or exchange rate risks and not for speculative purposes;

(e)        intercompany Indebtedness arising out of loans, advances and Guaranty Obligations permitted under Section 8.6;

(f)        Indebtedness of any Subsidiary of the Borrower that existed at the time such Person became a Subsidiary of the Borrower in connection with a Permitted Acquisition and Indebtedness assumed by the Borrower or any Subsidiary of the Borrower in connection with a Permitted Acquisition; provided that (i) such Indebtedness was not incurred in contemplation of such Permitted Acquisition; (ii) the total of all such Indebtedness under this clause (f) for all such Persons taken together shall not exceed an aggregate principal amount of $10,000,000 at any one time outstanding; and (iii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

(g)        Subordinated Indebtedness of the Borrower in an aggregate principal amount not to exceed $25,000,000 at any one time outstanding plus any accumulated accrued pay-in-kind interest on such Indebtedness;

(h)        Guaranty Obligations of the Parent, the Borrower or any of the Subsidiaries of the Parent with respect to any Indebtedness of the Parent or any of its Subsidiaries permitted by this Section 8.1;

(i)         other Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding;

(j)         (A) to the extent constituting Indebtedness, obligations under Cash Management Agreements and (B) Indebtedness incurred by the Borrower or any of its Subsidiaries in respect of netting services, overdraft protections and similar arrangements in each case in connection with cash management or deposit accounts;

(k)        Indebtedness under the Cash Collateral Agreement (and renewals, refinancings and extensions thereof on terms and conditions no less favorable to such Person than such existing Indebtedness) in an aggregate principal amount not to exceed $23,000,000 at any one time outstanding; and

(l)         to the extent that any earn-out payments due under any acquisition agreement by any Consolidated Party (the “Earn-Out Liabilities”) constitute “the deferred purchase price of Property or services purchased by such Person” pursuant to clause (d) of the definition of Indebtedness, Earn-Out Liabilities with respect to any Permitted Acquisition.

8.2        Liens.

The Credit Parties will not permit any Consolidated Party to contract, create, incur, assume or permit to exist any Lien with respect to any of its Property, whether now owned or after acquired, except for Permitted Liens.

8.3        Nature of Business.

The Credit Parties will not permit any Consolidated Party to engage at any time in any business or business activity other than the business conducted by such Person as of the Closing Date and any business reasonably related or similar thereto.

8.4        Consolidation, Merger, Dissolution, etc.

Except in connection with a Permitted Asset Disposition, the Credit Parties will not permit any Consolidated Party to merge or consolidate or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); provided that, notwithstanding the foregoing provisions of this Section 8.4 but subject to the terms of Sections 7.12 and 7.13, (a) the Borrower may merge or consolidate with any of its Subsidiaries; provided that the Borrower shall be the continuing or surviving corporation, (b) any Credit Party other than the Parent or the Borrower may merge or consolidate with any other Credit Party other than the Parent or the Borrower, (c) any Consolidated Party which is not a Credit Party may be merged or consolidated with or into any Credit Party other than the Parent provided that such Credit Party shall be the continuing or surviving corporation, (d) any Consolidated Party which is not a Credit Party may be merged or consolidated with or into any other Consolidated Party which is not a Credit Party, (e) any Subsidiary of the Borrower may merge with any Person that is not a Credit Party in connection with an Asset Disposition permitted under Section 8.5, (f) the Borrower or any Subsidiary of the Borrower may merge with any Person other than a Consolidated Party in connection with a Permitted Acquisition provided that, if such transaction involves the Borrower, the Borrower shall be the continuing or surviving corporation and (g) any Subsidiary of the Borrower may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect. It is understood that this Section 8.4 shall not prohibit any Consolidated Party from entering into any agreement of merger or consolidation, but shall prohibit the consummation of any such merger or consolidation (except as permitted pursuant to this Section 8.4).

8.5        Asset Dispositions.

The Credit Parties will not permit any Consolidated Party to make any Asset Disposition other than an Excluded Asset Disposition unless (a) at least 75% of the consideration paid in connection therewith shall consist of cash or Cash Equivalents, (b) if such transaction is a Sale and Leaseback Transaction, such transaction is not prohibited by the terms of Section 8.13, (c) such transaction does not involve the sale or other disposition of a minority equity interest in any Consolidated Party, (d) such transaction does not involve a sale or other disposition of receivables other than receivables owned by or attributable to other Property concurrently being disposed of in a transaction otherwise permitted under this Section 8.5, (e) the aggregate tangible net book value of all of the assets sold or otherwise disposed of by the Consolidated Parties in all such transactions after the Closing Date shall not exceed $5,000,000, (f) if the aggregate net book value of the assets being sold or otherwise disposed of by the Consolidated Parties in such transaction exceeds $250,000, a certificate of an Executive Officer of the Borrower specifying the anticipated date of such Asset Disposition, briefly describing the assets to be sold or otherwise disposed of and setting forth the net book value of such assets, the aggregate consideration and the Net Cash Proceeds to be received for such assets in connection with such Asset Disposition and (g) the Credit Parties shall, within the period of 360 days following the consummation of such Asset Disposition (with respect to any such Asset Disposition, the “Application Period”), apply (or cause to be applied) an amount equal to the Net Cash Proceeds of such Asset Disposition to (i) make Eligible Reinvestments or (ii) prepay the Loans (and Cash Collateralize the LOC Obligations) in accordance with the terms of Section 3.3(b)(iii)(A). Pending final application of the Net Cash Proceeds of any Asset

Disposition in accordance with the terms of Section 3.3(b)(iii)(A), the Consolidated Parties may apply such Net Cash Proceeds to temporarily reduce the Revolving Loans or to make Investments in Cash Equivalents.

Upon a sale of assets or the sale of Capital Stock of a Consolidated Party permitted by this Section 8.5, the Administrative Agent shall (to the extent applicable) deliver to the Credit Parties, upon the Credit Parties’ request and at the Credit Parties’ expense, such documentation as is reasonably necessary to evidence the release of the Administrative Agent’s security interest, if any, in such assets or Capital Stock, including, without limitation, amendments or terminations of UCC financing statements, if any, the return of stock certificates, if any, and the release of such Consolidated Party from all of its obligations, if any, under the Credit Documents.

8.6        Investments.

The Credit Parties will not permit any Consolidated Party to make Investments in or to any Person, except for Permitted Investments.

8.7        Restricted Payments.

The Credit Parties will not permit any Consolidated Party to, directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except (a) to make dividends or other distributions payable to any Credit Party (directly or indirectly through Subsidiaries); provided that the proceeds of any dividends or distributions made to the Parent in reliance of this clause (a) are subsequently contributed by the Parent to a Credit Party, (b) payments by any Consolidated Parties to the Parent in respect of the tax liability of the affiliated group of corporations that file consolidated federal income tax returns (or that file state or local income tax returns on a consolidated, combined, unitary or similar basis), (c) loans, advances, dividends or distributions by any Consolidated Party to the Parent not to exceed $5,000,000 in any fiscal year to enable the Parent to pay (i) its costs (including all professional fees and expenses) incurred to comply with its reporting obligations under federal or state laws or in connection with reporting obligations in respect of any Indebtedness of the Parent permitted under Section 8.1, (ii) for corporate, administrative and operating expenses in the ordinary course of business (including, without limitation, costs and expenses in connection with advisory fees, commissions and expenses incurred by a Credit Party in connection with any Permitted Acquisition or other business combination permitted under this Credit Agreement), (d) the repurchase, redemption or other acquisition or retirement for value of any Capital Stock or any option to acquire Capital Stock of the Parent held by members of senior management and other key employees of the Parent and its Subsidiaries in an aggregate cash amount not to exceed $5,000,000 in the aggregate following the Closing Date; provided that no Default or Event of Default exists either before or after giving effect to such Restricted Payment, (e) as permitted by Section 8.8 or Section 8.9, (f) payments of regularly scheduled cash interest payments and payments in kind of interest accrued, in each case, in respect of any Subordinated Indebtedness to the extent permitted under the applicable subordination provisions thereof, (g) the refinancing of any Subordinated Indebtedness with the proceeds received from any Equity Issuance or other Subordinated Indebtedness to the extent not required to be applied to the Loans hereunder pursuant to Section 3.3, (h) loans, advances, dividends or distributions by any Consolidated Party to the Parent to enable the Parent to make the payments or reimbursements of fees and expenses to the extent permitted by Section 8.9(f), (i) loans, advances, dividends or distributions by any Consolidated Party to the Parent to enable the Parent to effect any repurchase, redemption or other acquisition or retirement for value of any Capital Stock or any option to acquire Capital Stock of the Parent to the extent permitted by Section 8.7(d) and (j) such other Restricted Payments in addition to the foregoing in an aggregate cash amount not to exceed $15,000,000 in the aggregate following the Closing Date; provided that no Default or Event of Default exists either before or after giving effect to such Restricted Payment.

8.8        Other Indebtedness, etc.

The Credit Parties will not permit any Consolidated Party to (a) if any Default or Event of Default has occurred and is continuing or would be directly or indirectly caused as a result thereof, (i) after the issuance thereof, amend or modify any of the terms of any Indebtedness (other than this Credit Agreement) of any such Person if such amendment or modification would add or change any terms in a manner adverse to such Person, or shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto or change any subordination provision thereof, or (ii) make (or give any notice with respect thereto) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any other Indebtedness (other than this Credit Agreement) of such Person, (b) shorten the final maturity of any Subordinated Indebtedness or amend or modify any of the subordination provisions of any Subordinated Indebtedness, (c) make interest payments in respect of any Subordinated Indebtedness in violation of the subordination provisions of the documents evidencing and/or governing such Subordinated Indebtedness or (d) except as otherwise permitted under Section 8.7, make (or give any notice with respect thereto) any voluntary or optional payment or prepayment, redemption, acquisition for value or defeasance of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any Subordinated Indebtedness.

8.9        Transactions with Affiliates.

The Credit Parties will not permit any Consolidated Party to enter into or permit to exist any transaction or series of transactions with any officer, director, shareholder, Subsidiary or Affiliate of such Person other than (a) advances of working capital to any Credit Party other than the Parent, (b) transfers of cash and assets to any Credit Party other than the Parent, (c) transactions expressly permitted by Section 8.1, Section 8.4, Section 8.5, Section 8.6, or Section 8.7, (d) customary compensation and reimbursement of expenses of officers and directors, (e) transactions described on Schedule 8.9, (f) payment or reimbursement of fees and expenses of the Parent and any of its shareholders in connection with any registration of the Capital Stock of the Parent pursuant to registration rights agreements or as otherwise approved by the Board of Directors of the Borrower or Parent in an amount not to exceed $5,000,000 in any fiscal year, and (g) except as otherwise specifically limited in this Credit Agreement, other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director, shareholder, Subsidiary or Affiliate.

8.10      Organizational Documents; Fiscal Year.

The Credit Parties will not permit any Consolidated Party to (i) amend, modify or change its articles of incorporation (or corporate charter or other similar organizational document) or bylaws (or other similar document) in any manner materially adverse to the Lenders or (ii) change its fiscal year.

8.11      Limitation on Restricted Actions.

The Credit Parties will not permit any Consolidated Party to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Person to (a) pay dividends or make any other distributions to any Credit Party on its Capital Stock, (b) pay any Indebtedness or other obligation owed to any Credit Party, (c) make loans or advances to any Credit Party, (d) sell, lease or transfer any of its properties or assets to any Credit Party, or (e) act as a Credit Party and pledge its assets pursuant to the Credit Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (a)-(d) above) for such encumbrances or restrictions existing under or by reason of (i) this Credit Agreement and the other Credit Documents, (ii) documents evidencing and/or governing any Subordinated Indebtedness to the extent consistent with the restrictions in this Section 8.11, (iii) applicable law, (iv) any document or instrument governing Indebtedness incurred pursuant to Section 8.1(c), Section 8.1(f), Section 8.1(g), Section 8.1(i) or Section 8.1(k); provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith or are generally less restrictive than the covenants set forth in this Credit Agreement, (v) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien or (vi) customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 8.5 pending the consummation of such sale.

8.12      Ownership of Subsidiaries; Limitations on Parent.

Notwithstanding any other provisions of this Credit Agreement to the contrary:

(a)        The Credit Parties will not permit any Consolidated Party to (i) permit any Person (other than the Borrower or any Wholly Owned Subsidiary of the Borrower) to own any Capital Stock of any Subsidiary of the Borrower, except (A) to qualify directors where required by applicable law or to satisfy other requirements of applicable law with respect to the ownership of Capital Stock of Foreign Subsidiaries or (B) as a result of or in connection with a dissolution, merger, consolidation or disposition of a Subsidiary not prohibited by Section 8.4 or Section 8.5, (ii) permit any Subsidiary of the Borrower to issue or have outstanding any shares of preferred Capital Stock or (iii) permit, create, incur, assume or suffer to exist any Lien on any Capital Stock of any Subsidiary of the Parent, except for Permitted Liens of the type described in clause (xix) of the definition of “Permitted Liens” set forth in Section 1.1.

(b)        The Parent shall not (i) hold any material assets other than (A) the Capital Stock of the Borrower or any Wholly-Owned Subsidiary of the Parent that is a Credit Party or an Excluded Subsidiary, (B) the Capital Stock of the Parent repurchased, redeemed or otherwise acquired or retired for value by the Parent to the extent permitted by Section 8.7 and (C) cash to the extent permitted by Section 8.7, (ii) have any liabilities other than (A) Indebtedness permitted under Section 8.1, (B) tax liabilities in the ordinary course of business, (C) loans, advances and payments permitted under Section 8.9, (D) corporate, administrative and operating expenses in the ordinary course of business and (E) other liabilities under (1) the Credit Documents, (2) the documents evidencing and/or governing any Subordinated Indebtedness, (3) registration rights agreements, (4) stock option plans (including, without limitation, those in existence on the Closing Date), or (5) any other agreement, document or instrument related to any of the foregoing or (iii) engage in any business other than (A) owning the Capital Stock of the Borrower or any Wholly-Owned Subsidiary of the Parent that is a Credit Party or an Excluded Subsidiary and activities incidental or related thereto, (B) acting as a Guarantor hereunder and pledging its assets to the Administrative Agent, for the benefit of the Lenders, pursuant to the Collateral Documents to which it is a party, (C) activities related to its obligations under the Securities Laws, (D) acting as a borrower or guarantor, as applicable, in respect of Indebtedness permitted under Section 8.1, (E) in connection with the exercise of its rights under and its compliance with the obligations applicable to it under the documents listed in clause (ii)(E) above and (F) activities relating to any repurchase, redemption or other acquisition or retirement for value of any Capital Stock or any option to acquire Capital Stock of the Parent to the extent permitted by Section 8.7.

8.13      Sale Leasebacks.

The Credit Parties will not permit any Consolidated Party to enter into any Sale and Leaseback Transaction.

8.14      Capital Expenditures.

The Credit Parties will not permit Consolidated Capital Expenditures for any fiscal year to exceed $15,000,000 plus the unused amount available for Consolidated Capital Expenditures under this Section 8.14 for the immediately preceding fiscal year (excluding any carry forward available from any prior fiscal year).

8.15      No Further Negative Pledges.

The Credit Parties will not permit any Consolidated Party to enter into, assume or become subject to any agreement prohibiting or otherwise restricting the existence of any Lien upon any of its Property in favor of the Administrative Agent (for the benefit of the Lenders) for the purpose of securing the Credit Party Obligations, whether now owned or hereafter acquired, or requiring the grant of any security for any obligation if such Property is given as security for the Credit Party Obligations, except (a) pursuant to any document or instrument governing Indebtedness incurred pursuant to Section 8.1(c), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (b) pursuant to any document or instrument governing Indebtedness incurred pursuant to Section 8.1(f) or 8.1(k), (c) in connection with any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien and (d) pursuant to customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 8.5, pending the consummation of such sale.

8.16      Limitation on Foreign Operations.

The Credit Parties will not permit (i) the Borrower and the Domestic Subsidiaries to own at any time less than 85% of Consolidated Total Assets or (ii) the portion of Consolidated EBITDA attributable to the Borrower and the Domestic Subsidiaries on a consolidated basis for any four quarter period to be less than 85% of total Consolidated EBITDA for such period.

SECTION 9

EVENTS OF DEFAULT

9.1        Events of Default.

An Event of Default shall exist upon the occurrence and during the continuance of any of the following specified events (each an “Event of Default”):

(a)        Payment.  Any Credit Party shall:

(i)         default in the payment when due of any principal of any of the Loans or of any reimbursement obligations arising from drawings under Letters of Credit, or

(ii)       default, and such default shall continue for three (3) or more Business Days, in the payment when due of any interest on the Loans or on any reimbursement obligations arising from drawings under Letters of Credit, or of any Fees or other amounts owing hereunder, under any of the other Credit Documents or in connection herewith or therewith; or

(b)        Representations.  Any representation, warranty or statement made or deemed to be made by any Credit Party herein, in any of the other Credit Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was deemed to have been made; or

(c)        Covenants.  Any Credit Party shall:

(i)        default in the due performance or observance of any term, covenant or agreement contained in Sections 7.1(h), 7.2, 7.9 or 7.11 or Section 8;

(ii)       default in the due performance or observance of any term, covenant or agreement contained in Sections 7.1(a) or (b), 7.12 or 7.13 and such default shall continue unremedied for a period of at least 15 days after the earlier of an Executive Officer of a Credit Party becoming aware of such default or notice thereof by the Administrative Agent; or

(iii)      default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in clauses (a), (b), (c)(i) or (c)(ii) of this Section 9.1) contained in this Credit Agreement or any other Credit Document and such default shall continue unremedied for a period of at least 30 days after the earlier of an Executive Officer of a Credit Party becoming aware of such default or notice thereof by the Administrative Agent; or

(d)        Other Credit Documents.   Except as a result of or in connection with a dissolution, merger or disposition of a Subsidiary not prohibited by Section 8.4 or Section 8.5, any Credit Document shall fail to be in full force and effect or to give the Administrative Agent and/or the Lenders the Liens, rights, powers and privileges purported to be created thereby, or any Credit Party shall so state in writing; or

(e)        Guaranties.   Except as the result of or in connection with a dissolution, merger or disposition of a Subsidiary not prohibited by Section 8.4 or Section 8.5, the guaranty given by any Guarantor hereunder (including any Person (other than an Excluded Subsidiary) after the Closing Date in accordance with Section 7.12) or any provision thereof shall cease to be in full force and effect, or any Guarantor (including any Person (other than an Excluded Subsidiary) after the Closing Date in accordance with Section 7.12) hereunder or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under such guaranty, or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any guaranty; or

(f)        Bankruptcy, etc.   Any Bankruptcy Event shall occur with respect to any Consolidated Party; or

(g)        Defaults under Other Indebtedness.    With respect to any Indebtedness (other than Indebtedness outstanding under this Credit Agreement) in excess of $2,500,000 in the aggregate for the Consolidated Parties taken as a whole, either (1) a default in any payment shall occur and continue (beyond the applicable grace period with respect thereto, if any) with respect to any such Indebtedness, or (2) a default in the observance or performance of any other agreement or condition relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or exist, the effect of which default or other event or condition is to cause, or permit, the holder or holders of such Indebtedness (or trustee or agent on behalf of such holders) to cause (with the giving of notice, if required), any such Indebtedness to become due prior to its stated maturity, or, in the case of any such Indebtedness constituting a Guaranty Obligation, to become due and payable; or

(h)        Judgments.  One or more judgments or decrees shall be entered against one or more of the Consolidated Parties involving a liability of $5,000,000 or more in the aggregate (to the extent not paid or fully covered by insurance provided by a carrier who has acknowledged coverage and has the ability to perform) and any such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days from the entry thereof; or

(i)         ERISA.   Any of the following events or conditions, if such event or condition has resulted or could reasonably be expected to result in taxes, penalties, and other liabilities in an aggregate amount in excess of $5,000,000: (i) any Pension Plan that, due to underfunding, is deemed to be in “at risk status” as defined in Section 430(i)(4) of the Code, or any lien shall arise on the assets of any Consolidated Party or any ERISA Affiliate in favor of the PBGC or a Pension Plan; (ii) an ERISA Event shall occur with respect to a Single Employer Plan, which is, in the reasonable opinion of the Administrative Agent, reasonably likely to result in the termination of such Plan for purposes of Title IV of ERISA; (iii) an ERISA Event shall occur with respect to a Multiemployer Plan or Multiple Employer Plan, which is, in the reasonable opinion of the Administrative Agent, likely to result in any Consolidated Party or any ERISA Affiliate incurring any liability in connection with a withdrawal from, reorganization of (within the meaning of Section 4241 of ERISA), or insolvency (within the meaning of Section 4245 of ERISA) of such Plan; or (iv) any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility shall occur which in may subject any Consolidated Party or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which any Consolidated Party or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability; or

(j)         Ownership.  There shall occur a Change in Control.

9.2        Acceleration; Remedies.

Upon the occurrence and continuance of an Event of Default, the Administrative Agent shall, upon the request and direction of the Requisite Lenders, by written notice to the Credit Parties take any of the following actions:

(a)        Termination of Commitments.   Declare the Commitments terminated whereupon the Commitments shall be immediately terminated.

(b)        Acceleration.   Declare the unpaid principal of and any accrued interest in respect of all Loans, any reimbursement obligations arising from drawings under Letters of Credit and any and all other indebtedness or obligations of any and every kind owing by the Credit Parties to the Administrative

Agent and/or any of the Lenders hereunder to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Credit Parties.

(c)        Cash Collateral.  Direct the Credit Parties to pay (and the Credit Parties agree that upon receipt of such notice they will immediately pay) to the Administrative Agent additional cash, to be held by the Administrative Agent, for the benefit of the Lenders, in a cash collateral account as additional security for the LOC Obligations in respect of subsequent drawings under all then outstanding Letters of Credit in an amount equal to the maximum aggregate amount which may be drawn under all Letters of Credits then outstanding.

(d)        Enforcement of Rights.   Enforce any and all rights and interests created and existing under the Credit Documents including, without limitation, all rights and remedies existing under the Collateral Documents, all rights and remedies against a Guarantor and all rights of set-off.

Notwithstanding the foregoing, if an Event of Default specified in Section 9.1(f) shall occur with respect to the Borrower, then, without the giving of any notice or other action by the Administrative Agent or the Lenders, (i) the Commitments automatically shall terminate, (ii) all Loans, all reimbursement obligations arising from drawings under Letters of Credit, all accrued interest in respect thereof, all accrued and unpaid Fees and other indebtedness or obligations owing to the Administrative Agent and/or any of the Lenders hereunder automatically shall immediately become due and payable and (iii) the Credit Parties automatically shall be obligated to pay to the Administrative Agent additional cash, to be held by the Administrative Agent, for the benefit of the Lenders, in a cash collateral account as additional security for the LOC Obligations in respect of subsequent drawings under all then outstanding Letters of Credit in an amount equal to the maximum aggregate amount which may be drawn under all Letters of Credits then outstanding.

SECTION 10

AGENCY PROVISIONS

10.1      Appointment of Administrative Agent.

(a)        Each Lender irrevocably appoints SunTrust Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Credit Agreement and the other Credit Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Credit Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Section shall apply to any such sub-agent or attorney-in-fact and the Related Parties of the Administrative Agent, any such sub-agent and any such attorney-in-fact and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

(b)        The Issuing Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Requisite Lenders to act for the Issuing Lender with respect thereto; provided, that the Issuing Lender shall have all the benefits and immunities (i) provided to the Administrative Agent in this Section with respect to any acts taken or omissions suffered by the

Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article included the Issuing Lender with respect to such acts or omissions and (ii) as additionally provided in this Credit Agreement with respect to the Issuing Lender.

10.2      Nature of Duties of Administrative Agent.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Credit Agreement and the other Credit Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Credit Documents that the Administrative Agent is required to exercise in writing by the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.6), and (c) except as expressly set forth in the Credit Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Credit Parties or any of their Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or attorneys-in-fact with the consent or at the request of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Credit Document, (iv) the validity, enforceability, effectiveness or genuineness of any Credit Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Section 5 or elsewhere in any Credit Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent may consult with legal counsel (including counsel for the Borrower) concerning all matters pertaining to such duties.

10.3      Lack of Reliance on the Administrative Agent.

Each of the Lenders, the Swingline Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any Issuing Lender or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement. Each of the Lenders, the Swingline Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Issuing Lender or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking of any action under or based on this Credit Agreement, any related agreement or any document furnished hereunder or thereunder.

10.4      Certain Rights of the Administrative Agent.

If the Administrative Agent shall request instructions from the Requisite Lenders with respect to any action or actions (including the failure to act) in connection with this Credit Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act, unless and until it shall have received instructions from such Lenders; and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Requisite Lenders where required by the terms of this Credit Agreement.

10.5      Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

10.6      The Administrative Agent in its Individual Capacity.

The bank serving as the Administrative Agent shall have the same rights and powers under this Credit Agreement and any other Credit Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Requisite Lenders”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder.

10.7      Successor Administrative Agent.

(a)        The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent, subject to the approval by the Borrower provided that no Default or Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States or any state thereof or a bank which maintains an office in the United States, having a combined capital and surplus of at least $500,000,000.

(b)        Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Credit Agreement and the other Credit Documents. If within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section 10.7 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Credit Documents and (iii) the Requisite Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Credit Documents until such time as the Requisite Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Section shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.

(c)        In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender, and if any Default has arisen from a failure of the Borrower to comply with Section 3.17 then the Issuing Lender and the Swingline Lender may, upon prior written notice to the Borrower and the Administrative Agent, resign as Issuing Lender or as Swingline Lender, as the case may be, effective at the close of business Atlanta, Georgia time on a date specified in such notice (which date may not be less than five (5) Business Days after the date of such notice).

10.8      Withholding Tax.

To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

10.9      Administrative Agent May File Proofs of Claim.

(a)        In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or any LOC Obligations shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)        to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans; or LOC Obligations and all other Credit Party Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, Issuing Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, Issuing Lender and the Administrative Agent and its agents and counsel and all other amounts due the Lenders, Issuing Lender and the Administrative Agent under Section 11.5) allowed in such judicial proceeding; and

(ii)       to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(b)        Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 11.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Lender any plan of reorganization, arrangement, adjustment or composition affecting the Credit Party Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.10    Authorization to Execute other Credit Documents.

Each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Credit Documents other than this Credit Agreement.

10.11    Documentation Agent; Syndication Agent.

Each Lender hereby designates ING Capital LLC as Documentation Agent (in such capacity, the “Documentation Agent”) and agrees that the Documentation Agent shall have no duties or obligations under any Credit Documents to any Lender or any Credit Party. Each Lender hereby designates General Electric Capital Corporation as Syndication Agent (in such capacity, the “Syndication Agent”) and agrees that the Syndication Agent shall have no duties or obligations under any Credit Documents to any Lender or any Credit Party.

SECTION 11

MISCELLANEOUS

11.1      Notices.

Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (a) when delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below, (c) the Business Day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address, in the case of the Credit Parties and the Administrative Agent, set forth below, and, in the case of the Lenders, set forth on Schedule 2.1(a), or at such other address as such party may specify by written notice to the other parties hereto:

(a)        Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)        if to any Credit Party, the Administrative Agent, the Issuing Lender or the Swingline Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.1; and

(ii)       if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its administrative questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)        Electronic Communications.  Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender pursuant to Section 2 if such Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)        The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the Issuing Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the

Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the Issuing Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)        Change of Address, Etc.  Each of the Borrower, the Administrative Agent, the Issuing Lender and the Swingline Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the Issuing Lender and the Swingline Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)        Reliance by Administrative Agent, Issuing Lender and Lenders.  The Administrative Agent, the Issuing Lender and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing) purportedly and reasonably believed to be given by or on behalf of any Credit Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Credit Parties shall indemnify the Administrative Agent, the Issuing Lender, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly and reasonably believed to be given by or on behalf of a Credit Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.2      Right of Set-Off; Adjustments.

Upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender (or any of its Affiliates) to or for the credit or the account of any Credit Party against any and all of the obligations of such Person now or hereafter existing under this Credit Agreement, under the Notes, under any other Credit Document or otherwise, irrespective of whether such Lender shall have made any demand hereunder or thereunder and although such obligations may be unmatured. Each Lender agrees promptly to notify any affected Credit Party after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 11.2 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender may have.

11.3      Successors and Assigns.

(a)        Successors and Assigns Generally.  The provisions of this Credit Agreement and the other Credit Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b)        Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in LOC Obligations and in Swingline Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)         Minimum Amounts.

(A)        in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)        in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Commitments and Revolving Loans, or $1,000,000, in the case of any assignment in respect of a Term Loan unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)       Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s Loans and Commitments, and rights and obligations with respect thereto, assigned, except that this clause (ii) shall not (A) apply to the Swingline Lender’s rights and obligations in respect of Swingline Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations in respect of its Revolving Commitment (and the related Revolving Loans thereunder) and its outstanding Term Loans on a non-pro rata basis;

(iii)       Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)        the consent of the Borrower (such consent not to be unreasonably withheld or delayed (it being understood that disapproval of a proposed assignee by the Borrower because an assignment to such assignee would require the Credit Parties to incur increased costs or pay additional amounts (including Taxes and Other Taxes) under this Credit Agreement or any other Credit Documents shall be deemed to be a reasonable exercise of the Borrower’s rights hereunder)) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B)        the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) the Revolving Commitment if such assignment is to a Person that is not a Lender with a Revolving Commitment and (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(C)      the consent of the Issuing Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D)      the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Commitment.

(iv)       Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that (A) only one such fee will be payable in connection with simultaneous assignments to two or more Approved Funds by a Lender and (B) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire in form and substance acceptable to the Administrative Agent.

(v)        No Assignment to Borrower.  No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi)       No Assignment to Natural Persons.   No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible

Assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.9, 3.11, 3.12, and 11.5 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this subsection shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)        Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and LOC Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)        Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in LOC Obligations and/or Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the Issuing Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.6 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.9, 3.11 and 3.12 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.2 as though it were a Lender, provided such Participant agrees to be subject to Section 3.14 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)        Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.9 or 3.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 3.11 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.11(d) as though it were a Lender.

(f)        Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)        Resignation as Issuing Lender or Swingline Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time SunTrust assigns all of its Revolving Commitment and Revolving Loans pursuant to subsection (b) above, SunTrust may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as Issuing Lender and/or (ii) upon 30 days’ notice to the Borrower, resign as Swingline Lender. In the event of any such resignation as Issuing Lender or Swingline Lender, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Lender or Swingline Lender hereunder with such Lender’s consent; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of SunTrust as Issuing Lender or Swingline Lender, as the case may be. If SunTrust resigns as Issuing Lender, it shall retain all the rights, powers, privileges and duties of the Issuing Lender hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Lender and all LOC Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.2(c)). If SunTrust resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.3(b). Upon the appointment of a successor Issuing Lender and/or Swingline Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender or Swingline Lender, as the case may be, and (b) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to SunTrust to effectively assume the obligations of SunTrust with respect to such Letters of Credit.

11.4      No Waiver; Remedies Cumulative.

No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Administrative Agent or any Lender and any of the Credit Parties shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Administrative Agent or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle the Credit Parties to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Lenders to any other or further action in any circumstances without notice or demand.

11.5      Expenses; Indemnification.

(a)        The Credit Parties shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of outside counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Credit Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Lender (including the fees, charges and disbursements of any outside counsel for the Administrative Agent, any Lender or the Issuing Lender), in connection with the enforcement or protection of its rights (A) in connection with this Credit Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)        The Credit Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) (but not Taxes, which shall be governed by Sections 3.9 and 3.11), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Credit Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Credit Agreement and the other Credit Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Materials of Environmental Concern on or from any property owned or operated by the Parent or any of its Subsidiaries, or any liability under Environmental Laws related in any way to the Parent or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document, if the Borrower or such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)        Reimbursement by Lenders.  To the extent that the Borrower or any Credit Party for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender or any Related Party of any of the foregoing, each Lender (other than the Term Loan Lenders with respect to indemnification of the Issuing Lender) severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender or such Related Party, as the case may be, such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Lender in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 3.14.

(d)        Waiver of Consequential Damages, Etc.    To the fullest extent permitted by applicable law, the Credit Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Credit Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the bad faith, gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)        Payments.    All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)        Survival.      The agreements in this Section shall survive the resignation of the Administrative Agent and the Issuing Lender, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Credit Party Obligations.

11.6      Amendments, Waivers and Consents.

Neither this Credit Agreement nor any other Credit Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing entered into by, or approved in writing by, each of the Credit Parties party thereto and the Requisite Lenders and acknowledged by the Administrative Agent, provided, however, that:

(a)        without the written consent of each Lender, neither this Credit Agreement nor any other Credit Document may be amended, changed, waived, discharged or terminated so as to:

(i)         except as the result of or in connection with an Asset Disposition not prohibited by Section 8.5, release all or substantially all of the Collateral,

(ii)       except as the result of or in connection with a dissolution, merger or disposition of a Consolidated Party not prohibited by Section 8.4 or Section 8.5, release the Borrower or the Parent from its or their obligations under the Credit Documents or all or substantially all of the value of the Guaranty,

(iii)      amend, modify or waive any provision of this Section 11.6 or the definition of “Requisite Lenders”, or

(iv)      waive any condition set forth in Section 5.1(a) – (h).

(b)        without the written consent of each Lender affected thereby, neither this Credit Agreement nor any other Credit Document may be amended, changed, waived, discharged or terminated so as to

(i)       extend the final maturity of any Loan or of any reimbursement obligation, or any portion thereof, arising from drawings under Letters of Credit, or extend or waive (A) any Principal Amortization Payment of any Tranche B Loan, or any portion thereof or (B) any principal payment of any Incremental Term Loan due pursuant to any Incremental Term Loan Agreement,

(ii)      reduce the rate or extend the time of payment of interest on any Loan or of any reimbursement obligation, or any portion thereof, arising from drawings under Letters of Credit or of any Fees,

(iii)      reduce or waive the principal amount of any Loan or of any reimbursement obligation, or any portion thereof, arising from drawings under Letters of Credit,

(iv)      increase the Commitment of a Lender over the amount thereof in effect (it being understood and agreed that a waiver of any Default or Event of Default or mandatory reduction in the Commitments shall not constitute a change in the terms of any Commitment of any Lender),

(v)       consent to the assignment or transfer by the Borrower or all or substantially all of the other Credit Parties of any of its or their rights and obligations under (or in respect of) the Credit Documents except as permitted thereby; or

(vi)      amend or waive Sections 3.13, 3.14 and 3.15;

(c)        without the written consent of the Administrative Agent, no provision of Section 10 or any other provision of any Credit Agreement pertaining to the duties and responsibilities of the Administrative Agent may be amended, changed, waived, discharged or terminated;

(d)        without the written consent of the Issuing Lender(s), no provision of Section 2.2 may be amended, changed, waived, discharged or terminated;

(e)        without the written consent of the Swingline Lender, no provision of Section 2.3 may be amended, changed, waived, discharged or terminated;

(f)        unless also signed by Lenders (other than Defaulting Lenders) holding in the aggregate at least a majority of the Revolving Commitments (or if the Revolving Commitments have been terminated, the outstanding Revolving Loans (and participations in any LOC Obligations)), no such amendment, waiver or consent shall:

(i)        waive any Default or Event of Default for purposes of Section 5.2,

(ii)       amend or waive any mandatory prepayment on the Revolving Loans under Section 3.3(b) or the manner of application thereof to the Revolving Loans under Section 3.3(b)(vi); or

(iii)       amend or waive the provisions of this Section 11.6(f);

(g)        unless also signed by Lenders (other than Defaulting Lenders) holding in the aggregate at least a majority of the outstanding amounts of any tranche of Term Loans (and participations therein), no such amendment, waiver or consent shall:

(i)         amend or waive any mandatory prepayment on such tranche of Term Loans under Section 3.3(b) or the manner of application thereof to the tranche of Term Loans under Section 3.3(b)(vi), or

(ii)        amend or waive the provisions of this Section 11.6(g);

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (y) the Requisite Lenders shall determine whether or not to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

For the avoidance of doubt and notwithstanding any provision to the contrary contained in this Section 11.6, this Credit Agreement may be amended (or amended and restated) with the written consent of the Credit Parties and the Administrative Agent in accordance with Section 2.5 and Section 2.6. In addition, notwithstanding anything to the contrary herein the Borrower may, by written notice to the Administrative Agent from time to time, make one or more offers (each, a “Loan Modification Offer”) to all of the Lenders of any class to make one or more amendments or modifications to (A) allow the maturity and scheduled amortization of the Loans and/or Commitments of the Accepting Lenders (as defined below) to be extended and (B) increase the Applicable Margins and/or the Unused Fees set forth in the Applicable Percentage payable with respect to the Loans and Commitments of the Accepting Lenders (“Permitted Amendments”) pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective. Permitted Amendments shall become effective only with respect to the

Loans and/or Commitments of the Lenders that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and/or Commitments as to which such Lender’s acceptance has been made. The Borrower, each Credit Party and each Accepting Lender shall execute and deliver to the Administrative Agent an agreement containing the terms of the Permitted Amendments (a “Loan Modification Agreement”) and such other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Loan Modification Agreement, this Credit Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendment evidenced thereby and only with respect to the Loans and Commitments of the Accepting Lenders as to which such Lenders’ acceptance has been made.

No amendment, modification or waiver of this Credit Agreement or any Credit Document altering the ratable treatment of Credit Party Obligations arising under Secured Hedging Agreements or Cash Management Agreements resulting in such Credit Party Obligations being junior in right of payment to principal on the Loans or resulting in Credit Party Obligations owing to any Secured Hedge Provider or Cash Management Bank becoming unsecured (other than releases of Liens affecting all Lenders and otherwise permitted in accordance with the terms hereof), in each case in a manner adverse to any Secured Hedge Provider or Cash Management Bank, shall be effective without the written consent of such Secured Hedge Provider or Cash Management Bank or, in the case of a Secured Hedging Agreement provided or arranged by GE Capital or an Affiliate of GE Capital, GE Capital.

11.7      Counterparts.

This Credit Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Credit Agreement to produce or account for more than one such counterpart for each of the parties hereto. Delivery by facsimile by any of the parties hereto of an executed counterpart of this Credit Agreement shall be as effective as an original executed counterpart hereof and shall be deemed a representation that an original executed counterpart hereof will be delivered.

11.8      Headings.

The headings of the sections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

11.9      Survival.

All indemnities set forth herein, including, without limitation, in Section 2.2(i), 3.11, 3.12 or 11.5 shall survive the execution and delivery of this Credit Agreement, the making of the Loans, the issuance of the Letters of Credit, the repayment of the Loans, LOC Obligations and other obligations under the Credit Documents and the termination of the Commitments hereunder, and all representations and warranties made by the Credit Parties herein shall survive until this Credit Agreement shall be terminated in accordance with the terms of Section 11.13(b).

11.10    Governing Law; Submission to Jurisdiction; Venue.

(a)        THIS CREDIT AGREEMENT AND, UNLESS OTHERWISE EXPRESSLY PROVIDED THEREIN, THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. Any legal action or proceeding with respect to this Credit Agreement or any other Credit Document may be brought in the courts of the State of New York, or of the United States for the Southern District of New York, and, by execution and delivery of this Credit Agreement, each of the Credit Parties hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the nonexclusive jurisdiction of such courts. Each of the Credit Parties further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address set out for notices pursuant to Section 11.1, such service to become effective three (3) days after such mailing. Nothing herein shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against any Credit Party in any other jurisdiction.

(b)        Each of the Credit Parties hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Credit Agreement or any other Credit Document brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

(c)        TO THE EXTENT PERMITTED BY LAW, EACH OF THE ADMINISTRATIVE AGENT, THE LENDERS (INCLUDING THE ISSUING LENDER AND THE SWINGLINE LENDER), EACH OF THE CREDIT PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT, ANY OF THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.11    Severability.

If any provision of any of the Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

11.12    Entirety.

This Credit Agreement together with the other Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein.

11.13    Binding Effect; Termination.

(a)        This Credit Agreement shall become effective at such time on or after the Closing Date upon satisfaction of all of the conditions in Section 5.1 and when it shall have been executed by each Credit Party and the Administrative Agent, and the Administrative Agent shall have received copies hereof (telefaxed or otherwise) which, when taken together, bear the signatures of each Lender, and thereafter this Credit Agreement shall be binding upon and inure to the benefit of each Credit Party, the Administrative Agent and each Lender (including the Issuing Lender(s) and the Swingline Lender) and their respective successors and assigns.

(b)        The term of this Credit Agreement shall be until the Credit Party Obligations are Fully Satisfied.

11.14    Confidentiality.

Each of the Administrative Agent, the Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Credit Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Credit Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Credit Party and its obligations (so long as such actual or prospective counterparty or its advisor (i) has been approved in writing by the Borrower and (ii) agrees in a writing enforceable by the Borrower to be bound by the provisions of this Section 11.14), (g) with the consent of the Borrower, (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or (i) in connection with any pledge or assignment pursuant to Section 11.3(f) so long as such pledge or assignee agrees to be bound by the terms of this Section 11.14.

For purposes of this Section, “Information” means all information received from a Credit Party or any Subsidiary relating to the Credit Parties or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a nonconfidential basis prior to disclosure by such Credit Party or any Subsidiary, provided that, in the case of information received from a Credit Party or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the Issuing Lender acknowledges that (a) the Information may include material non-public information concerning a Credit Party or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including United States Federal and state securities laws.

11.15    Source of Funds.

Each of the Lenders hereby represents and warrants to the Borrower that at least one of the following statements is an accurate representation as to the source of funds to be used by such Lender in connection with the financing hereunder:

(a)        no part of such funds constitutes assets allocated to any separate account maintained by such Lender in which any employee benefit plan (or its related trust) has any interest;

(b)        to the extent that any part of such funds constitutes assets allocated to any separate account maintained by such Lender, such Lender has disclosed to the Borrower the name of each employee benefit plan whose assets in such account exceed 10% of the total assets of such account as of the date of such purchase (and, for purposes of this clause (b), all employee benefit plans maintained by the same employer or employee organization are deemed to be a single plan);

(c)        to the extent that any part of such funds constitutes assets of an insurance company’s general account, such insurance company has complied with all of the requirements of the regulations issued under Section 401(c)(1)(A) of ERISA such that the assets of such general account do not constitute assets of an employee benefit plan;

(d)        such funds constitute assets of one or more specific benefit plans which such Lender has identified in writing to the Borrower; or

(e)        such funds do not constitute assets of an employee benefit plan under Section 3(3) of ERISA or Section 4975 of the Code pursuant to Labor Regulation 2510.3-101, as effectively modified by Section 3(42) of ERISA.

As used in this Section 11.15, the terms “employee benefit plan” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

11.16    Regulation D.

Each of the Lenders hereby represents and warrants to the Borrower that it is a commercial lender, other financial institution or other “accredited” investor (as defined in Securities and Exchange Commission Regulation D) which makes or acquires loans on the ordinary course of business and that it will make or acquire Loans for its own account in the ordinary course of business.

11.17    Conflict.

To the extent that there is a conflict or inconsistency between any provision hereof, on the one hand, and any provision of any Credit Document, on the other hand, this Credit Agreement shall control.

11.18    USA PATRIOT Act Notice.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

11.19    No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), each of the Credit Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Credit Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between the Credit Parties and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) each of the Credit Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Credit Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) the Administrative Agent, the Arrangers and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Credit Parties or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, the Arrangers nor the Lenders has any obligation to the Credit Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Credit Parties and their respective Affiliates, and neither the Administrative Agent, the Arrangers nor the Lenders has any obligation to disclose any of such interests to the Credit Parties and their respective Affiliates. To the fullest extent permitted by law, each of the Credit Parties hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Credit Agreement to be duly executed and delivered as of the date first above written.

BORROWER:	AMN HEALTHCARE, INC.,
a Nevada corporation

	By:	/s/ Brian M. Scott
Name: Brian M. Scott
Title: Chief Financial Officer

PARENT:	AMN HEALTHCARE SERVICES, INC.,
a Delaware corporation

	By:	/s/ Brian M. Scott
Name: Brian M. Scott
Title: Chief Financial Officer

SUBSIDIARY GUARANTORS:	AMN SERVICES, LLC,
a North Carolina limited liability company

	By:	/s/ Brian M. Scott
Name: Brian M. Scott
Title: Chief Financial Officer

O’GRADY-PEYTON INTERNATIONAL (USA), INC.,
a Massachusetts corporation

	By:	/s/ Brian M. Scott
Name: Brian M. Scott
Title: Chief Financial Officer

AMN STAFFING SERVICES, LLC,
a Delaware limited liability company

	By:	/s/ Brian M. Scott
Name: Brian M. Scott
Title: Chief Financial Officer

THE MHA GROUP, INC.,
a Texas corporation

	By:	/s/ Brian M. Scott
Name: Brian M. Scott
Title: Chief Financial Officer

MERRITT, HAWKINS & ASSOCIATES,
a California corporation

By:	/s/ Brian M. Scott
Name: Brian M. Scott
Title: Chief Financial Officer

AMN HEALTHCARE ALLIED, INC., a Texas corporation

By:	/s/ Brian M. Scott
Name: Brian M. Scott
Title: Chief Financial Officer

RN DEMAND, INC., a Texas corporation

By:	/s/ Brian M. Scott
Name: Brian M. Scott
Title: Chief Financial Officer

STAFF CARE, INC., a Delaware corporation

By:	/s/ Brian M. Scott
Name: Brian M. Scott
Title: Chief Financial Officer

AMN ALLIED SERVICES, LLC, a Delaware limited liability company

By:	/s/ Brian M. Scott
Name: Brian M. Scott
Title: Chief Financial Officer

NURSEFINDERS, LLC, a Texas limited liability company

By:	/s/ Brian M. Scott
Name: Brian M. Scott
Title: Chief Financial Officer

2

PHARMACY CHOICE, INC.,
a Colorado corporation

By:	/s/ Brian M. Scott
Name: Brian M. Scott
Title: Chief Financial Officer

RX PRO HEALTH, INC., a Colorado corporation

By:	/s/ Brian M. Scott
Name: Brian M. Scott
Title: Chief Financial Officer

LINDE HEALTH CARE STAFFING, INC., a Missouri corporation

By:	/s/ Brian M. Scott
Name: Brian M. Scott
Title: Chief Financial Officer

NATIONAL HEALTHCARE STAFFING, LLC a Florida limited liability company

By:	/s/ Brian M. Scott
Name: Brian M. Scott
Title: Chief Financial Officer

3

ADMINISTRATIVE AGENT:	SUNTRUST BANK
in its capacity as Administrative Agent

	By:	/s/ J. Ben Cumming
Name: J. Ben Cumming
Title: Vice President

LENDERS:	SUNTRUST BANK
as a Lender

	By:	/s/ J. Ben Cumming
Name: J. Ben Cumming
Title: Vice President

GENERAL ELECTRIC CAPITAL CORPORATION
as a Lender

	By:	/s/ Peter B. Zone
Name: Peter B. Zone
Title: its Duly Authorized Signatory

ING CAPITAL LLC
as a Lender

	By:	/s/ Darren Wells
Name: Darren Wells
Title: Managing Director

JPMORGAN CHASE BANK, N.A.
as a Lender

	By:	/s/ Anna C. Araya
Name: Anna C. Araya
Title: Vice President

4

BANK OF AMERICA, N.A.
as a Lender

By:	/s/ John C. Plecque
Name: John C. Plecque
Title: Senior Vice President

5

Schedule 1.1A

EXISTING LETTERS OF CREDIT

L/C Number	Current Value ($)	Beneficiary	Issuing Bank	Maturity Date
3114755	6,000,000.00	Zurich American Insurance Co	Bank of America	8/2/2012
3115033	1,580,000.00	Travelers Indemnity Company	Bank of America	9/1/2012
3117983	2,800,000.00	The Hartford Fire Insurance Company	Bank of America	9/1/2012

6

Schedule 1.1B

CASH COLLATERALIZED LETTERS OF CREDIT

L/C Number	Current Value ($)	Beneficiary	Issuing Bank	Maturity Date
3072589	300,000.00	Everest Indemnity Insurance Company	Bank of America	6/29/2012
3099688	2,500,000.00	Everest National Insurance Company	Bank of America	4/1/2013
3078088	240,000.00	American Casualty Company	Bank of America	9/1/2012
3089519	3,275,000.00	The Travelers Indemnity Co	Bank of America	8/31/2012
3083922	3,250,000.00	The Travelers Indemnity Co	Bank of America	9/1/2012
3099042	8,075,151.00	Kilroy Realty LP	Bank of America	4/3/2013

7

Schedule 1.1C

INVESTMENTS

1.

In June 2009, Nursefinders, Inc. (now known as Nursefinders, LLC) and Texas Health Resources, a non-profit organization operating 13 hospitals in North Texas, entered into a “Company Agreement” forming Texas Health Single Source Staffing, LLC. The effective date of the Agreement is June 8, 2009 and it has a 5 year term. The Company’s membership is as follows: (1) Texas Health Resources (“THR”) – 600 units, 60% membership; and Nursefinders, Inc. (now known as Nursefinders, LLC) – 400 units, 40% membership.

8

Schedule 1.1D

EXISTING LIENS

Debtor	Secured Party	Collateral	Jurisdiction	Filing Information
AMN HEALTHCARE, INC.	CIT Communications Finance Corporation	Specific Equipment	NV SOS	5/24/2006 #2006016542-0
AMN HEALTHCARE, INC.	CIT Communications Finance Corporation	Specific Equipment	NV SOS	9/20/2007 #2007030992-3
AMN HEALTHCARE, INC.	CIT Communications Finance Corporation	Specific Equipment	NV SOS	1/26/2009 #2009002149-6
MERRITT, HAWKINS & ASSOCIATES	CIT Communications Finance Corporation	Specific Equipment	CA SOS	5/24/2006 #06-7071385906
MERRITT, HAWKINS & ASSOCIATES	CIT Communications Finance Corporation	Specific Equipment	CA SOS	1/29/2007 #07-7100448910
MERRITT, HAWKINS & ASSOCIATES	CIT Communications Finance Corporation	Specific Equipment	CA SOS	12/4/2008 #08-7180493464
NURSEFINDERS, INC.	Ricoh Customer Finance Corp.	Specific Equipment	TX SOS	4/4/2007 #07-0011248043
PHARMACY CHOICE, INC.	Dell Financial Services, L.P.	Specific Equipment	CO SOS	5/16/2006 #2006F047993
PHARMACY CHOICE, INC.	CIT Communications Finance Corporation	Specific Equipment	CO SOS	9/20/2007 #2007F096245

9

Schedule 2.1(a)

LENDERS

Lender	Revolving Commitment	Revolving Commitment Percentage	Tranche B Loan Commitment	Tranche B Loan Commitment Percentage
SunTrust Bank	$27,500,000	55.000000000%	$160,000,000	80.000000000%
General Electric Capital Corporation	$5,000,000	10.000000000%	$20,000,000	10.000000000%
ING Capital LLC	$5,000,000	10.000000000%	$20,000,000	10.000000000%
JPMorgan Chase Bank, N.A.	$7,500,000	15.000000000%	N/A	N/A
Bank of America, N.A.	$5,000,000	10.000000000%	N/A	N/A

TOTAL:	$50,000,000	100.000000000%	$200,000,000	100.000000000%

10

Schedule 6.4

REQUIRED CONSENTS, AUTHORIZATIONS, NOTICES AND FILINGS

None.

11

Schedule 6.10

TAXES

None

12

Schedule 6.13A

CORPORATE STRUCTURE

See attached.

13

AMN HEALTHCARE SERVICES, INC. AND SUBSIDIARIES ORGANIZATIONAL STRUCTURE AS OF APRIL 5, 2012

14

Schedule 6.13B

CORPORATE STRUCTURE

The table below sets forth for Borrower and each of its direct and indirect Subsidiaries: (1) the jurisdiction of incorporation or organization, (2) the authorized Capital Stock and the number of shares of each class of Capital Stock outstanding, and (3) the number of outstanding shares of each class of Capital Stock owned by the Consolidated Parties. Unless otherwise indicated, the owner of Capital Stock set forth in the table owns 100% of the issued and outstanding Capital Stock (or membership interests) of the subject entity. Additionally, for all entities set forth below, there are no outstanding options, warrants, rights of conversion or purchase or similar rights with respect to the Capital Stock (or membership interests) of such entities.

Name of Entity and State of Incorporation	Jurisdiction of Organization	Authorized Shares of Capital Stock	Issued and Outstanding Capital Stock	Owner of Capital Stock
AMN Healthcare, Inc. (“Borrower”)	Nevada	Common Stock: 2,500,000	34,714 shares	AMN Healthcare Services, Inc.
AMN Allied Services, LLC	Delaware	N/A	N/A	AMN Healthcare Allied, Inc.
AMN Healthcare Allied, Inc.	Texas	Common Stock: 10,000	100 shares	RN Demand, Inc.
AMN Services, LLC	North Carolina	N/A	N/A	Borrower
AMN Staffing Services, LLC	Delaware	N/A	N/A	Borrower
Linde Health Care Staffing, Inc.	Missouri	Common Stock: 30,000	3,000	Nursefinders, Inc. (now known as Nursefinders, LLC)
Merritt, Hawkins & Associates	California	Common Stock: 100	329 shares	The MHA Group, Inc.
National Healthcare Staffing, LLC	Florida	Units: 20,000	100 units	Nursefinders, LLC
Nursefinders, LLC	Texas	N/A	N/A	Borrower
O’Grady-Peyton International (USA), Inc. (“OGP USA”)	Massachusetts	Common Stock: 12,500	5,000 shares	Borrower
O’Grady-Peyton International (Australia) (Proprietary) LTD	Australia	N/A	2 shares	OGP USA
O’Grady-Peyton International (Europe) Limited	United Kingdom	Ordinary Stock: 10,000	2 shares	OGP USA
O’Grady-Peyton International (India) Private Limited	India	Indian Rupees: 10,000,000	497,724 rupees	OGP USA: 99.998% (497,714 shares) Borrower: 0.002% (10 shares)
O’Grady-Peyton International Recruitment U.K. Limited	United Kingdom	Ordinary Stock: 100,000	1 share	OGP USA
O’Grady-Peyton International (SA) (Proprietary) LTD	South Africa	Ordinary Stock: 1,000	100 shares	OGP USA
Pharmacy Choice, Inc.	Colorado	Common Stock: 5,000,000	1,885,420 shares	Borrower
RN Demand, Inc.	Texas	Common Stock: 10,000	1,000 shares	The MHA Group, Inc.
Rx Pro Health, Inc.	Colorado	Common Stock: 5,000,000	1,000,000 shares	Pharmacy Choice, Inc.
Staff Care, Inc.	Delaware	Common Stock: 10,000	1,000 shares	The MHA Group, Inc
The MHA Group, Inc.	Texas	Common Stock: 100	100 shares	Borrower

15

INTELLECTUAL PROPERTY

Trademarks

U.S. Trademark and Service Mark Applications

U.S. Trademark Registrations

MARK	REG. #	REG. DATE	CLASS #	TYPE	HOLDER	SERIAL #	FILE DATE
AMN HEALTHCARE, INC.
ADVANCE YOUR PROFESSION	2839241	05/04/2004	35, 41	Principal	AMN	78-171786	10/07/2002
AMERICAN MOBILE	2735046	07/08/2003	35	Principal	AMN	75-753287	07/16/1999
AMERICAN MOBILE (and Design)	2716051	05/13/2003	35	Principal	AMN	75-874559	12/18/1999
AMN	2544900	03/05/2002	35	Principal	AMN	76-256857	05/14/2001
AMN (stylized/design)	3817255	07/13/2010	35	Principal	AMN	77-873187	11/16/2009
AMN HEALTHCARE	2498874	10/16/2001	35	Principal	AMN	75-753291	07/16/1999
ANESTHESIAZONE	3452682	09/10/2007	35, 44	Principal	AMN	77-275735	09/10/2007
LICENSESTAT	3221973	03/27/2007	35	Principal	AMN	78-786930	01/06/2006
MED TRAVELERS	3540365	12/2/2008	35	Principal	AMN	78-789832	1/11/2006
MEDEX	2489130	09/11/2001	35	Principal	AMN	75-876165	12/21/1999
MYMEDEX	2489132	09/11/2001	35	Principal	AMN	75-876290	12/21/1999
NURSECHOICE	3024393	12/06/2005	35	Principal	AMN	78-267691	06/26/2003
NURSEZONE	2650073	11/12/2002	35, 39, 41 & 42	Principal	AMN	76-006473	03/21/2000
NURSEZONE	2713793	05/06/2003	35	Principal	AMN	75-753288	07/16/1999
NURSESRX (Stylized)	2609424	08/20/2002	35	Principal	AMN	76-259124	05/18/2001
NURSES RX	2651490	11/19/2002	35	Principal	AMN	76-277616	6/27/2001
NURSEZONE.COM FOR WORK. FOR LIFE. (and Design)	2693088	03/04/2003	44	Principal	AMN	76-412699	05/28/2002

16

MARK	REG. #	REG. DATE	CLASS #	TYPE	HOLDER	SERIAL #	FILE DATE
RN (and Design)	2835464	04/20/2004	35, 41	Principal	AMN	78-171802	10/07/2002
RN.COM	2785164	11/18/2003	35	Supplemental	AMN	78-171796	10/07/2002
RN.COM	2478710	08/14/2001	41	Supplemental	AMN	75-932705	03/01/2000
RN.COM (and Design)	2880317	08/31/2004	35, 41	Principal	AMN	78-171815	10/07/2002
RN EXTEND	3304769	10/02/2007	35	Principal	AMN	78-934785	07/21/2006
THE AUTHORITY IN TRAVEL NURSING (and Design)	3005156	10/04/2005	35, 41	Principal	AMN	78-438880	06/21/2004
THE LEADER IN LOCUM TENENS STAFFING	356730	1/27/09	35	Principal	AMN	77-490013	6/3/2008
THERATECH STAFFING OPPORTUNITIES ADVENTURES REWARDS and Design	3139741	09/05/2006	35	Principal	AMN	78-231239	03/28/2003
TRAVELNURSING.COM (and Design)	3 081727	04/18/2006	35	Principal	AMN	78-438876	06/21/2004
“WE CARE FOR YOU, SO YOU CAN CARE FOR OTHERS”	2069933	06/10/1997	35	Principal	AMN	75-145028	08/05/1996
CLUB STAFFING, LLC
CLUB STAFFING	2788934	12/2/2003	35	Principal	Club	78-200744	1/7/2003
CLUB STAFFING & Design	3393211	3/4/2008	35	Principal	Club	78-822235	2/23/2006
EXCEPTIONAL HEALTHCARE. DELIVERED.	3299815	9/25/2007	35	Principal	Club	78-822237	2/23/2006
LINDE HEALTH CARE STAFFING, INC.
KENDALL & DAVIS	2012091	10/29/1996	35	Principal	Kendall	75-036531	12/26/1995
LINDE HEALTHCARE	2892557	10/12/2004	35	Principal	Linde	76-463384	10/25/2002
NURSEFINDERS, LLC
IAPPLY	2701286	3/25/2003	35	Principal	Nursefinders	76-313716	9/18/2001

17

MARK	REG. #	REG. DATE	CLASS #	TYPE	HOLDER	SERIAL #	FILE DATE
NURSEFINDERS	1669698	12/24/1991	35	Principal	Nursefinders	74-123260	12/14/1990
NURSEFINDERS (Stylized)	1222995	3/15/1982	35	Principal	Nursefinders	73-354659	1/4/1983
NURSEFINDERS THE TRAVELERS’ CHOICE	3240299	5/8/2007	35	Principal	Nursefinders	78-191007	12/4/2002
NURSEFINDERS THE TRAVELERS’ CHOICE Design	3254076	6/19/2007	35	Principal	Nursefinders	78-191002	12/4/2002
SINGLESOURCE	2120812	12/16/1997	35	Principal	Nursefinders	75-015211	11/6/1995
THE PROFESSIONAL CHOICE	1608455	7/31/1990	35	Principal	Nursefinders	73-812354	7/13/1989
O’GRADY PEYTON INTERNATIONAL (USA), INC.
O’GRADY PEYTON INTERNATIONAL	2561992	04/16/2002	35	Principal	OGP	78-057380	04/09/2001
O’GRADY PEYTON	2543091	02/26/2002	35	Principal	OGP	78-059305	04/19/2001
OGP	2547450	03/12/2002	35	Principal	OGP	78-060543	04/26/2001
O’GRADY PEYTON INTERNATIONAL and Design	2615101	09/03/2002	35	Principal	OGP	76-319603	09/21/2001
PHARMACY CHOICE, INC.
PHARMACY CHOICE	2772540	10/07/2003	38	Principal	PC	78-010770	06/01/2000
RX CAREER CENTER	2785171	11/18/2003	35	Supplemental	PC	78-226319	03/17/2003
RXSCHOOL	2945375	06/26/2005	41	Supplemental	PC	78-243157	04/29/2003
RXTECHSCHOOL	2940991	04/12/2005	41	Supplemental	PC	78-293738	08/28/2003
RN DEMAND, INC.
RN DEMAND	2940612	04/12/2005	35	Principal	RND	76528998	07/11/2003

18

MARK	REG. #	REG. DATE	CLASS #	TYPE	HOLDER	SERIAL #	FILE DATE
RX PRO HEALTH, INC.
RX PRO HEALTH	3442324	06/03/08	35	Principal	RXPRO	78-623927	05/05/2005
STAFF CARE, INC.
COUNTRY DOCTOR OF THE YEAR [and design]	2540024	2/19/2002	41	Principal	SCI	76210320	2/12/2001
THE MHA GROUP, INC.
THE MHA GROUP	3025275	12/13/2005	35	Principal	MHA	76-576844	02/23/2004
MERRITT HAWKINS & ASSOCIATES	2934515	03/22/2005	35	Principal	MHA	76-576841	02/23/2004
STAFF CARE	2941363	04/19/2005	35	Principal	MHA	76-576842	02/23/2004

Foreign Trademark and Service Mark Applications and Registrations

MARK	REG. #	REG. DATE	CLASS #	HOLDER	SERIAL #	FILE DATE	JURISDICTION
AMN HEALTHCARE, INC.
AMN HEALTHCARE	896147	7/15/2002	35	AMN	896147	11/26/2001	Australia
NURSEZONE.COM FOR WORK FOR LIFE (and Design)	932189	5/19/2003	44	AMN	932189	10/29/2002	Australia
AMERICAN MOBILE HEALTHCARE	TMA554868	12/03/2001	35	AMN	1,014,709	05/07/1999	Canada
AMN HEALTHCARE	TMA628323	12/14/2004	35	AMN	112481200	12/11/2001	Canada
NURSESRX	TMA594200	11/06/2003	35	AMN	112481300	12/11/2001	Canada
NURSESRX YOUR TRAVEL NURSING DESTINATION (and Design)	TMA605766	03/19/2004	35	AMN	112481000	12/11/2001	Canada
NURSEZONE.COM For Work. For Life. (and Design)	TMA625350	11/15/2004	42	AMN	116062500	11/28/2002	Canada

19

MARK	REG. #	REG. DATE	CLASS #	HOLDER	SERIAL #	FILE DATE	JURISDICTION
PREFERRED HEALTHCARE STAFFING (and Design)	TMA615635	07/03/2004	35	AMN	112480900	12/11/2001	Canada
AMN HEALTHCARE	2468619	06/10/2003	35	AMN	2468619	11/20/2001	European Community TM
NURSEZONE.COM FOR WORK. FOR LIFE. (and Design)	2948040	03/23/2004	44	AMN	2948040	11/27/2002	European Community TM
AMERICAN MOBILE HEALTHCARE	2,196,406	10/06/2000	35	AMN	2,196,406	05/06/1999	UK
O’GRADY PEYTON INTERNATIONAL (USA), INC.
O’GRADY PEYTON INTERNATIONAL (and Design)	896146	5/14/2002	35	OGP	896146	11/26/2001	Australia
O’GRADY PEYTON INTERNATIONAL (and Design)	TMA600526	01/16/2004	35	OGP	112469600	12/11/2001	Canada
O’GRADY PEYTON INTERNATIONAL (and Design)	2472793	04/08/2003	35	OGP	2472793	11/21/2001	European Community TM
O’GRADY PEYTON INTERNATIONAL (and Design)	845166	11/17/2004	35	OGP	USPTO Ref. No. A0000156		International Register
O’GRADY PEYTON INTERNATIONAL (and Design)	721637	5/19/2005	35	OGP	721637	11/18/2004	New Zealand
O’GRADY PEYTON INTERNATIONAL (and Design)	4-2002-03505	2/10/2005	35	OGP	4-2002-03505	4/30/2002	Philippines
O’GRADY-PEYTON INTERNATIONAL	4-2002-03503	2/10/2005	35	OGP	4-2002-03503	4/30/2002	Philippines
O’GRADY PEYTON INTERNATIONAL (and Design)	845166	04/26/2006	35	OGP	845166	06/12/2006	Romania
O’GRADY PEYTON INTERNATIONAL (and Design)	845166	01/31/2006		OGP	860-327088801	07/14/2005	Singapore
O’GRADY PEYTON INTERNATIONAL (and Design)				OGP	2004/20991	11/18/2004	South Africa

20

Copyrights

U.S Registered Copyrights

AMN HEALTHCARE, INC.

Course	Date of copyright	Copyright number
12 lead ECGs: ischemia, injury, infarction	July 23, 2003	TX5802852
A Proactive Approach to Orienting with a Preceptor	February 22, 2007	TX6521444
Abdominal Compartment Syndrome	Pending	Pending
Abusive Head Trauma	April 6, 2011	TX7385527
Abusive Head Trauma: A New Name for Shaken Baby Syndrome	June 24, 2011	TX741035
Accidental Childhood Poisoning	January 9, 2008	TX 7017695
Acute and chronic pain: assessment and management / presented by RN.com	November 17, 2003	TX5941107
Acute coronary syndrome: a spectrum of conditions and emerging therapies	February 9, 2005	TX6120499
Acute Pancreatitis	January 9, 2008	TX 7017713
Acute respiratory distress syndrome: update for the new millennium	February 9, 2005	TX6120503
ADHD: Examining Treatment Options	July 5, 2011	TX7414824
Administering Chemotherapy: One Nurse’s Story	November 30, 2006	TX 6483397
Administering Medications to Elderly Patients Part 1: Physiology of Aging	Pending	Pending
Administering Medications to Elderly Patients Part 2: Administering and Monitoring Medication Therapy	July 6, 2011	TX1746851
Administering Medications to Elderly Patients Part 3: Discharge Planning	July 6, 2011	TX1746850
Adverse Drug Events: Risk Reduction & Reporting	March 17, 2011	TX7378369
Advocating for yourself and your patients	February 9, 2005	TX6120500

21

Course	Date of copyright	Copyright number
Advocating for Yourself and Your Patients Part 2	Dec 15, 2005	TX-6-272-667
Age-Specific Considerations for CNAs	Dec 15, 2005	TX-6-272-683
Age-Specific Considerations for CNAs	June 24, 2011	TX7410485
Age-specific considerations in patient care	November 5, 2004	TX6065452
Aggie I: the mystery of Pete’s seizures [sic] monitoring drug therapy	January 30, 2004	TX5950176
Aggie I: the mystery of Pete’s seizures monitoring drug therapy / by RN.com	March 8, 2004	TX6006084
Aggie II: The mystery of John Doe and end-of-life story / presented by the Professional Development Center	October 10, 2002	TX5872977
Aggie III: Childhood Asthma	June 12, 2006	TX 6439946
Alzheimer’s and Dementia Differences in Treatment	September 19, 2011	TX7451672
Alzheimer’s Disease: Awareness for CNAs.	June 24, 2011	TX7410617
An Introduction to Intraventricular Hemorrhage in the Premature Infant	Pending	Pending
An overview of Alzheimer’s disease	February 9, 2005	TX6120498
An Overview of HIPAA for Healthcare Professionals	Pending	Pending
Arrhythmia Interpretation	Pending	Pending
Arthritis Another Name for Inflammation	October 1, 2008	TX 7-249-159
Assessing Asthma and Allergic Rhinitis Treatment Options	July 5, 2011	TX7414628
Autism and Other ASDs	Pending	Pending
Basic Arrhythmia	September 9, 2007	TX 6-933-145
An Overview of Alzheimer’s Disease for CNAs	Dec 15, 2005	TX-6-272-682
Bad Ads: FDA Regulations Past, Present and Future	July 5, 2011	TX7414634

22

Course	Date of copyright	Copyright number
Basic medication administration exam for RN’s	October 8, 2002	TX5671558
Basic medication administration exam for RNs	March 8, 2004	TX6006085
Basic Medication Administration Exam for RNs	September 11, 2006	TX6438266
Best Practices in Medication Error Reduction	September 14, 2011	TX7450529
Bioterrorism for Texas nurses	November 29, 2004	TX6072284
Bipolar disorder	October 8, 2002	TX5788828
Bipolar disorder: both sides of an illness	October 12, 2004	TX6077344
Blast Injuries: The Wounds of War	August 22, 2008	TX6838621
Blood administration and transfusion reactions	July 7, 2005	TX6193939
Blood borne Pathogens for CNAs	June 23, 2011	TX7410201
Blood Pressure Management for CNA’s	July 6, 2011	TX1746855
BMAE/LPN Exam	Pending	Pending
BMAE Screening Evaluation for RNs	September 11, 2006	TX6441968
Breast Cancer Today: A Whole New World of Options	September 3, 2010	TX7318697
Breastfeeding Challenges in The Early Postpartum Period	September 3, 2010	TX7318678
Breastfeeding: the basics	November 29, 2004	TX6072282
Briefing: Latex Allergy	7/11/01	TX-5413182
Briefing: Self Determination and Advance Directive	7/11/01	TX-5413184
Briefing: Tuberculosis	7/11/01	TX-5413183

23

Course	Date of copyright	Copyright number
Briefing: Using Physical Restraints in Acute Care	7/11/01	TX-5413185
Briefing: Violence in the Workplace	7/11/01	TX-5413181
Bringing Evidence-Based Practice to Life	Pending	Pending
Calculation Review Exam	January 9, 2008	TX 7017619
Cancer 101	September 11, 2006	TX6437030
Carbon Monoxide Poisoning	September 11, 2006	TX-6-437-031
Cardiac Interventional/Cath Lab Technologist Assessment Exam	April 30, 2007	TX-6-585-505
Caring for Patients with Mental Health Disorders	September 12, 2011	TX7448490
Case Management & the Managed Care Health System	February 22, 2007	TX6521442
Certified Occupational Therapy Assistant (COTA) Assessment Exam	April 30, 2007	TX-6-585-503
Challenges in Treatment of Community Acquired Pneumonia	January 10, 2012	TX7489285
Chemotherapy Agents: General Safety for Nurses	April 26, 2006	TX-6-373-974
Chest Tube Management	January 9, 2008	TX 7017721
Child Maltreatment: Abuse & Neglect	August 22, 2008	TX-6-837-634
Childhood Asthma	October 1, 2008	TX 7-249-177
Childhood Asthma	September 16, 2006	TX 6-439-946
Childhood Leukemia and Lymphoma	February 22, 2007	TX-6-521-439
Childhood Type 2 Diabetes: Awareness, Prevention & Treatment	January 9, 2012	TX7463980
Cholesterol: the Good and the Bad	March 17, 2007	TX-6-557-680
Chronic Heart Failure: Getting to the Heart of the Matter	July 6, 2007	TX-6-601-456

24

Course	Date of copyright	Copyright number
Chronic Obstructive Pulmonary Disease	September 11, 2006	TX 6-439-949
Chronic Pain: The Pharmacy Professional’s Role in Management	January 1, 2012	TX7489474
Claire’s communication catastrophes, and how to avoid them	November 5, 2004	TX6065450
CNA HIPAA Overview	Dec 15, 2005	TX-6-272-673
CNAs Should Learn and Know: Patients with Pacemakers.	June 24, 2011	TX7410521
Cocaine: under the influence	September 25, 2002	TX5852781
Colorectal Cancer: Are You At Risk	June 3, 2008	TX7044800
Colorectal Cancer: Risk Factors	July 7, 2005	TX-6-193-941
Communication With Cognitively Impaired Clients- For CNAs	Dec 15, 2005	TX-6-272-647
Compounding and Legal Issues Clarified	July 11, 2011	TX7418102
Conquering NCLEX-RN: content specific tips	June 18, 2004	TX6000174
Conquering NCLEX-RN: general test taking tips	June 18, 2004	TX6000175
Critical Care Exam	Pending	Pending
Critical thinking: addressing staffing issues / presented by the Professional Development Center	July 11, 2001	TX5413180
Critical thinking: administering medications to elderly patients / presented by the Professional Development Center	June 14, 2002	TX5615623
Critical thinking: administering medications to elderly patients / by NurseZone.com	March 25, 2002	TX5562393
Critical thinking: managing stress	January 10, 2002	TX5547626
Critical Thinking: Mastering the Art of Floating	September 12, 2011	TX7448766
Critical Thinking Pharmacy Technician Calculations Part 1	September 15, 2011	TX7450417

25

Course	Date of copyright	Copyright number
Critical thinking: staffing in the 21st century	February 9, 2005	TX6120507
Critical Thinking: Strategies to Master Floating	1/5/01	TX 5-324-344
Critical Thinking: Working Effectively with LPN’s and Nursing Assistive Personnel	April 30, 2007	TX-6-585-023
Critical Thinking: Working Effectively with LPNs and UAP	1/8/01	TX 5-269-814
Critical Thinking: Working Smarter	September 12, 2011	TX7448889
Cross cultural nursing	December 19, 2002	TX5695187
CT Technologist Exam	April 30, 2007	TX-6-585-024
Cultural Competence	January 10, 2012	TX7489061
Cultural Diversity for CNAs	February 22, 2007	TX-6-521-381
Deep Vein Thrombosis	September 11, 2006	TX 6-439-948
Diabetes for CNAs	February 22, 2007	TX-6-521-435
Diabetes Knowledge: Standards of Care and Diabetes Management	Feb 9, 2005	TX-6-120-508
Diabetes Overview	Pending	Pending
Diabetes Pathophysiology Hypoglycemia, DKA, & HHNKS	April 30, 2007	TX-6-585-017
Dialysis Nursing	June 3, 2008	TX7044817
Dialysis Tech	June 3, 2008	TX7044839
Domestic Violence for CNAs	Dec 15, 2005	TX-6-272-676
Domestic violence: elder abuse, what healthcare providers need to know	November 29, 2004	TX6072287
Domestic violence: spouse/intimate partner abuse	July 18, 2003	TX5817961

26

Course	Date of copyright	Copyright number
Don’t Drink the Water…	Dec 15, 2005	TX-6-272-675
Drug Addiction: Underlying Factors and Treatment Options	July 5, 2011	TX7415446
Drug Diversion the Pharmacist’s Corresponding Duty A Legal Perspective	Pending	Pending
Drug & Safety During Pregnancy & Lactation	September 19, 2011	TX7451595
Eating disorders	February 9, 2005	TX6120496
Eating disorders: the broken mirror	September 24, 2002	TX5906951
ECG interpretation: learning the basics	September 19, 2002	TX5677437
ECHO Tech	January 9, 2008	TX 7017636
Ecstasy: under the influence / presented by the Professional Development Center	October 10, 2002	TX5701995
Elder Abuse	April 8, 2011	TX7385524
Emergency Dept. Exam	Pending	Pending
End-of-Life Care for CNAs	Dec 15, 2005	TX-6-272-666
End of Life Care The Art of Symptom Management	January 9, 2012	TX7490131
End-stage renal disease	September 18, 2002	TX5648360
End of Life Symptom Management	July 5, 2011	TX7414845
Ergogenic Aids: Competitive Edge or Considerable Harm	January 11, 2012	TX7489433
Evidence-based practice: the future of nursing	May 10, 2004	TX5977683
Fall assessment and prevention	March 8, 2004	TX6006087
Fast Facts About Premature Ovarian Failure	Feb 9, 2005	TX-6-120-506
Fire Safety in the Surgical Setting: “Just Be Smart and Do Your Part”	September 11, 2006	TX 6-437-032

27

Course	Date of copyright	Copyright number
Florida laws and rules: for new Florida nurses	July 23, 2003	TX5802853
Focus on advance directives	November 5, 2004	TX6061663
Focused physical examination for the acute care setting	July 7, 2005	TX6193938
Forensic Evidence Collection for Nurses	October 1, 2008	TX 7-249-154
Gestational Diabetes	Dec 15, 2005	TX-7112648
Gestational Diabetes: Diagnosis and Care	Dec 15, 2005	TX-6-272-669
Glucose Monitoring: A Case for Improved Outcomes	Pending	Pending
H1N1: The 21st Century Pandemic	September 3, 2010	TX7318683
Heart Failure, Your Patients & Advancements in Drug Therapies	July 13, 2011	TX7419115
Helping Seniors Fight Depression: A Course for CNAs	June 24, 2011	TX7411037
Heparin Induced Thrombocytopenia	March 19, 2007	TX-6-557-682
Heroin: under the influence	September 17, 2002	TX5705659
High-alert medications: questions, answers, and safety tips	February 9, 2005	TX6120504
High-Alert Medications: Safe Practices	August 26, 2010	TX1715799
HIPAA and Me: An Overview for CNAs	June 24, 2011	TX7410620
HIPAA Training Module	September 14, 2011	TX7450514
HIV Disease: AIDS to Zidovuidine for Florida RNs	June 8, 2001	TX 5-327-292
HIV Disease: An Epidemic In Perspective	January 4, 2001	TX 5-324-326
HIV Disease: New Research, New Treatment, New Hope	January 8, 2001	TX 5-327-670
HIV Disease: Women, Children & Injection Drug Users	January 8, 2001	TX 5-269-815
HIV disease: Women, children and Injection drug users	November 12, 2002	TX5788852

28

Course	Date of copyright	Copyright number
HIV for CNAs	Dec 15, 2005	TX-6-272-670
HIV Infection and AIDS: An Overview	October 20, 2006	TX-6-453-415
HIV, an epidemic of many proportions	June 18, 2002	TX5588325
HIV: case studies / presented by RN.com	November 17, 2003	TX5877717
Home Health Exam	September 8, 2010	TX1717243
How to Demonstrate Your Clinical Competence with PBDS	October 1, 2008	TX 7-249-176
Human Papillomavirus	July 6, 2007	TX-6-601-455
Hypertension: On the Cusp of JNC 8 Guidelines	July 5, 2011	TX7414900
Increased Intracranial Pressure and Monitoring	March 19, 2007	TX-6-557-685
Infection Control for CNAs	Dec 15, 2005	TX-6-272-671
Infection Prevention for CNAs	June 24, 2011	TX7410492
Infection control for healthcare professionals	March 8, 2004	TX6006088
Infection Prevention for Healthcare Professionals	September 3, 2010	TX7318704
Inflammatory Bowel Disease	February 22, 2007	TX-6-521-445
Influenza	October 20, 2006	TX 6-448-546
Influenza, Pandemics and the Avian Flu	Dec 15, 2005	TX-6-272-672
Interstitial cystitis: getting the attention it deserves / presented by the Professional Development Center	September 13, 2002	TX5852782
Intraventricular Hemorrhage in the Premature Infant	March 19, 2007	TX-6-557-683
Introducing Aggie : The Mystery of Pete’s Seizure	Oct 10, 2002	TX-5-705-653

29

Course	Date of copyright	Copyright number
Introducing Aggie: the mystery of Pete’s seizure	January 11, 2002	TX5521133
Introduction to critical thinking	September 25, 2002	TX5677436
Introduction to Cultural Awareness and Competency	October 1, 2008	TX7247720
Introduction to Trauma Systems: History and Timeline	June 3, 2008	TX0007044789
Interpreting ABGs: The Basics	Pending	Pending
Iowa child abuse	November 18, 2003	TX5898584
It’s on the Street: Club Drugs	April 30, 2007	TX-6585016
It’s on the Street: Inhalants	April 30, 2007	TX-6-585-500
It’s on the Street: Cocaine	August 22, 2008	TX-6-837-624
IV essentials	July 7, 2005
IV Therapy Exam	April 7, 2009	TX-6-933-136
Kentucky Domestic Violence	July 7, 2005	TX-6-272-551
Kentucky HIV Infection and AIDS: An Overview	August 22, 2008	TX-6-837-628
Lab Value Interpretation for Nurses: Chemistries and Renal Studies	Nov 22, 2005	TX-6-270-034
Labor & Delivery Exam	January 9, 2008	TX 70170674
Latex Allergies for CNAs	Dec 15, 2005	TX-6-290-524
Latex allergy: more than skin deep	October 8, 2002	TX5671559
Latex allergy: more than skin dep / presented by the Professional Development Center	January 10, 2002	TX5547624
Learning to Manage Assaultive Behavior	March 19, 2007	TX-6-557-681
Lethal Arrhythmias: Advanced Rhythm Interpretation	March 21, 2006	TX-6-356-028

30

Course	Date of copyright	Copyright number
LPN/LVN Brief with rn.com logo	Pending	Pending
LPN/LVN Subacute Nursing Exam	April 3, 2009	TX 6-933-183
Lupus: Deciphering the Clues	June 20, 2011	TX7414007
Lyme Disease	March 19, 2007	TX-6-557-684
Magnet Facilities: What’s the Difference?	July 6, 2007	TX-6-601-457
Malignant hyperthermia: a crisis for your patient	November 29, 2004	TX6072285
Mammography Technologist Exam	April 30, 2007	TX 6-585-501
Managing Cardiac Conditions During Labor and Delivery	June 21, 2011	TX7409134
Managing Hypertension	April 30, 2007	TX-6-585-020
Marijuana: under the influence / presented by the Professional Development Center	October 8, 2002	TX5788829
Mechanical Ventilation in Adults	July 6, 2007	TX-6-599-548
Med Tech/ Med Laboratory Tech Exam	January 9, 2008	TX 7017651
Medical Error Reduction	April 30, 2007	TX-6-585-018
Medical Record Documentation and Legal Aspects Appropriate to Nursing Assistants	December 15, 2005	TX-6-287-872
Medical Surgical Exam	April 3, 2009	TX 6-933-165
Medication Errors - A continuous Quality Improvement Approach to Prevent Errors	September 19, 2011	TX7451605
Medication safety: assuring safe outcomes	June 14, 2002	TX5697878
Medication Safety: Assuring Safe Outcomes	September 11, 2006	TX 6-439-945
Medication safety: assuring safe outcomes	February 19, 2003	TX5746727
Medication Therapy Management (MTM) Getting Started	January 10, 2012	TX7489196

31

Course	Date of copyright	Copyright number
Metabolic Syndrome: An Insidious Disease	September 8, 2010	TX1717248
Methamphetamine Abuse	February 22, 2007	TX-6-520-398
Migraine and Headache Treatment Interventions	July 13, 2011	TX7419102
Migraine Head Pain	April 30, 2007	TX-6-585-499
Mother-Baby/Women Services Competency Test V.101	Nov 8, 2005	TX-6-287-083
MRI Technologist Exam	April 30, 2007	TX 6585022
MRSA: It’s Staph!	April 30, 2007	TX-6-585-498
Multiple Choice Test Writing Tips	January 9, 2008	TX 7017669
Narcolepsy & sleep apnea: I’ve been sleeping, but I can’t stay up!	September 25, 2002	TX5677349
Narcolepsy, sleep apnea & restless legs syndrome	August 3, 2004	TX6030577
Neonatal Intensive Care Nursing Competency Test V.101	August 16, 2005	TX-6-230-569
Neonatal Sepsis: Assessment and Care	January 10, 2012	TX7489071
Never Events: Nurses Key Role	June 22, 2011	TX7409982
New York State child abuse and neglect	July 18, 2003	TX5810328
New York State infection control for healthcare professionals	July 18, 2003	TX5807793
Nuclear Medicine Technologist Exam	April 30, 2007	TX 6-585-502
Nurse’s Role in Moderate Sedation: Are you Safe?	March 21, 2006	TX-6-356-029
Nurse’s Guide to Chemotherapy and Other Anti-Cancer Drugs	October 20, 2006	TX 6-448-545
Nursing health assessment	July 28, 2004	TX6009436

32

Course	Date of copyright	Copyright number
Obsessive-compulsive disorder: providing care and support	March 8, 2004	TX6006086
Occupational Therapist Exam	April 30, 2007	TX 6-585-507
OGPI RN Screening	June 3, 2008	TX7044885
O’Grady Peyton International: International Nurse Orientation Binder	February 2, 2007	TX6517522
Ohio laws and rules	July 7, 2005	TX6194756
Oncology Exam	April 3, 2009	TX 6-933-156
Operating Room Nurse Competency Exam V.201	April 3, 2009	TX 6-933-131
Orthopedic Trauma: Assessment and Care	January 9, 2012	TX7488719
Ovarian Cancer	February 22, 2007	TX-6-521-438
Overview of Bioterrorism	August 26, 2010	TX1715439
An Overview of Patient Management issues in Type 2 Diabetes	June 20, 2011	TX7408706
Pain Control and Symptom Management	June 3, 2008	TX7044859
Parkinson’s Disease	March 19, 2007	TX-6-557-679
Patient Safety: Honing in on Heparin	February 22, 2007	TX-6-521-440
Pediatric Asthma	September 12, 2011	TX7448602
Pediatric Home Care Nursing Exam	January 12, 2012	TX7490394
Pediatric psychopharmacology	November 29, 2004	TX6072276
Pediatrics ED Exam	April 3, 2009	TX6933173
Pediatrics exam v.101	March 15, 2004	TX5950348

33

Course	Date of copyright	Copyright number
Pediatrics Intensive Care Nursing Exam	April 3, 2009	TX 6-933-173
Performance Based Development System (PBDS) Testing Preparation	September 11, 2006	TX 6-439-947
Performance improvement: a change for the better	July 18, 2003	TX5806951
Personal Safety for CNAs	Dec 15, 2005	TX-6-272-668
Perspectives on Breast Cancer: Genetic Testing and Prophylactic Mastectomy	January 9, 2008	TX 7017601
Pharmacokinetics and Your Everyday Primary Care Patient	January 10, 2012	TX7489193
Pharmacotherapy for Depression, Bipolar Disease and Panic Disorder	September 19, 2011	TX7454636
Physical Therapist Assistant Exam	September 11, 2006	TX 6-438-265
Physical Therapist Exam	September 11, 2006	TX 6-441-969
Physical Therapist Screening Evaluation	September 11, 2006	TX 6-441-966
Physical Therapy Assistant Screening Evaluation	September 11, 2006	TX 6-441-967
Placental Anomalies	August 18, 2010	TX1714920
Pneumonia: Emerging Trends in Diagnosis & Care	September 11, 2006	TX 6-439-944
Post Anesthesia Care Nursing Exam	Pending	Pending
Postpartum Depression	February 22, 2007	TX-6-521-437
Post Partum Nursery	Pending	Pending
Polysomnographer (Sleep Tech)	Pending	Pending
Preparation for pediatric assignments	March 8, 2004	TX6006083

34

Course	Date of copyright	Copyright number
Prescription Drug Abuse: No End in Sight	July 13, 2011	TX7419105
Procedural Sedation: Are You Safe?	January 9, 2008	TX 7019058
Professional communication and documentation for travelers: safe, effective, and legal / presented by RN.com	November 17, 2003	TX5941106
Professional Communication: Speak up, Speak well	July 6, 2011	TX1746831
Professional Nursing Practice: Nurse Practice Acts, Professional Standards, & Code Ethics	April 30, 2007	TX-6-585-026
Professional Nursing Practice: An Update	September 12, 2011	TX7448485
Progressive Care Unit Exam	April 3, 2009	TX 6-933-151
Psychiatric Exam Goals Competency Test V. 101	Nov 7, 2005	TX-6-272-550
Psychopharmacology: a guide to medications	December 12, 2002	TX5788070
Pulmonary Artery Catheter & Hemodynamic Values	April 30, 2007	TX-6-585-025
Quality Improvement	February 28, 2003	TX-5-696-350
Radiation Therapist	October 1, 2008	TX 7-249-170
Radiology Technologist Exam	April 30, 2007	TX-6-585-504
Recognizing and Addressing Domestic Violence in the Healthcare Setting: Spouse/Partner Abuse	1/4/01	TX 5-324-325
Recognizing and Addressing Domestic Violence in the Healthcare Setting: Child Abuse & Neglect	1/5/01	TX 5-323-001
Recognizing and Addressing Domestic Violence in the Healthcare Setting: Elder Abuse	December 12, 2002	TX5724976
Reducing medical errors: you can make a difference!	June 18, 2002	TX5619154
Reducing Medication Errors for CNAs	December 15, 2005	TX-6-287-871
Rehab for CNAs	February 22, 2007	TX-6-521-436
REMS Legislation and Enforcement on the Practice of Pharmacy	January 11, 2012	TX7489630

35

Course	Date of copyright	Copyright number
Resident Rights for Florida CNAs	Dec 15, 2005	TX-6-272-680
Respiratory Syncytial Virus	October 20, 2006	TX 6-448-548
Respiratory Therapist Pulmonary Function Technologist Exam	Pending	Pending
Restraints and Falls for CNAs	Dec 15, 2005	TX-6-272-681
Restraints in the acute care setting	March 8, 2004	TX6006090
Restraints in the acute care setting	January 26, 2004	TX5944636
Restraints: The Last Resort	September 8, 2010	TX1717244
RN cath lab exam	October 12, 2004	TX6077340
RN.com’s assessment series: focused cardiovascular assessment	November 29, 2004	TX6072278
RN.com’s assessment series: focused neurological anatomy and physiology	February 9, 2005	TX6120502
RN.com’s assessment series: focused pulmonary assessment	August 3, 2004	TX6030576
RN.com’s assessment series: focused renal and urinary assessment	November 29, 2004	TX6072277
RN.com’s assessment series: hematological anatomy, physiology, and assessment	November 29, 2004	TX6072283
RN.com’s assessment series: renal and urinary anatomy and physiology	November 29, 2004	TX6072281
RN.com’s assessment series: skin anatomy, physiology, and assessment	November 5, 2004	TX6061662
RN.com’s Assessment Series: Cardiovascular anatomy & physiology	October 12, 2004	TX6077343

36

Course	Date of copyright	Copyright number
RN.com’s Assessment series: Endocrine anatomy and physiology	October 12, 2004	TX6077341
RN.com’s Assessment series: Focused endocrine assessment	November 5, 2004	TX6065453
RN.com’s Assessment series: Focused gastrointestinal assessment	October 12, 2004	TX6077339
RN.com’s Assessment series: Focused gastrointestinal assessment	November 5, 2004	TX6065454
RN.com’s Assessment series: Focused neurological assessment	November 5, 2004	TX6065449
RN.com’s Assessment series: Gastrointestinal anatomy and physiology	August 23, 2004	TX-6-016-643
Rocky Mountain Spotted fever	August 22, 2008	TX-6-837-618
Role of the Pharmacist in Improving Medication Adherence	September 14, 2011	TX7450433
Safety and Standard Manual: a national perspective for travelers	7/13/99	TX 5-026-638
Secrets to Educating your Patients with Diabetes	July 11, 2011	TX7422294
Shaken Baby Syndrome	August 22, 2008	TX-6-837-625
Seasonal and pandemic influenza anything new, any changes	January 10, 2012	TX7489086
Sickle Cell Anemia	October 20, 2006	TX 6-448-547
Smoking Cessation Help From the Pharmacy	January 10, 2012	TX7489095
Sonographer Exam	April 30, 2007	TX 6-585-506
Sonographer Exam	April 2007	TX-6-585-506
Speech Language Pathologist	January 9, 2008	TX 7017659
Spinal cord injuries: minimizing the damage	December 12, 2002	TX5720974

37

Course	Date of copyright	Copyright number
Sports Injuries in Youth	February 22, 2007	TX -6-522-375
Staff Infections: Spotlight on MRSA	Pending	Pending
Stem Cell Research: What It Means and Where It is Going	Nov 22, 2005	TX-6-270-035
Stroke Care for CNAs	Dec 15, 2005	TX-6-272-677
Stroke Prevention and Risk Reduction	September 26, 2011	TX7457632
Stroke Prevention and Recognition	April 6, 2011	TX7385518
Stroke rehabilitation	November 29, 2004	TX6072279
Substance abuse & pregnancy: a growing health concern	September 24, 2002	TX5660763
Sudden infant death syndrome	November 29, 2004	TX6072286
Suicide: assessment and prevention	January 26, 2004	TX5950760
Surgical Tech Exam	Pending	Pending
Surviving the Heat	August 22, 2008	TX-6-837-408
Telemetry	Pending	Pending
Telemetry Interpretation	Pending	Pending
Telemetry Certificate Program	July 6, 2011	TX1746848
Telemetry Knowledge Assessment Exam	July 25, 2011	TX7424294
Testicular Cancer	February 22, 2007	TX-6-521-443
The Agony of Eating Disorders	January 9, 2008	TX 7017704

38

Course	Date of copyright	Copyright number
The Cruise Ship Virus: Norovirus	July 6, 2007	TX-6-601-171
The Health of Minority Women	August 22, 2008	TX-6-837-406
The healthy pregnancy	February 9, 2005	TX6120505
The Human Genome Project	Pending	Pending
The Nurse’s Role in Hyperemesis Gravidarum	February 22, 2007	TX-6-521-441
The patient safety revolution: implementating JCAH safety goals in the operating room	August 23, 2004	TX6016642
The Postpartum Period and the Healthy Newborn	Dec 15, 2005	TX-6-272-679
The Prevention and Detection of Elder Abuse	5/12/00	TXu-951-660
The truth about: urinary incontinence / presented by the Professional Development Center	October 8, 2002	TX5788830
The World of Skin Care: Wound and Ulcer Prevention & Management	April 30, 2007	TX-6-585-021
Thrombolytic therapy for acute ischemic stroke: t-PA/Alteplase	February 9, 2005	TX6120497
Thyroid Disorders	April 30, 2007	TX-6-585-019
Tips for Creating An Online CE Course	January 9, 2008	TX7017663
To sleep or not to sleep?: a primer on insomnia	September 23, 2002	TX5643761
Travel nursing: self-protection through communication & documentation	June 14, 2002	TX5588326
Traveler application	August 29, 2002	TX5604361
Traveler application	August 29, 2002	TX5586835
Tuberculosis Information for CNAs	Dec 15, 2005	TX-6-272-678
Understanding Heart Failure	September 8, 2010	TX1717245

39

Course	Date of copyright	Copyright number
Understanding Intra-Abdominal Pressures	January 9, 2012	TX7488721
Understanding Intra-Abdominal Pressure Monitoring	Pending	Pending
Understanding the adult with Down syndrome	March 8, 2004	TX6006089
Update on stroke management and care	October 12, 2004	TX6077342
Update on tracheostomy care	February 9, 2005	TX6120501
Vaccines: Understanding Immunity and the Principles behind Vaccination	August 22, 2008	TX-6-837-630
Vascular Interventional Radiology Tech Exam	April 3 , 2009	TX 6-933-161
Viral Hepatitis: From A to G	1/5/01	TX 5-320-183
West Nile virus: just the facts	November 29, 2004	TX6072280
What Every Pharmacist Should Know About Childhood Immunizations	January 11, 2012
What’s up at the joint?	November 5, 2004	TX6065451
WOCN Exam	Pending	Pending
Work Smarter Not Harder: Critical Thinking Skills for Healthcare Professionals	Pending	Pending
Work Smarter not Harder	January 9, 2008	TX7017681
Workplace safety and patient care standards	January 26, 2004	TX5943059

THE MHA GROUP, INC.

Text	Date of copyright	Copyright number
Will the Last Physician in America Please Turn Off the Lights	May 15, 2006	TXu006377655

40

NURSEFINDERS, LLC

Text	Date of copyright	Copyright number
iApply Hiring System Manual	September 3, 2002	TXu1065868
Nursefinders Coordinator Training	November 30, 1987	TXu307-919
Nursefinders Policies and Procedures Manual	January 19, 1988	TXu 317-469
Nursefinders Skills Inventory	March 31, 1988	TXu 320-215
Nursefinders Master List of Medications	April 1, 1998	TXu 324-784

O’GRADY PEYTON INTERNATIONAL

Text	Date of copyright	Copyright number
American English Training for OGP Healthcare Professionals	March 3, 2007	TXu001347906

PHARMACY CHOICE, INC.

Website	Date of copyright	Copyright number
PharmacyChoice.com	November 3, 2000	TXu-1-043-603

STAFF CARE, INC.

Text	Date of copyright	Copyright number
Have Stethoscope, Will Travel: Staff Care’s Guide to Locum Tenens	April 9, 2010	TXu007351844

41

Registered Copyrights for Websites Owned by AMN Healthcare, Inc.

Website	Copyright Date	Copyright Registration

www.preferredhealthcare.com	08/08/02	TX-5788141
www.americanmobile.com	08/08/02	TX-5788143
www.medicalexpress.com	08/08/02	TX-5788142
www.nursesrx.com	08/08/02	TX-5788144
www.amnhealthcare.com	04/09/01	TX-5788140
www.ogradypeyton.com	08/28/02	TX-5595918

42

Schedule 6.19(a)

REAL PROPERTIES

(All properties leased as of April 1, 2012 unless otherwise noted)

Corporate Offices

1.	12400 High Bluff Drive, Suite 100

San Diego, CA 92130

2.	Unit 1, 4 Mall Court

Savannah, GA 31406

3.	Woodlands Business Park Tower III

4021 South 700 East, Suite 300

Salt Lake City, UT 84107

4.	5001 Statesman Drive

Irving, TX 75063

5.	3232 Royal Lane

Irving, TX 75063

6.	425 S. Cherry St. #200

Denver, CO 80246

7.	3668 S. Greyer Road, Ste. 100

St. Louis, MO 63127

8.	Premier Office Center

19200 Von Karem Ave. Ste. 400

Irvine, CA 92612

9.	151 Newbury St.

Portland, ME 04101

10.	Regus Henderson

701 North Green Valley Pkwy Suite 200

Henderson, NV 89074

11.	5901 Broken Sound Parkway NW Ste. 450

Boca Raton, FL 33487

12.	7000 Central Parkway NE, Ste. 850

Atlanta, GA 30328

43

13.	524 E. Lamar Blvd., Ste. 300

Arlington, TX 76011

14.2810 16th St., Third Floor

Hickory, NC 28601

15.9140 Arrowpoint Blvd, Ste. 250

Charlotte, NC

(subleasing space through 2/28/2014)

16. 5775 Blue Lagoon Drive Ste 300, Miami, FL

(subleasing space through 2/28/2013)

Per Diem Offices

1.   Albany, 6 Executive Park Drive, Entrance D, Albany, NY

2.   Albuquerque Staffing, 4411 McLeod Suite A-2, Albuquerque, NM

3.   Amarillo, 3600 S. Coulter, Suite A Amarillo, TX

4.   Atlanta, 2221 Peachtree Road, N.E. Suite N, Atlanta, GA

5.   Baltimore, 29 W. Susquehanna Ave Ste 110, Towson, MD

6.   Binghamton, 4104 Old Vestal Road, Vestal, NY

7.   Buffalo, 455 Delaware Avenue, Buffalo, NY

8.   Chevy Chase, 8701 Georgia Ave, Silver Springs, MD

9.   Cincinnati, 9402 Town Square Ave., Ste. E, Cincinnati, OH

10. Cleveland, 27600 Chagrin Blvd. Suite 400, Woodmere, OH

11. Colorado Springs Staffing, 545 East Pikes Peak Avenue Ste. 101, Colorado Springs, CO

12. Columbus Staffing, 6525 Busch Blvd. Suite 102, Columbus, OH

13. Dallas Staffing, 1341 W. Mockingbird Lane Suite 245W, Dallas, TX

14. Denver ST, 201 S. Steele St. Suite 1-D, Denver, CO

15. Des Moines, 7100 University, Des Moines, IA

16. El Paso Staffing, 1605 Beach Street Suite C, El Paso, TX

17. Finger Lakes Staffing, 2525 State Rt. 332 Suite 103, Canadaguia, NY

18. Fort Worth Staffing, 3901 West Vickery Blvd. Suites 3 & 5, Fort Worth, TX

19. Hartford, 903 Wethersfield Ave, Third Floor, Hartford, CT

20. Hawaii Staffing, 3375 Koapaka Street Ste B235, Honolulu, HI

21. Heath Home Care, 1125 Unit C Hebron Road, Heath, OH (expires 7/31/12)

22. Houston Staffing, 1800 St. James Ste 107, Houston, TX

23. Kansas City, 4350 West 107th Street, Overland Park, KS

24. Lawton, 1904 NW Cache Road, Ste. 1, Lawton, OK

25. Los Angeles Staffing, 6167 Bristol Parkway Ste 450 & 460, Culver City, CA

26. Lubbock, 3415 23rd Street, Lubbock, TX

27. Mason City, 1316-4th Street, S.W. Suite 106, Mason City, IA

28. Memphis, 6750 Poplar Ave. Suite 206, Memphis, TN

29. Minneapolis, 9001 E. Bloomington Frwy. Suite 117, Bloomington MN

30. New York City, 420 Lexington Ave. Ste. 358-60, New York, New York

44

31. North Texas Home Care, 7524 Mosier View Ct, Fort Worth, TX

32. Oak Lawn Staffing, 1401 Branding Ave., Ste. 320, Downers Grove, IL

33. Oakland, 1440 Broadway, Oakland, CA

34. Oklahoma City Staffing, 2601 N.W. Expressway Suite 101E, Oklahoma City, OK

35. Orange County, 3655 Torrance Blvd., Ste. 130, Torrance, CA

36. Phoenix, 4747 North 7th St, Phoenix, AZ

37. Portland, 5200 SW Macadam Ave. Suite 270, Portland, OR

38. Raleigh, 6500 Falls Neuse Road Suite 110, Raleigh, NC

39. Rochester Staffing, 1900 S. Clinton Avenue, Rochester, NY

40. Sacramento, 2233 Watt Avenue Suite 10, Sacramento, CA

41. San Antonio Staffing, Fredericksburg Road #100, San Antonio, TX

42. San Diego Staffing, 3838 Camino Del Rio North Suite 104, San Diego, CA

43. Scranton, 542 Spruce Street, Scranton, PA

44. Springfield MO Staffing, 236 E. Primrose, Springfield, MO

45. St. Louis Staffing, 950 Francis Place #108, Clayton, MO

46. Syracuse, 7421 Oswego Road, Liverpool, NY

47. Tucson Staffing, 5101 East Farness Drive Suite A, Tucson, AZ

48. Tulsa Staffing, 5114 S. 95th E. Avenue, Tulsa, OK

49. Wichita Staffing, 303 North West St. Suite 120, Wichita, KS

50. Winston Salem Staffing, 1411 Plaza West Road Suite A, Winston-Salem, NC

Parking Rental

1.   Oakland Parking ,400-29th Street, Oakland, CA

2.   Los Angeles Parking

Storage Rental

1.   Fairfield (Hartford) Storage, Fairfield, CT

2.   Nursefinders Service Center, Space Station Unit B4, Fort Worth, TX

3.   Nursefinders Service Center, Unit #1206, Arlington, TX

4.   Sacramento, #00129297, #00129300, Sacramento, CA

5.   Abilene-Lubbock Storage, 4450 S Clack St, Abilene, TX

6.   Storage Spaces CA184, CA189, BB21, BB192 & BB188, 7044 Flanders Drive, San Diego, CA

45

Schedule 6.19(b)

COLLATERAL LOCATIONS

Schedule 6.19(a) is incorporated herein by reference.

46

Schedule 6.19(c)

CHIEF EXECUTIVE OFFICES/

PRINCIPAL PLACES OF BUSINESS

1.   The following address is the chief executive office/principal place of business for all the entities listed below:

12400 High Bluff Drive

San Diego, CA 92130

AMN Healthcare, Inc., a Nevada corporation

AMN Healthcare Services, Inc., a Delaware corporation

AMN Services, LLC, a North Carolina limited liability company

AMN Staffing Services, LLC a Delaware limited liability company

O’Grady Peyton International (USA), Inc. a Massachusetts corporation

RX Pro Health, Inc., a Colorado corporation

Pharmacy Choice, Inc., a Colorado corporation

2.   The following address is the chief executive office/principal place of business for all the entities listed below:

5001 Statesman Drive

Irving, TX 75063

The MHA Group, Inc., a Texas corporation

Merritt, Hawkins & Associates, a California corporation

AMN Healthcare Allied, Inc., a Texas corporation

RN Demand, Inc., a Texas corporation

Staff Care, Inc., a Delaware corporation

AMN Allied Services, LLC, a Delaware limited liability company

3.   The following address is the chief executive office/principal place of business for all the entities listed below:

524 East Lamar Blvd, Suite 300

Arlington, Texas 76011

Nursefinders, LLC, a Texas limited liability company

Linde Health Care Staffing, Inc., a Missouri corporation

National Healthcare Staffing, LLC, a Florida limited liability company

47

Schedule 6.23

LABOR MATTERS

None

48

Schedule 8.1

INDEBTEDNESS

None.

49

Schedule 8.9

TRANSACTIONS WITH AFFILIATES

None

50

Schedule 11.1

NOTICES

Credit Parties:

AMN Healthcare, Inc.

12400 High Bluff Drive

San Diego, California 92130

Attn: Chief Financial Officer

Telephone: 858.720.6257

With a copy to: General Counsel

Administrative Agent:

For notices regarding borrowings, payments, conversions, fees, interest, and other administrative matters:

SunTrust Bank

Agency Services

303 Peachtree Street, N. E.

25th Floor

Atlanta, Georgia 30308

Attention: Mr. Doug Weltz

Telecopy Number: (404) 495-2170

For all other notices (including with respect to Defaults and Events of Default, amendments, waivers and modifications of the Credit Documents, assignments):

SunTrust Bank

3333 Peachtree Road

7th Floor

Atlanta, Georgia 30326

Attention: AMN Healthcare Account Manager

Telecopy Number: (404) 588-7497

Swing Line Lender:

SunTrust Bank

Agency Services

303 Peachtree Street, N. E.

25th Floor

Atlanta, Georgia 30308

Attention: Mr. Doug Weltz

Telecopy Number: (404) 495-2170

51

Issuing Lender:

SunTrust Bank

245 Peachtree Center Ave.

17th FL - Mail Code 3707

Atlanta, Georgia 30303

Attention: Standby Letter of Credit Dept.

Telecopy Number: (404) 588-8129

Lenders:

Contact information set forth on each Lender’s administrative details form on file with the Administrative Agent.

52

Exhibit 1.1

BANK PRODUCT PROVIDER NOTICE

TO:	SunTrust Bank, as Administrative Agent

RE:

Credit Agreement, dated as of April 5, 2012, by and among AMN HEALTHCARE, INC., a Nevada corporation (the “Borrower”), the Guarantors, the Lenders and SunTrust Bank, as Administrative Agent (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined have the meanings set forth in the Credit Agreement)

Date:	[ ]

[Name of Cash Management Bank / Secured Hedge Provider (or in the case of a Secured Hedging Agreement provided or arranged by GE Capital or an Affiliate of GE Capital, GE Capital)] hereby notifies you, pursuant to the terms of the Credit Agreement, that:

(a)      [Name of Cash Management Bank / Secured Hedge Provider] meets the requirements of a [Cash Management Bank][Secured Hedge Provider] under the terms of the Credit Agreement and is a [Cash Management Bank][Secured Hedge Provider] under the Credit Agreement and the other Credit Documents.

(b)      The Credit Parties have entered into [Cash Management Agreements][Secured Hedging Agreements] with [Name of Cash Management Bank / Secured Hedge Provider] which include: [set forth Cash Management Agreements / Secured Hedging Agreements].

Delivery of this Notice by telecopy shall be effective as an original.

A duly authorized officer of the undersigned has executed this as of the day and year first above written.

[ ],
as a [Cash Management Bank][Secured Hedge Provider (or in the case of a Secured Hedging Agreement provided or arranged by GE Capital or an Affiliate of GE Capital, GE Capital)]

By:
Name:
Title:

Exhibit 2.1(b)(i)

FORM OF NOTICE OF BORROWING

[Date]

SunTrust Bank

303 Peachtree Street NE

4th Floor

Atlanta, GA 30308

Ladies and Gentlemen:

The undersigned, AMN HEALTHCARE, INC. (the “Borrower”), refers to the Credit Agreement dated as of April 5, 2012 (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”), among the Borrower, the Guarantors, the Lenders and SunTrust Bank, as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. [The Borrower hereby gives notice pursuant to Section 2.1 of the Credit Agreement that it requests a Revolving Loan advance under the Credit Agreement, and in connection therewith sets forth below the terms on which such Loan advance is requested to be made:]* [The Borrower hereby gives notice pursuant to Section 2.4 of the Credit Agreement that it requests the Tranche B Loan under the Credit Agreement on the Closing Date, and in connection therewith sets forth below the terms on which such Loan advance is requested to be made:]**

[(A)	Date of Borrowing (which is a Business Day)	]*

[(B)	Principal Amount of Borrowing	]*

(C)	Interest rate basis

(D)	Interest Period and the last day thereof

In accordance with the requirements of Section 5.2, the Borrower hereby reaffirms the representations and warranties set forth in the Credit Agreement as provided in clause (b) of such Section, and confirms that the matters referenced in clauses (c) and (d) of such Section, are true and correct.

AMN HEALTHCARE, INC.

By:

Name:

Title:

*For all Revolving Loans

**For the initial advance of the Tranche B Loan on the Closing Date

Exhibit 2.1(e)

FORM OF REVOLVING NOTE

[Date]

FOR VALUE RECEIVED, AMN HEALTHCARE, INC., a Nevada corporation (the “Borrower”), hereby promises to pay to the order of                                                  , its successors and assigns (the “Lender”), at the office of SunTrust Bank, as Administrative Agent (the “Administrative Agent”), at 303 Peachtree Street NE, 4th Floor, Atlanta, GA 30308 (or at such other place or places as the Administrative Agent may designate), at the times set forth in the Credit Agreement dated as of April 5, 2012 among the Borrower, the Guarantors, the Lenders and the Administrative Agent (as it may be as amended, modified, restated or supplemented from time to time, the “Credit Agreement”; all capitalized terms not otherwise defined herein shall have the meanings set forth in the Credit Agreement), but in no event later than the Maturity Date, in Dollars and in immediately available funds, the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to the Credit Agreement, and to pay interest from the date hereof on the unpaid principal amount hereof, in like money, at said office, on the dates and at the rates selected in accordance with Section 2.1(d) of the Credit Agreement.

If any amount of principal is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum set forth in the Credit Agreement. Further, in the event the payment of all sums due hereunder is accelerated under the terms of the Credit Agreement, this Note, and all other indebtedness of the Borrower to the Lender shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Borrower.

In the event this Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorneys’ fees, as provided in the Credit Agreement.

This Note and the Loans evidenced hereby may be transferred in whole or in part only by registration of such transfer on the Participant Register as provided in Section 11.3(c) of the Credit Agreement.

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed by its duly authorized officer as of the day and year first above written.

AMN HEALTHCARE, INC.

By:

Name:

Title:

Exhibit 2.3(d)

FORM OF SWINGLINE NOTE

[Date]

FOR VALUE RECEIVED, AMN HEALTHCARE, INC., a Nevada corporation (the “Borrower”), hereby promises to pay to the order of SunTrust Bank (the “Swingline Lender”), at 303 Peachtree Street NE, 4th Floor, Atlanta, GA 30308 (or at such other place or places as the Administrative Agent may designate), at the times set forth in the Credit Agreement dated as of April 5, 2012 among the Borrower, the Guarantors, the Swingline Lender and other Lenders and the Administrative Agent (as it may be amended, modified, extended or restated from time to time, the “Credit Agreement”; all capitalized terms not otherwise defined herein shall have the meanings set forth in the Credit Agreement), but in no event later than the Maturity Date, in Dollars and in immediately available funds, the aggregate unpaid principal amount of all Swingline Loans made by the Swingline Lender to the Borrower pursuant to the Credit Agreement, and to pay interest from the date hereof on the unpaid principal amount hereof, in like money, at said office, on the dates and at the rate specified in Section 2.3(c) of the Credit Agreement.

If any amount of principal is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum set forth in the Credit Agreement. Further, in the event the payment of all sums due hereunder is accelerated under the terms of the Credit Agreement, this Note, and all other indebtedness of the Borrower to the Swingline Lender shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Borrower.

In the event this Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorneys’ fees, as provided in the Credit Agreement.

This Note and the Loans evidenced hereby may be transferred in whole or in part only by registration of such transfer on the Participant Register as provided in Section 11.3(c) of the Credit Agreement.

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed by its duly authorized officer as of the day and year first above written.

AMN HEALTHCARE, INC.

By:

Name:

Title:

Exhibit 2.4(f)

FORM OF TRANCHE B NOTE

[Date]

FOR VALUE RECEIVED, AMN HEALTHCARE, INC., a Nevada corporation (the “Borrower”), hereby promises to pay to the order of                                                  , its successors and assigns (the “Lender”), at the office of SunTrust Bank, as Administrative Agent (the “Administrative Agent”), at 303 Peachtree Street NE, 4th Floor, Atlanta, GA 30308 (or at such other place or places as the Administrative Agent may designate), at the times set forth in the Credit Agreement dated as of April 5, 2012 among the Borrower, the Guarantors, the Lenders and the Administrative Agent (as it may be as amended, modified, restated or supplemented from time to time, the “Credit Agreement”; all capitalized terms not otherwise defined herein shall have the meanings set forth in the Credit Agreement), but in no event later than the Maturity Date, in Dollars and in immediately available funds, the aggregate unpaid principal amount of the portion of the Tranche B Loan made by the Lender to the Borrower pursuant to the Credit Agreement, and to pay interest from the date hereof on the unpaid principal amount hereof, in like money, at said office, on the dates and at the rates selected in accordance with Section 2.4(e) of the Credit Agreement.

If any amount of principal is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum set forth in the Credit Agreement. Further, in the event the payment of all sums due hereunder is accelerated under the terms of the Credit Agreement, this Note, and all other indebtedness of the Borrower to the Lender shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Borrower.

In the event this Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorneys’ fees, as provided in the Credit Agreement.

This Note and the Loans evidenced hereby may be transferred in whole or in part only by registration of such transfer on the Participant Register as provided in Section 11.3(c) of the Credit Agreement.

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed by its duly authorized officer as of the day and year first above written.

AMN HEALTHCARE, INC.

By:

Name:

Title:

Exhibit 3.2

FORM OF NOTICE OF EXTENSION/CONVERSION

SunTrust Bank,

  as Administrative Agent for the Lenders

303 Peachtree Street NE

4th Floor

Atlanta, GA 30308

Attention: Agency Services

Ladies and Gentlemen:

The undersigned, AMN HEALTHCARE, INC. (the “Borrower”), refers to the Credit Agreement dated as of April 5, 2012 (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”), among the Borrower, the Guarantors, the Lenders and SunTrust Bank, as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Borrower hereby gives notice pursuant to Section 3.2 of the Credit Agreement that it requests an extension or conversion of a [Revolving Loan] [Tranche B Loan] outstanding under the Credit Agreement, and in connection therewith sets forth below the terms on which such extension or conversion is requested to be made:

(A)	Loan Type/Tranche

(B)	Date of Extension or Conversion (which is the last day of the applicable Interest Period)

(C)	Principal Amount of Extension or Conversion

(D)	Interest rate basis

(E)	Interest Period and the last day thereof

In accordance with the requirements of Section 5.2, the Borrower hereby reaffirms the representations and warranties set forth in the Credit Agreement as provided in clause (b) of such Section, and confirms that the matters referenced in clauses (c) and (d) of such Section, are true and correct.

AMN HEALTHCARE, INC.

By:

Name:

Title:

Exhibit 7.1(c)

FORM OF OFFICER’S COMPLIANCE CERTIFICATE

For the fiscal quarter ended                             , 20     .

I,                                     , [Title] of AMN Healthcare, Inc. (the “Borrower”) hereby certify that, to the best of my knowledge and belief, with respect to that certain Credit Agreement dated as of April 5, 2012 (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”; all of the defined terms in the Credit Agreement are incorporated herein by reference) among the Borrower, the Guarantors, the Lenders and SunTrust Bank, as Administrative Agent:

a.

The company-prepared financial statements which accompany this certificate fairly present in all material respects the financial position of the Consolidated Parties and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments and the absence of footnotes.

b.	Since (the date of the last similar certification, or, if none, the Closing Date) no Default or Event of Default has occurred under the Credit Agreement.

c.

Set forth on Schedule 1 attached hereto are detailed calculations demonstrating compliance by the Credit Parties with the financial covenants contained in Section 7.11 of the Credit Agreement and other covenant compliance information as of the end of the fiscal period referred to above.

d.

Set forth on Schedule 2 attached hereto are the names of the Subsidiaries, if any, of the Parent that were formerly Excluded Subsidiaries, but that, as of the date hereof, are no longer Excluded Subsidiaries, along with the Consolidated EBITDA of each such Subsidiary for the twelve month period ended as of the date above.

This          day of                 , 20   .

AMN HEALTHCARE, INC.

By:

Name:

Title:

Schedule 1

Computation of Financial Covenants

Schedule 2

Subsidiaries that are no longer Excluded Subsidiaries

Subsidiary	Consolidated EBITDA

Exhibit 7.12

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (the “Agreement”), dated as of                     , 20   , is by and between                                 , a                              (the “Subsidiary”), and SUNTRUST BANK, in its capacity as Administrative Agent under that certain Credit Agreement (as it may be amended, modified, restated or supplemented from time to time, the “Credit Agreement”), dated as of April 5, 2012, by and among AMN Healthcare, Inc., a Nevada corporation (the “Borrower”), the Guarantors, the Lenders and SunTrust Bank, as Administrative Agent. All of the defined terms in the Credit Agreement are incorporated herein by reference.

The Credit Parties are required by Section 7.12 of the Credit Agreement to cause the Subsidiary to become a “Guarantor”.

Accordingly, the Subsidiary hereby agrees as follows with the Administrative Agent, for the benefit of the Lenders:

1.      The Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary will be deemed to be a party to the Credit Agreement and a “Guarantor” for all purposes of the Credit Agreement, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement. The Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Guarantors contained in the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the Subsidiary hereby (i) jointly and severally together with the other Guarantors, guarantees to each Lender and the Administrative Agent, as provided in Section 4 of the Credit Agreement, the prompt payment and performance of the Credit Party Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof.

2.      The Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary will be deemed to be a party to the Security Agreement, and shall have all the obligations of an “Obligor” (as such term is defined in the Security Agreement) thereunder as if it had executed the Security Agreement. The Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Security Agreement. Without limiting generality of the foregoing terms of this paragraph 2, the Subsidiary hereby grants to the Administrative Agent, for the benefit of the Lenders, a continuing security interest in, and a right of set off against any and all right, title and interest of the Subsidiary in and to the Collateral (as such term is defined in Section 2 of the Security Agreement) of the Subsidiary. The Subsidiary hereby represents and warrants to the Administrative Agent that:

(i)      The Subsidiary’s chief executive office and chief place of business are (and for the prior five years have been) located at the locations set forth on Schedule 1 attached hereto and the Subsidiary keeps its books and records at such locations.

(ii)      The location of all Collateral owned by the Subsidiary is as shown on Schedule 2 attached hereto.

(iii)     The Subsidiary’s legal name is as shown in this Agreement and the Subsidiary has not in the past five years changed its name, been party to a merger, consolidation or other change in structure or used any tradename except as set forth in Schedule 3 attached hereto.

(iv)     The copyrights, copyright applications, copyright licenses, patents, patent applications, patent licenses, trademarks, trademark applications and trademark licenses listed on Schedule 4 attached hereto constitute all of the registrations and applications for the patents and trademarks owned by the Subsidiary.

3.      The Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary will be deemed to be a party to the Pledge Agreement, and shall have all the obligations of an “Obligor” thereunder as if it had executed the Pledge Agreement. The Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all the terms, provisions and conditions contained in the Pledge Agreement. Without limiting the generality of the foregoing terms of this paragraph 3, the Subsidiary hereby pledges and assigns to the Administrative Agent, for the benefit of the Lenders, and grants to the Administrative Agent, for the benefit of the Lenders, a continuing security interest in any and all right, title and interest of the Subsidiary in and to Pledged Shares (as such term is defined in Section 2 of the Pledge Agreement) listed on Schedule 5 attached hereto and the other Pledged Collateral (as such term is defined in Section 2 of the Pledge Agreement).

4.      The address of the Subsidiary for purposes of all notices and other communications is                                 ,                                         , Attention of                  (Facsimile No.                 ).

5.      The Subsidiary hereby waives acceptance by the Administrative Agent and the Lenders of the guaranty by the Subsidiary under Section 4 of the Credit Agreement upon the execution of this Agreement by the Subsidiary.

6.      This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

7.      This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the Subsidiary has caused this Joinder Agreement to be duly executed by its authorized officers, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[SUBSIDIARY]

By:

Name:

Title:

Acknowledged and accepted: SUNTRUST BANK, as Administrative Agent

By:

Name:

Title:

Schedule 1

TO FORM OF JOINDER AGREEMENT

[Chief Executive Office and

Chief Place of Business of Subsidiary]

Schedule 2

TO FORM OF JOINDER AGREEMENT

[Types and Locations of Collateral]

Schedule 3

TO FORM OF JOINDER AGREEMENT

[Tradenames]

Schedule 4

TO FORM OF JOINDER AGREEMENT

[Copyrights, Patents and Trademarks]

Schedule 5

TO FORM OF JOINDER AGREEMENT

[Pledged Shares]

Exhibit 11.3(b)

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, Letters of Credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of ]

3.	Borrower:	AMN Healthcare, Inc.

4.	Administrative	SunTrust Bank, as the administrative agent
	Agent:	under the Credit Agreement (the “Administrative Agent”)

5.	Credit Agreement:

The Credit Agreement dated as of April 5, 2012 (as amended, modified, restated or supplemented from time to time) among AMN Healthcare, Inc., the Guarantors party thereto, the Lenders party thereto, and SunTrust Bank, as Administrative Agent

6.	Assigned Interest:

Facility Assigned[1]	Aggregate Amount of Commitment/Loans for all Lenders*	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment/Loans[2]
	$	[$]	%
	$	[$]	%
	$	[$]	%

[7.	Trade Date: ][3]

Effective Date:                                , 20      [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

SUNTRUST BANK as
Administrative Agent

By
Title:

1 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Commitment”, etc.)

* Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

2 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

3 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Consented to:

SUNTRUST BANK, as Issuing Lender

By

Title:

[AMN HEALTHCARE, INC.

By:

Name:
Title:	][4]

4 So long as no Event of Default has occurred or if the Assignee is not a Lender, an Affiliate of a Lender or an Approved Fund.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.  Representations and Warranties.

1.1.  Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2.  Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a not a United States person under Section 7701(a)(30) of the Code, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.    Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.  General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.